EXHIBIT 99(A)(11)

                         First Amendment and Supplement
                                     to the
                           Offer to Purchase For Cash
                          All Outstanding Common Units
                                       of
                         U.S. Timberlands Company, L.P.
                                       at
                           $3.00 Net Per Common Unit

      U.S. TIMBERLANDS ACQUISITION CO., LLC HAS AMENDED ITS OFFER TO PURCHASE FOR CASH AS SET FORTH BELOW:

      THE AMENDED OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, FEBRUARY 7, 2003, UNLESS THE OFFER IS EXTENDED.

      UNITHOLDERS WHO HAVE PREVIOUSLY VALIDLY TENDERED COMMON UNITS PURSUANT TO THE INITIAL OFFER TO PURCHASE AND WHO HAVE NOT WITHDRAWN THOSE COMMON UNITS NEED NOT TAKE ANY FURTHER ACTION IN ORDER TO TENDER COMMON UNITS PURSUANT TO THE OFFER, AS AMENDED. UNITHOLDERS WHO HAVE TENDERED COMMON UNITS ON OR PRIOR TO THE DATE HEREOF, PURSUANT TO GUARANTEED DELIVERY PROCEDURES SHOULD COMPLY WITH THE REQUIRED PROCEDURES. SEE "THE OFFER: PROCEDURES FOR TENDERING COMMON UNITS" IN THE ORIGINAL OFFER TO PURCHASE.

      Questions and requests for assistance or for additional copies of this amendment and supplement to the Offer to Purchase, the original Offer to Purchase, the Letter of Transmittal or other tender offer materials may be directed to Innisfree M&A Incorporated (the "Information Agent") at its address and telephone numbers set forth below.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE OFFER, PASSED UPON THE MERITS OR FAIRNESS OF THE OFFER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                     THE INFORMATION AGENT FOR THE OFFER IS:

                           Innisfree M&A Incorporated
                         501 Madison Avenue, 20th Floor
                            New York, New York 10022

                 Banks and Brokers call collect: (212) 750-5833
                    All others call toll-free: (888) 750-5834

                        THE DEPOSITARY FOR THE OFFER IS:

                     AMERICAN STOCK TRANSFER & TRUST COMPANY

      ________, 2003

      U.S. Timberlands Acquisition Co., LLC, a Delaware limited liability company (the "Buyer") and a wholly-owned subsidiary of U.S. Timberlands Holdings Group, LLC, a Delaware limited liability company ("Holdings"), of which John M. Rudey is the control person, is providing you this Amendment and Supplement to the Offer to Purchase, dated November 15, 2002, concerning the Buyer's offer (the "Offer") to purchase all of U.S. Timberlands Company, L.P.'s outstanding common units (other than common units owned by Holdings, the General Partner or affiliates of the Buyer, Holdings or the General Partner) at $3.00 per common unit, net to the seller in cash, without interest, less any amounts required by law to be withheld and paid to governmental entities. This Amendment and Supplement provides amended and supplemented disclosures with respect to the terms of the Offer. Terms that are used in this Amendment and Supplement but are not defined have the same meanings as in the Offer to Purchase.

      The information in the Offer to Purchase is hereby expressly incorporated herein by reference, except as amended and supplemented herein. You should read this Amendment and Supplement together with the Offer to Purchase filed with the Securities and Exchange Commission on November 15, 2002.

      1. We amend and restate the answer to the question "Will I have withdrawal rights if the offering period is extended?" in the section entitled "SUMMARY OF THE OFFER," which appears on page iii of the Offer to Purchase, as follows:

      If we extend the Offer, you will have withdrawal rights during the extension.

      2. We amend and restate the subsection entitled "SPECIAL FACTORS:
BACKGROUND OF THE OFFER," which begins on page 3 of the Offer to Purchase, as follows:

      The Board has from time to time evaluated various alternatives for the Company to enhance unitholder value, including strategic acquisitions and alliances and operating, administrative and financial measures. In particular, the Board has focused on alternatives that would provide a more reliable distribution stream to the Company's unitholders because (1) the Company's ability to pay cash distributions is constrained by harvesting restrictions imposed upon the Company's subsidiary, U.S. Timberlands Klamath Falls, L.L.C. ("Klamath Falls"), pursuant to the indenture governing its publicly-traded bonds and (2) the lack of cash distributions, coupled with the Company's status as a pass-through entity for federal income tax purposes, creates the risk that the Company's unitholders might receive phantom income as a result of gains realized upon the sale of property, given that the cash proceeds from such sales cannot be distributed. The General Partner's senior management and the Board periodically have discussed these efforts with Mr. Rudey. As part of these efforts, senior management and Mr. Rudey came to the conclusion that the Company and its unitholders would be best served if the Company were a private entity in order to afford management greater flexibility in managing the timber assets of the Company and to address the unitholders' desire for a reliable distribution stream. On November 2, 2000, the Company publicly announced that a group led by Mr. Rudey and senior management of the General Partner (the "Investor Group") had begun the process of exploring the possibility of taking the Company private. The Investor Group, which consists of Mr. Rudey, Mr. Hornig, Holdings and the Buyer, was formed immediately prior to the November 2, 2000 announcement, as a result of Mr. Rudey's offer to effect a potential


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

acquisition of the Company through Holdings (an entity in which Mr. Hornig had an economic interest that allowed him to receive a small portion of the distributions that would otherwise be made to its members) in return for the transfer of Mr. Hornig's equity interests in the Company to Holdings. The Investor Group did not retain a financial advisor in connection with the Offer and the Merger.

      At the November 9, 2000 meeting of the Board, the Board discussed the initiative to take the Company private. At the meeting, representatives of the Company's corporate counsel, Swidler Berlin Shereff Friedman, LLP ("Swidler Berlin"), discussed the potential going-private transaction and the Board unanimously approved the establishment of a special committee of independent directors (the "Special Committee"), consisting of Alan B. Abramson, as chairman, and William W. Wyman. The Board gave the Special Committee the authority to determine the advisability of any proposal made by management to acquire all or any substantial interest in the Company, to make recommendations to the Board regarding any such proposal, to determine if any such proposal is fair to, and in the best interests of, the holders of Common Units other than the Buyer, Holdings, the General Partner and their affiliates (the "Limited Partners"), to review and negotiate the terms of any such proposal, to engage legal and financial advisors to assist the Special Committee in evaluating any such proposal and to take such other actions as the Special Committee deemed necessary, appropriate or desirable. The Company publicly announced the formation of the Special Committee on November 9, 2000.

      On December 6, 2000, the Special Committee met and interviewed various law firms to represent the Special Committee. At the December 7, 2000 meeting of the Special Committee, the Special Committee determined to retain Richards, Layton & Finger, P.A. ("Richards, Layton & Finger"), as counsel to the Special Committee.

      On December 22, 2000, the Company publicly announced its anticipated sales and EBITDDA figures for 2000 and that it expected to pay the 4th quarter distribution to unitholders in mid-February 2001.

      At the January 16, 2001 meeting of the Special Committee, the Special Committee interviewed various financial institutions to act as financial advisors to the Special Committee. During January 2001, the Special Committee held four additional meetings in which the Special Committee discussed the potential engagement of DrKW as the Special Committee's financial advisor, and the Special Committee together with representatives of Richards, Layton & Finger negotiated the terms of the potential engagement of DrKW. At the January 24, 2001 meeting of the Special Committee, the Special Committee determined to delay signing an engagement letter with DrKW as management had not yet submitted any written acquisition proposal.

      On January 25, 2001, the Company publicly announced its cash flow and operating results for the quarter and year ended December 31, 2000 and the quarterly cash distribution for unitholders.

      During January through May 10, 2001, representatives of Richards, Layton & Finger spoke with representatives of Swidler Berlin and with the members of the Special Committee periodically to discuss when a potential written management acquisition proposal might be submitted.

      On February 6, 2001, 1,070,530 of the Company's Subordinated Units converted into an equal number of the Company's Common Units in accordance with the terms of the Limited Partnership Agreement. The Company publicly announced the conversion on February 8, 2001.

      On February 28, 2001, the Company publicly announced an adjustment to its cash flow and operating results for the year 2000, resulting in cash flow for the year ended December 31, 2000 as measured by EBITDDA being reduced by $0.7 million from $49.8 million to $49.1 million (and from $3.80 to $3.74 per unit) and its reported loss being increased from $3.5 million to $4.2 million (and from $0.27 to $0.33 per unit).

      On May 10, 2001, Holdings sent a letter to the Special Committee indicating its interest in acquiring the outstanding Common Units through a tender offer for 32% of the outstanding Common Units not held by the Investor Group or its affiliates for $7.75 per unit in cash and the acquisition of the remaining 68% for 9.625% seven year unsecured senior subordinated promissory notes of the Company in the principal amount of $7.75 per unit through a second-step merger. The letter stated that Holdings had received an oral commitment from a major financial institution for sufficient financing for the transaction and anticipated receiving a written commitment for the financing shortly. The letter stated that the transaction would be subject to the conclusion of the financing transaction for which Holdings had received the oral commitment and the dismissal or satisfactory settlement of outstanding class action litigation brought in connection with the proposed acquisition. The letter also indicated that Holdings is controlled by members of the General Partner's management.

      On May 10, 2001, the Company publicly announced the receipt of the letter from Holdings and also cash flow and operating results for the quarter ended March 31, 2001, and that due to the conditions in the timber market, the quarterly distributions to unitholders had been suspended indefinitely.

      On May 11 and May 22, 2001, the Special Committee met with representatives of Richards, Layton & Finger to consider and discuss the letter received from Holdings and the potential retention of DrKW. At the May 22, 2001 meeting, the Special Committee determined that, prior to retaining DrKW, it wanted to gain a better understanding as to the background of Holdings' letter, including how Holdings had developed the pricing contemplated by the May 10, 2001 letter and how Holdings intended to finance the proposed transaction.

      On May 24, 2001, representatives of Richards, Layton & Finger spoke with representatives of Swidler Berlin about the May 10, 2001 letter from Holdings, including the financing for the transaction contemplated by the letter.

      On June 5, 2001, at the request of Holdings, the Special Committee and representatives of Richards, Layton & Finger met at the executive offices of the Company in New York City with Mr. Rudey, Thomas C. Ludlow, the Chief Financial Officer of the General Partner, George R. Hornig, a member of the Board and the Investor Group, and representatives of Swidler Berlin. During this meeting, Messrs. Rudey and Ludlow explained the rationale for the value implied by Holdings' May 10, 2001 letter and discussed the promissory notes referenced in the letter, the ability of the Company to pay distributions to its unitholders, particularly in light of the harvesting and financial ratio limitations set forth in the indenture of Klamath Falls, and other challenges the Company was facing, including the decline in log prices, and log imports and exports.

      On June 7, 2001, the Special Committee formally engaged DrKW to act as its financial advisor. On that same day, the Company publicly announced the engagement of DrKW and Richards, Layton & Finger as financial advisor and counsel, respectively, to the Special Committee. In engaging DrKW, the Special Committee determined not to authorize DrKW to make contacts with any third parties with respect to any potential transaction until such time as the Offerors indicated a willingness to consider the disposition of their interest in the Company, since without any such indication, the exploration of any such transaction would not be productive and any third party would be unlikely to expend any resources in considering any such transaction.

      On June 18, 2001, the Company publicly announced that the Investor Group had received a written commitment for its acquisition financing and that the Investor Group could make open market purchases of units until the commencement of any tender offer.

      On June 22, 2001, Mr. Abramson, and representatives of DrKW and Richards, Layton & Finger, met at the executive offices of the Company with Messrs. Rudey, Ludlow and Hornig and representatives of Swidler Berlin. At the meeting, the history and capital structure of the Company, the May 10, 2001 letter from Holdings, the financing arrangements contemplated by the letter and the challenges facing the Company, including the ability of the Company to make distributions to unitholders in light of the Klamath Falls indenture (the "Klamath Falls Indenture") restrictions and the decline in log prices, were discussed. Messrs. Rudey and Ludlow explained that the Common Units were initially marketed to individuals and tax deferred retirement programs for individuals based on the taxable nature of the distribution stream to be associated with the security. By virtue of the restrictive covenants contained in the Klamath Falls Indenture and the decline in the timber market, however, the Company was going to be unable to make any such distributions for the foreseeable future. Accordingly, in their view, the Common Units were no longer serving the purposes for which they were purchased. Mr. Ludlow explained the various valuation methodologies used in developing the transaction contemplated by the May 10, 2001 letter, including the valuations implied by the International Paper, Crown Pacific and Fruit Growers timberland sale transactions. Mr. Hornig and representatives of Swidler Berlin described the notes contemplated by the May 10, 2001 letter and the precedent transactions for such a financing transaction. During the meeting, the Offerors also reiterated that they would not consider reducing or disposing of their interest in the Company.

      On July 9 and 10, 2001, representatives of DrKW and Richards, Layton & Finger conducted due diligence meetings at the operational headquarters of the Company in Klamath Falls, Oregon with Mr. Ludlow and Martin Lugus, the Vice President of Timberland Operations of the General Partner.

      During the week of July 9, 2001, DrKW received additional due diligence items from the Company.

      On July 11, 2001, a major financial institution sent a letter to the Investor Group indicating its willingness to provide financing, in the form of a revolving commercial paper facility, to take the Company private subject to, among other things, satisfactory due diligence, credit approval by such financial institution and the negotiation of definitive documentation. The letter provided that it was not an offer or commitment by such financial institution to extend credit. The Investor Group executed the July 11, 2001 letter from such financial institution on July 16 and forwarded it to Richards, Layton & Finger on July 24.

      On July 18, 2001, the Special Committee met with representatives of DrKW and Richards, Layton & Finger. At the meeting, the due diligence process conducted to date, the current capital structure of the Company, the potential post-transaction capital structure of the Company and its affiliates, the debt covenants contained in the bond indenture of Klamath Falls, the Company's ability to pay interest on the promissory notes contemplated by the May 10, 2001 letter from Holdings and the potential trading market for the promissory notes were discussed. During the meeting, the Special Committee expressed concern on a number of issues, including whether the contemplated notes constituted an appropriate form of consideration for the holders of the Common Units since the Common Units were held primarily by individuals or through individual retirement accounts, whether the notes would trade at or near their face value and whether the surviving entity would be able to pay the interest contemplated by the notes. However, the Special Committee determined to continue the due diligence process and, thereafter, to hold a face to face meeting with its advisors before making any definitive conclusions.

      On July 26, 2001 and August 1, 2001, representatives of Richards, Layton & Finger spoke with representatives of Swidler Berlin to discuss the status of the proposed refinancing (the "Yakima Refinancing") of the credit facility of U.S. Timberlands Yakima, LLC ("Yakima"), an entity that is owned 49% by the Company and 51% by affiliates of the Investor Group. Representatives of Swidler Berlin indicated that, given the Company's limited management resources, it desired to consummate the Yakima Refinancing before returning its focus to discussions with the Special Committee regarding a going-private transaction, and that the Company believed that the Yakima Refinancing would be consummated shortly.

      On August 2, 2001, the Special Committee met with representatives of DrKW and Richards, Layton & Finger at the offices of DrKW in New York City. At the meeting, representatives of DrKW discussed the capital structure and performance of the Company, the ability of the Company to pay distributions on its Common Units, the transactions contemplated by the May 10, 2001 letter from Holdings (including the terms of, and the Company's ability to pay interest on, the promissory notes referred to in the letter, as well as the potential market for the notes after consummation of a transaction) and the Klamath Falls Indenture restrictions. The Special Committee expressed serious reservations with respect to the transactions contemplated by the May 10, 2001 letter, including as to whether the surviving entity could pay the contemplated interest on the notes and whether the notes were likely to be highly illiquid and trade at a significant discount to their face value. The Special Committee was also of the view that the notes would be an inappropriate investment for Common Unit holders because the Common Units were held primarily by individuals or through individual retirement accounts. However, the Special Committee recognized the Investor Group's desire to ensure that the

Yakima Refinancing was consummated before moving forward with negotiations with the Special Committee.

      On August 9, 2001, representatives of DrKW met with Mr. Hornig. During the meeting, the Company's ability to pay interest on the promissory notes the Company's unitholders would receive upon consummation of a transaction was discussed. Representatives of DrKW expressed concern as to the surviving entity's ability to pay the interest contemplated by the notes and requested that further analysis of this issue be provided.

      On August 13, 2001, Mr. Rudey informed Mr. Abramson again of the Company's need to focus all of its efforts on completing the Yakima Refinancing and, accordingly, to delay substantive discussions with respect to the potential going-private transaction until after consummation of the Yakima Refinancing.

      On August 17, 2001, the Special Committee met with representatives of Richards, Layton & Finger to discuss the status of negotiations with the Investor Group. Representatives of Richards, Layton & Finger informed the Special Committee that representatives of Swidler Berlin had stated that they were hopeful that the Yakima Refinancing would be consummated shortly. The Special Committee determined that negotiations could not move forward in any material respect due to the Investor Group's desire that the Yakima Refinancing be consummated first.

      On August 17, 2001, the Company publicly announced its cash flow and operating results for the quarter ended June 30, 2001.

      On September 14, 2001, the Yakima Refinancing was consummated.

      On October 3, 2001, the Special Committee and representatives of DrKW and Richards, Layton & Finger, met with Messrs. Rudey, Ludlow and Hornig and representatives of Swidler Berlin at Swidler Berlin's offices in New York City. The meeting had originally been scheduled for September 14, 2001, but had been postponed due to the events of September 11, 2001. At the meeting, management of the Company explained the Yakima Refinancing (and the resources that were necessary to be dedicated to the project). Management discussed the performance of the Company during the 2001 harvesting season. Management also discussed long-term trends in the timber industry and the working capital facility that the Company had previously obtained from Mr. Rudey and the likely inability of the Company to obtain any similar facility from a third party on as favorable terms. The Special Committee discussed certain issues relating to the May 10, 2001 letter from Holdings. These issues included: (i) the Company's ability to service the interest payments on any promissory notes delivered to unitholders in any transaction; (ii) the low percentage of cash in the overall mix of consideration set forth in the May 10, 2001 letter from Holdings; (iii) the relative ability of the acquiror to distribute cash to its equity holders after merely making a single year's interest payment on the promissory notes; and (iv) the loss of the unitholders' ability to participate in any upside in the Company's prospects, while nonetheless being subject to risks relating to the Company's performance as a noteholder. Management indicated that it would respond to these issues once it had the opportunity to deliver further due diligence materials requested by DrKW and to discuss such materials with them. Management also indicated that it would be reformulating its going-private proposal.


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

      On November 8, 2001, Holdings sent a letter to the Special Committee indicating its interest in acquiring the outstanding Common Units through a tender offer for 50% of the outstanding Common Units not held by the Investor Group or its affiliates for $3.75 per unit in cash and the acquisition of the remaining 50% for 7.0% seven-year unsecured senior subordinated promissory notes of the Company in the principal amount of $3.75 per unit through a second-step merger. The letter stated that Holdings had received a commitment from a major financial institution for sufficient financing to complete the transaction. The letter stated that the transaction would be subject to dismissal or settlement of outstanding class action litigation. On November 8, 2001, the Company publicly announced the receipt of the letter from Holdings.

      On November 19, 2001, the Board approved the status of the Special Committee as the conflicts committee of the General Partner and resolved that any action taken by the Special Committee would constitute action both as the Special Committee and as the conflicts committee of the General Partner.

      On November 19, 2001, the Company publicly announced its cash flow and operating results for the quarter ended September 30, 2001.

      On November 20, 2001, the Special Committee met with representatives of DrKW and Richards, Layton & Finger to discuss the November 8, 2001 letter from Holdings. At the conclusion of the meeting, the Special Committee again expressed concerns as to the value of the contemplated notes and whether the notes would be an appropriate form of security for the persons who predominantly held the Common Units. The Special Committee determined, therefore, to meet in person with its advisors to consider the revised proposal in greater detail and to afford the Investor Group the opportunity to make a presentation.

      On November 30, 2001, the Special Committee met with representatives of DrKW and Richards, Layton & Finger at the offices of DrKW to further consider the November 8, 2001 letter from Holdings. Messrs. Rudey, Ludlow and Hornig as well as representatives of Swidler Berlin participated in a portion of the meeting to make a presentation to the Special Committee. During this presentation, Messrs. Rudey, Ludlow and Hornig explained the November 8, 2001 letter and the transactions contemplated by the letter. Messrs. Rudey, Ludlow and Hornig explained that the overall consideration offered to Common Unit holders had been reduced from the levels set forth in the May 10, 2001 offer to the levels set forth in the November 8, 2001 letter as a result of continuing declines in timber prices, as well as the outlook for future timber prices, and the resulting deterioration in the Company's financial performance. During the meeting, representatives of DrKW questioned Messrs. Rudey, Ludlow and Hornig as to the viability of various alternatives to the proposal from the Investor Group, including various alternative refinancing or recapitalization transactions for the Company. Messrs. Rudey, Ludlow and Hornig indicated that such alternatives were not viable due to the Company's debt service ability and the limitations on incurring additional debt under the Klamath Falls Indenture. In addition, the Offerors again stated that they would not consider reducing or disposing of their interest in the Company.

      On January 29, 2002, the Special Committee met with representatives of DrKW and Richards, Layton & Finger to further discuss the November 8, 2001 letter from Holdings, the meeting with management on November 30, 2001 and the Special Committee's potential responses. The Special Committee determined that it would be advisable to hold a face-to-face meeting with its advisors, the Investor Group and its representatives to determine whether it was likely to be possible for the parties to negotiate a transaction.

      On February 4, 2002, the Special Committee, and representatives of DrKW and Richards, Layton & Finger met with Messrs. Rudey, Ludlow and Hornig and representatives of Swidler Berlin at the offices of DrKW to further discuss the November 8, 2001 letter from Holdings. The discussions centered on the terms of the contemplated notes and the discount that would likely be associated with the notes.

      On February 7, 2002, DrKW delivered to Swidler Berlin a summary of potential terms for a transaction. The suggested terms proffered on behalf of the Special Committee required that either a majority of the disinterested unitholders tender their Common Units into or vote for the applicable transaction and that the Special Committee would have the ability to discuss and negotiate, and ultimately terminate any acquisition agreement in respect of, any unsolicited superior offer. The summary also contained various provisions in respect of the contemplated notes, including requirements relating to the governance of the surviving entity, requirements relating to the distribution of excess cash flows from subsidiaries to the parent entity so as to facilitate the timely payment of interest on the notes, a requirement for a sinking fund in respect of the notes, limitations on distributions to equity holders, limitations on transactions with affiliates and a requirement that the notes be listed on a national securities exchange. On February 15, 2002, Swidler Berlin delivered a response to the February 7th summary. The response provided that the Special Committee would not be afforded the ability to discuss or negotiate any unsolicited superior offer, although it would be entitled to terminate the acquisition agreement in response to an unsolicited offer that it determined, in good faith, could lead to a superior offer. The response also eliminated the requirement for a sinking fund, allowed for the surviving company to establish a working capital credit facility that would be senior to the notes and afforded the surviving entity greater flexibility with respect to transactions with affiliates.

      On February 26, 2002, DrKW responded with comments on a number of the concepts set forth in the February 15th communication. These comments related to the Special Committee's ability to negotiate with other potential third-party bidders after execution of an acquisition agreement, the extent to which a working capital facility would be needed for the Klamath Falls and Yakima operations after consummation of a transaction, a sinking fund for promissory notes delivered to unitholders in any transaction and the ability of the Company to engage in transactions with affiliates after closing.

      On March 8, 2002, Swidler Berlin sent a letter to DrKW indicating Holdings' disagreement with each of the issues raised in the February 26th response.

      On March 25, 2002, Holdings indicated to the Special Committee and its legal and financial advisors that, in response to the valuation concerns expressed by the Special Committee and its legal and financial advisors and to the restrictive covenants being sought by the Special Committee and its legal and financial advisors in connection with any promissory notes delivered to unitholders in connection with a transaction, Holdings would be willing to consider a transaction in which holders of outstanding Common Units would receive solely cash consideration. Holdings indicated that it believed that the notes would not trade at the 40-60% discount that DrKW was applying to them and, therefore, that the parties could reach an agreement if Holdings received debt financing from a third party and used the proceeds as transaction consideration, rather than using the notes as transaction consideration. Holdings also indicated that the purchase price to be paid in an all cash offer would be lower than the $3.75 purchase price included in its November 8, 2001 offer because the offer would take into account a reasonable discount on the promissory notes and the additional costs associated with obtaining additional third party financing, but that the value of such an all cash offer would be greater than the value DrKW ascribed to the November 8, 2001 $3.75 offer because Holdings believed that the range of discounts that DrKW applied to such promissory notes was greater than Holdings believed appropriate.

      On March 26, 2002, the Company publicly announced its cash flow and operating results for the quarter and year ended December 31, 2001.

      On April 16, 2002, the Special Committee met with representatives of DrKW and Richards, Layton & Finger at the offices of DrKW. During this meeting, the potential for an all-cash offer was discussed. After the meeting, representatives of DrKW and Richards, Layton & Finger communicated to Mr. Hornig and representatives of Swidler Berlin that any cash offer should afford the Special Committee with the authority to pursue any superior offers that may be submitted after announcement of any acquisition agreement. This right would be set forth in the acquisition agreement and would afford the Special Committee the right to discuss and negotiate, and ultimately terminate the acquisition agreement in response to, any unsolicited superior offer. The Special Committee's representatives also stated that written evidence of financing would need to be in place before any such deal would be approved by the Special Committee.

      On April 23, 2002, Holdings delivered a letter to the Special Committee and its legal and financial advisors which contemplated an acquisition of all the outstanding common limited partnership interests not held by the Investor Group or its affiliates for $2.75 in cash. The letter stated Holdings had received confirmation from a major financial institution that it would provide sufficient financing to complete the transaction, subject to the preparation of documentation and review of appraised timber values. On April 23, 2002, the Company publicly announced the receipt of the letter from Holdings.

      On April 29, 2002, representatives of DrKW and Richards, Layton & Finger spoke with Mr. Hornig and representatives of Swidler Berlin and again communicated that the Special Committee would require written evidence of Holdings' financing before entering into any acquisition agreement. Richards, Layton & Finger also requested a draft merger agreement.

      On May 16, 2002, Swidler Berlin delivered a draft merger agreement to the Special Committee and Richards, Layton & Finger.

      On May 20, 2002, the Company publicly announced its cash flow and operating results for the quarter ended March 31, 2002.

      On May 24, 2002, Richards, Layton & Finger, on behalf of the Special Committee, delivered comments on the draft merger agreement to Swidler Berlin. The comments eliminated a number of the representations and warranties by the Company, inserted additional representations and warranties and covenants by Holdings as to financing for the transaction, expanded the circumstances under which the Special Committee could change its recommendation to the unitholders, afforded the Special Committee with the authority to discuss and negotiate (and ultimately terminate the agreement in response to) any unsolicited superior offer and required that a majority of the disinterested unitholders tender their Common Units in the Offer.

      On June 3 and June 18, 2002, the Special Committee met with representatives of Richards, Layton & Finger to discuss the status of negotiations with Holdings and Holdings' financing. During these meetings, the Special Committee again noted that it would require written evidence of financing before it would be willing to consider any transaction.

      On June 20, 2002, the Special Committee met with representatives of DrKW and Richards, Layton & Finger to discuss the status of negotiations, Holdings' financing and a potential time frame for concluding the Special Committee process. During the meeting, the Special Committee concluded that either Holdings must deliver written evidence as to financing promptly or it would terminate the process for consideration of a proposal by Holdings.

      On June 21, 2002, representatives of Richards, Layton & Finger spoke with representatives of Swidler Berlin to discuss a potential time frame for concluding the Special Committee process and to convey the conclusions reached by the Special Committee on June 20, 2002.

      On July 1, 2002, Mr. Wyman spoke with Mr. Rudey regarding a potential time frame for concluding the Special Committee process. Mr. Rudey assured Mr. Wyman that Holdings would be able to deliver written evidence of financing shortly.

      On July 29, 2002, Richards, Layton & Finger spoke with Swidler Berlin regarding the status of Holdings' financing. Representatives of Swidler Berlin stated that the financing letter would be obtained within the next few days.

      On July 30, 2002, Mr. Rudey spoke with Mr. Abramson regarding the status of Holdings' financing. Mr. Rudey stated that the financing letter would be obtained within days.

      On August 1, 2002, Swidler Berlin forwarded to the Special Committee and its representatives a letter from Yakima's credit insurer to Mr. Rudey indicating its approval of an amendment to the Yakima indenture dated September 14, 2001 to increase the funds available for a tender offer by $12,000,000 to allow for an all-cash transaction. The letter stated that the amendment was subject to, among other things, the occurrence of no material adverse change in Yakima prior to closing and the closing occurring by December 31, 2002 (which date was later extended to March 31, 2003).

      On August 2, 2002, Swidler Berlin delivered a revised draft merger agreement to Richards, Layton & Finger.

      On August 9, 2002, Richards, Layton & Finger, on behalf of the Special Committee, delivered comments on the revised draft merger agreement to Swidler Berlin. The comments included many of the original comments included in their May 24, 2002 mark-up.

      On August 14, 2002, the Company publicly announced its cash flow and operating results for the quarter ended June 30, 2002.

      On August 14 and 15, 2002, representatives of DrKW and Richards, Layton & Finger spoke with each of the members of the Special Committee regarding the potential transaction in light of the letter from Yakima's credit insurer. The members of the Special Committee individually directed the Special Committee's advisors to move forward with negotiating the terms of a potential acquisition agreement on as favorable terms as possible, including increasing the proposal from $2.75 in cash per Common Unit to at least $3.00 per Common Unit. On August 15, 2002, representatives of Richards, Layton & Finger spoke with representatives of Swidler Berlin regarding certain issues that remained to be resolved under the draft merger agreement. These issues including the extent of the Company's representations and warranties in the acquisition agreement, the circumstances under which the Special Committee could change its recommendation to the unitholders, the authority of the Special Committee to discuss and negotiate any unsolicited superior offers and the requirement that a majority of the disinterested unitholders tender their Common Units in the Offer. Representatives of Swidler Berlin also indicated that Holdings would not be willing to enter into a definitive acquisition agreement until the litigation with respect to the potential transaction pending in the Delaware Court of Chancery had been dismissed or settled.

      On August 23, 2002, representatives of DrKW and Richards, Layton & Finger spoke with representatives of Swidler Berlin and Mr. Hornig regarding certain valuation issues, certain issues remaining outstanding under the draft merger agreement and the status of pending litigation. During the meeting, representatives of DrKW indicated that the Special Committee would not approve a transaction at $2.75 per Common Unit and that the price would have to be at least $3.00 per Common Unit. Mr. Hornig and representatives of Swidler Berlin reiterated that Holdings would not agree to condition the transaction on the tender of Common Units by a majority of the disinterested unitholders and that the litigation would need to be settled or dismissed before moving forward with a transaction.

      On September 18, 2002, representatives of Richards, Layton & Finger spoke with representatives of Swidler Berlin regarding certain issues remaining outstanding under the draft merger agreement and the status of pending litigation. The issues outstanding relating to the merger agreement remained unchanged: the extent of the Company's representations and warranties, the circumstances under which the Special Committee could change its recommendation to the unitholders, the authority of the Special Committee to discuss and negotiate any unsolicited superior offers and the requirement that a majority of the disinterested unitholders tender their Common Units in the Offer. At the meeting, it was also determined that the parties would meet with the lead counsel in the pending litigation to discuss potential settlement.

      On October 2, 2002, representatives of DrKW and Richards, Layton & Finger spoke with representatives of Swidler Berlin regarding certain issues remaining outstanding under the draft merger agreement and the status of pending litigation. During the meeting, the representatives of Richards, Layton & Finger and the representatives of Swidler Berlin determined that they would negotiate the outstanding merger agreement issues in person after the meeting with the plaintiffs' lead counsel scheduled for the following day. Representatives of Richards, Layton & Finger also indicated that the Special Committee would not be willing to approve a definitive acquisition agreement until the litigation with respect to the potential transaction pending in the Delaware Court of Chancery had been dismissed or settled.

      On October 3, 2002, representatives of DrKW, Richards, Layton & Finger and Swidler Berlin met with representatives of Abbey Gardy, LLP and Stull, Stull & Brody, lead counsel for the plaintiffs in certain class actions filed in response to the proposed acquisition, to discuss litigation pending in the Delaware Court of Chancery. At the meeting, representatives of Abbey Gardy, LLP and Stull, Stull & Brody suggested various means by which the terms of the potential acquisition could be enhanced. Specifically, lead counsel for the plaintiffs suggested that the price be $3.25 per Common Unit, the Offer be conditioned on the tendering by a majority of the disinterested unitholders and the unitholders be afforded a contingent value right affording the unitholders consideration in the event the surviving entity were to be sold within a short time frame after consummation of a transaction. Lead counsel for the plaintiffs also demanded that the defendants in the litigation represent that there had been no interest in an acquisition transaction that had not been referred to the Special Committee. Representatives of Swidler Berlin responded that Holdings would not agree to a transaction conditioned on the tender by a majority of the disinterested unitholders because (i) the Special Committee was given all requisite authority to negotiate a transaction, (ii) nearly two years had passed since the first public announcement of a potential going-private transaction without any other potential bidders expressing an interest in acquiring the Company, (iii) a special committee and a so-called "majority of the minority" condition have the same effect under Delaware law and (iv) it would be expensive to garner such support in the Offer due to the manner in which most of the Common Units were held. Representatives of Swidler Berlin also indicated that Holdings would not agree to any contingent value right because of, among other reasons, the going-forward costs for this type of arrangement, including costs associated with compliance with federal securities laws. Representatives of Swidler Berlin indicated, however, that, in light of the insistence by the Special Committee that the price per unit be at least $3.00 per Common Unit and in order to settle the litigation, Holdings would be willing to increase the proposal to $3.00 in cash per Common Unit and that the defendants in the litigation would be willing to make the requested representation in any settlement documents negotiated with the plaintiffs.

      On October 4, 2002, the Company publicly announced, among other things, that (i) it had received a notice from Nasdaq that the Company had failed to comply with certain net tangible asset requirements and, therefore, its securities were subject to delisting from the Nasdaq National Market and (ii) it had requested a hearing before Nasdaq to review the determination.

      On October 9, 2002, representatives of Swidler Berlin and Richards, Layton & Finger negotiated the remaining issues outstanding under the merger agreement. The representatives of Swidler Berlin indicated that Holdings would insist on certain minimal representations from the Company, again indicated that Holdings would not agree to condition the Offer on the tender of Common Units by a majority of the disinterested unitholders and indicated that Holdings would be willing to afford the Special Committee the authority to discuss and negotiate any unsolicited superior offer.

      On October 10, 2002, the Special Committee met with its legal and financial advisors to consider the terms of the Offer and the Merger. Messrs. Rudey, Hornig and Ludlow, as well as representatives of Swidler Berlin, attended a portion of such meeting. At this meeting, DrKW discussed its financial analyses with the Special Committee and delivered its oral opinion, and subsequently delivered its written opinion, to the effect that, based on and subject to the various assumptions and limitations set forth therein, as of the date thereof, the consideration to be received by the holders of Common Units other than Holdings, the Buyer, the General Partner, and each affiliate of the foregoing (including Mr. Rudey and the other officers and directors of the General Partner who have formed Holdings and Buyer), pursuant to the Offer and the Merger, taken together, was fair from a financial point of view. After a discussion of the terms of the Offer and the Merger, and after adjourning the meeting until the following day, the Special Committee determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, taken together, are fair and reasonable to, and in the best interests of, the Company and the Limited Partners. Accordingly, the Special Committee recommended to the Board that the Board approve and adopt the Merger Agreement and the transactions contemplated thereby. The Special Committee further recommended that Limited Partners tender their shares in the Offer, and, to the extent applicable, that the Limited Partners vote in favor of the approval of the Merger Agreement and the Merger and that the Board make the same recommendation.

      On October 16, 2002, the Board met to receive the Special Committee's recommendation. At this meeting, the Special Committee presented its report regarding the Offer and the Merger to the Board, which concluded that Merger Agreement and the transactions contemplated thereby, including the Merger and the Offer, taken together, were fair and reasonable to, and in the best interests of, the Company and the Limited Partners. The Board approved and adopted the Merger Agreement and the transactions contemplated thereby (including but not limited to the Offer and the Merger). The Board consented to the admission of the Buyer as a limited partner with respect to any Common Units and Subordinated Units acquired in the Offer and the Merger. The Board directed that the Merger Agreement be submitted to a vote of the Limited Partners, and recommended that the Limited Partners tender their Common Units in the Offer and, to the extent applicable, vote in favor of the approval of the Merger Agreement and the Merger.

      On October 16, 2002, the Company, the Buyer and Holdings executed the Merger Agreement and, in the morning on October 17, 2002, the Company issued a press release announcing the execution of the Merger Agreement.

      3. We amend the section entitled "SPECIAL FACTORS: PURPOSES, ALTERNATIVES, REASONS AND EFFECTS OF THE OFFER AND THE MERGER," which begins on page 9 of the Offer to Purchase, as follows:

      The second paragraph of that subsection which appears on page 9 of the Offer to Purchase is amended and restated as follows:

      ALTERNATIVES. The Special Committee and the Company considered possible alternatives to the Offer and the Merger. The material alternatives consisted of the possibility of the Company continuing to operate as an independent entity, contacting third parties to make an alternative acquisition proposal and various refinancing and recapitalization alternatives. However, when DrKW raised the refinancing and recapitalization alternatives for consideration at the November 30, 2001 meeting, Messrs. Rudey, Ludlow and Hornig indicated that such alternatives were not viable due to the Company's debt service ability and the limitations in incurring additional debt under the Klamath Falls Indenture. Similarly, with respect to an acquisition transaction with a third party, the Offerors stated to the Special Committee that they would not consider reducing or disposing of their interest in the Company to a third party. Accordingly, the Special Committee determined not to pursue any such negotiations since the Offerors, by virtue of their ownership of Subordinated Units, had the ability to veto any business combination that any other potential acquirors could propose (and, therefore, the Special Committee believed that any such efforts would not be productive) and since the Special Committee believed that any third party likely would not be willing to expend its resources to engage in any such discussions without any indication of the Offerors' willingness to approve or engage in any such transaction. Accordingly, the Special Committee was of the view that it had only one alternative to the Offer and the Merger: recommending against the Offer and the Merger so that the Company could continue to operate as an independent entity with the Common Units remaining outstanding. The Special Committee considered the potential benefits of such a strategy, including the fact that DrKW's cash distribution analysis implied a value for the Common Units in excess of $3.00 per Unit. The Special Committee also considered the timing and likelihood of obtaining such benefits, including the fact that DrKW's cash distribution analysis was dependent on the Company's financial results satisfying certain criteria through 2007, the market for timber products improving significantly through 2007 and cash distributions to unitholders being reestablished in 2007.

      The following paragraphs are added after the last paragraph of that subsection on page 10 of the Offer to Purchase:

      EFFECTS ON THE COMPANY. The benefits of the Offer and the Merger to the Company arise from the increased operating flexibility that comes with being a privately-held entity. Because the Common Units are publicly held, the Company's decision-making is influenced to a significant extent by the unitholders' desire for the Company to resume making distributions at the earliest possible date. Following the consummation of the Offer and the Merger, the Common Units will no longer be publicly held and, accordingly, the Company can shift its focus towards maximizing the long-term growth of its assets. Although these benefits could be significant, they are not readily quantifiable. The detriment of the Offer and the Merger to the Company will be an approximately $27 million increase in long-term debt as a result of the financing of the purchase price and costs associated with the Offer and the Merger.

      EFFECTS ON THE OFFERORS. The benefits of the Offer and the Merger to Mr. Rudey, Holdings and the Buyer (collectively, the "Offerors") include the ability to participate in any future growth of the Company and an increase in the Offerors' interest in any net book value and net earnings of the Company. Similarly, the detriments to the Offerors include the risks associated with any decrease in the value of the Company and the lack of liquidity of the equity interests in the Company following the Offer and the Merger. Following the Offer and the Merger, the Offerors would be allocated 100% of any such net book value and net earnings. Based on their current ownership of equity securities of the Company, without giving effect to the Offer and the Merger, the Offerors would be allocated approximately 36.4% of any net book value and net earnings of the Company. As of September 30, 2002, the Company had a book value of negative $6,329,000. Accordingly, without giving effect to the Offer and the Merger, the Offerors would be allocated net book value of approximately negative $2,304,000, and after giving effect to the Offer and the Merger, the Offerors would be allocated net book value of negative $6,329,000. For the year ended December 31, 2001, the Company had net loss applicable to Common Units and Subordinated Units of $35,822,000. Accordingly, without giving effect to the Offer and the Merger, the Offerors would be allocated net loss for such period of approximately $13,039,000 and approximately $12,860,000, respectively, and after giving effect to the Offer and the Merger, the Offerors would be allocated net loss for such period of $35,822,000. For the nine months ended September 30, 2002, the Company had net loss applicable to Common Units and Subordinated Units of $30,375,000. Accordingly, without giving effect to the Offer and the Merger, the Offerors would be allocated net loss for such period of approximately $11,057,000, and after giving effect to the Offer and the Merger, the Offerors would be allocated net loss for such period of approximately $30,375,000.

      4. We amend the subsection entitled "SPECIAL FACTORS: PLANS FOR THE COMPANY; OTHER MATTERS," which begins on page 10 of the Offer to Purchase, by amending and restating the last paragraph of that subsection as follows:

      Appraisal Rights. Under Delaware law, the unitholders have the right to vote on the Merger. If the Merger is approved by the requisite vote of unitholders, each of the Limited Partners, whether or not such Limited Partner voted in favor of the Merger, will be entitled to receive the Merger Consideration. Under the DRULPA, holders of Common Units do not have appraisal rights in connection with the Offer, nor do they have appraisal rights in connection with the Merger. The unitholders have the right to sue for breach of fiduciary duties in connection with the Offer and the Merger. Those claims, however, may be released by virtue of any final court approval of the settlement that has been negotiated with respect to the pending lawsuit styled In re U.S. Timberlands Company, L.P. Unitholders Litigation, C.A. No. 19584 in the Delaware Court of Chancery. The court has scheduled a hearing for January 30, 2003 to consider such settlement, at which time unitholders will be provided the opportunity to object to the settlement and the release under consideration by the court. See "THE OFFER: CERTAIN LEGAL MATTERS; LEGAL PROCEEDINGS RELATING TO THE OFFER."

      5. We amend and restate the subsection entitled "SPECIAL FACTORS: FAIRNESS OF THE TRANSACTION," which begins on page 11 of the Offer to Purchase, as follows:

      THE OFFERORS. Mr. Rudey, Holdings and the Buyer believe that the terms and conditions of the Offer and the Merger are both procedurally and substantively fair to the Company and to its unaffiliated Common Unit holders.

      They base this belief on the following factors:

      o the Special Committee, consisting of independent directors who are neither designees of Holdings, the Buyer or their affiliates, nor officers of the Company or the General Partner, was appointed to represent the interests of the Common Unit holders of the Company other than Holdings, the Buyer, the General Partner and their affiliates;

      o the Special Committee retained and was advised by independent legal and financial advisors;

      o the Special Committee and the Board each determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, taken together, are in the best interests of the Common Unit holders of the Company other than Holdings, the Buyer, the General Partner and their affiliates;

      o the Special Committee and the Board (including each director that is not an employee of the Company or the General Partner) each approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and recommended that the Common Unit holders of the Company, other than Holdings, the Buyer, the General Partner and their affiliates, tender their Common Units in the Offer;

      o the Offer and the Merger and the other terms and conditions of the Merger Agreement are the result of good faith negotiations between Holdings and the Buyer, on the one hand, and the Special Committee on behalf of the Company, on the other hand;

      o the price of $3.00 in cash per Common Unit to be paid in the Offer and in the Merger represents a premium of approximately 305% over the reported closing price for the Common Units on the last full trading day prior to the public announcement of the execution of the Merger Agreement;

      o the historical market price of the Common Units, and particularly the fact that the Common Units had traded at levels lower than the $3.00 offer price for over a year prior to the public announcement of the execution of the Merger Agreement;

      o the fact that, in the absence of the Offer and the Merger, market prices of the Common Units might decline further as a result of a number of factors, including, the continuing decline in timber prices, as well as the outlook for future timber prices, and the resulting deterioration in the Company's revenue and earnings, the lack of favor which timber and paper products-related securities have recently found in the public market, the lack of active coverage of the Common Units by most Wall Street analysts, the lack of liquidity as evidenced by relatively low trading volume and the diminished ability of the Company to make distributions to unitholders;

      o although they did not complete a full analysis of, and therefore cannot quantify, the liquidation value of the Company, a review of the purchase price or proposed purchase price in certain comparable asset transactions, including the February 2002 sale by Crown Pacific Partners of certain timber property located in Idaho for a purchase price of about $104 per thousand board feet, the July 2001 attempted auction by Fruit Growers Supply Co. of certain timber property located in California and the March 2001 sale by International Paper of certain timber property located in Washington, suggests that any attempted liquidation of the Company's assets would result in a significant discount to the value of the Company's assets implied by the $3.00 in cash per Common Unit price to be paid in the Offer;

      o     the fact that the Company's net book value is currently negative;

      o notwithstanding the fact that DrKW's opinion was addressed to the Special Committee and that none of the Offerors is entitled to rely on such opinion, the fact that the Special Committee received an opinion from DrKW to the effect that, based on and subject to the various assumptions and limitations set forth therein, as of the date thereof, the consideration to be received by the holders of the Common Units other than Holdings, the Buyer, the General Partner, and each affiliate of the foregoing (including Mr. Rudey and the other officers and directors of the General Partner who have formed Holdings and the Buyer), pursuant to the Offer and the Merger, taken together, was fair from a financial point of view; and

      o the fact that no other person has expressed any interest in a business combination with the Company (whether by merger, sale of any substantial part of the assets of the Company or purchase of securities enabling the holder to exercise control of the Company) or submitted a business combination offer during the past two years (including at any time after the public announcement of a potential going-private transaction on November 2, 2000).

      It is not practical to attempt to state the weight assigned to each of these factors by the Offerors.

      In forming their belief as to the fairness of the Offer and the Merger, the Offerors also considered certain negative aspects of the Offer and the Merger, including the possibility that the value of the Company could increase in the future and the Common Unit holders would not receive any of the benefits of such increase, the fact that the Offer and the Merger would result in a taxable transaction to the Common Unit holders and the fact that the Offer and the Merger are not structured so that approval of at least a majority of unaffiliated Common Unit holders is required. Despite the fact that approval of at least a majority of unaffiliated Common Unit holders is not required, the Offerors believe that the Offer and the Merger are procedurally fair because the Offer could not be construed as coercive, given the fact that the same consideration is being paid to Common Unit holders in the Offer and the Merger, and because of the other procedural safeguards put in place in connection with the Offer and the Merger, including the appointment of the Special Committee, the Special Committee's retention of independent legal and financial advisors, the negotiations between Holdings and the Buyer and the Special Committee and the determinations of the Special Committee and the Board described elsewhere herein. The Offerors do not believe that the purchase price paid by Mr. Rudey in connection with his purchases of Common Units within the past two years is relevant, given the minimal amounts involved, the fact that all such purchases were made on an open-market basis, and the fact that almost eighteen months have elapsed since the last such purchase. In addition, the Offerors have not quantified the going concern value of the Company or considered it as an independent analysis because they believe such value to be contingent upon the question of whether the Company's assets are managed in order to resume making distributions as soon as possible (as would be required if the Common Units were to remain publicly-held) or to maximize long-term growth (as is contemplated following the consummation of the Offer and the Merger).

      SPECIAL COMMITTEE. In determining that the Special Committee would recommend the Merger Agreement and the transactions contemplated thereby, including the Offer and the

Merger, to the Board, the Special Committee considered the following factors which in the view of the Special Committee, supported such determination:

      Opinion of the Special Committee's Financial Advisor. The Special Committee considered the opinion delivered by DrKW to the Special Committee, to the effect that, based on and subject to the various assumptions and limitations set forth therein, as of the date thereof, the consideration to be received by the holders of Common Units other than Holdings, the Buyer, the General Partner, and each affiliate of the foregoing (including Mr. Rudey and the other officers and directors of the General Partner who have formed Holdings and Buyer), pursuant to the Offer and the Merger, taken together, was fair from a financial point of view.

      THE FULL TEXT OF THE WRITTEN OPINION OF DRKW, DATED OCTOBER 16, 2002, WHICH SETS FORTH AMONG OTHER THINGS THE OPINIONS EXPRESSED, THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS OF THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED AS EXHIBIT A TO THIS AMENDMENT AND SUPPLEMENT TO OFFER TO PURCHASE, AND HOLDERS OF COMMON UNITS ARE URGED TO READ IT IN ITS ENTIRETY. DRKW'S OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDERS AS TO HOW SUCH HOLDERS SHOULD VOTE OR OTHERWISE ACT IN RESPECT OF THE OFFER OR THE MERGER AND SHOULD NOT BE RELIED UPON BY ANY HOLDER IN RESPECT OF SUCH MATTERS.

      The Special Committee concluded that DrKW's analysis was reasonable and that it would adopt the analyses and conclusions of DrKW with respect to the fairness of the consideration to be received by the holders of Common Units other than Holdings, the Buyer, the General Partner, and each affiliate of the foregoing (including Mr. Rudey and the other officers and directors of the General Partner who have formed Holdings and Buyer) pursuant to the Offer and the Merger. In considering the opinion of DrKW, the Special Committee recognized that the $3.00 per Common Unit price was less than the upper ranges of the per Common Unit values implied by certain of the valuation methodologies utilized by DrKW and was less than the lower ranges of the per Common Unit value implied by DrKW's cash distribution analysis. The Special Committee considered that the cash distribution analysis assumed that the Company's performance as well as the timber market generally would improve for the next five years and the Company would reestablish cash distributions in 2007 and considered the probability that this would occur. The Special Committee nonetheless believed that the $3.00 per Common Unit price was fair based on the fact that this price exceeded the upper ranges of the per Common Unit values implied by DrKW's appraised valuation analysis and DrKW's stock price and premium analysis, this price exceeded the median of the upper and lower ranges of the per Common Unit values implied by DrKW's comparable companies analysis and comparable asset acquisitions, the risks associated with the assumptions underlying DrKW's cash distribution analysis and the other reasons set forth in this section. Accordingly, based on the analyses and conclusions of DrKW, the Special Committee believes that the consideration to be received by the holders of Common Units other than Holdings, the Buyer, the General Partner, and each affiliate of the foregoing (including Mr. Rudey and the other officers and directors of the General Partner who have formed Holdings and Buyer) pursuant to the Offer and the Merger, taken together, is fair from a financial point of view.

      Market Price and Premium. The Special Committee considered the historical market and recent trading activity of the Common Units, including the fact that the $3.00 per Common Unit cash consideration represents a 305% premium over the $0.74 per Common Unit closing price on October 16, 2002, the last full trading day before the public announcement of the execution of the Merger Agreement, a 173% premium over the $1.10 per Common Unit closing price on July 16, 2002, the date three months before the public announcement of the execution of the Merger Agreement, and a 104% premium over the $1.47 per Common Unit closing price on April 16, 2002, the date six months before the public announcement of the execution of the Merger Agreement.

      Negotiations. The Special Committee considered the fact that the Merger Agreement and the transactions contemplated thereby were the product of negotiations between Holdings and the Special Committee, composed exclusively of members of the Board who were not employees and who were not affiliated with the Investor Group, and their respective legal and financial advisors.

      Offer Price and Merger Consideration. The Special Committee concluded that, after extensive negotiations by and on behalf of the Special Committee with management and its representatives, the Special Committee had obtained the highest price per Common Unit that Holdings was willing to pay. The Special Committee formed its belief based on statements made by Mr. Hornig in his discussions with DrKW that the Buyer would not raise its proposal to greater than $3.00 per Common Unit and statements made by representatives of Swidler Berlin at the October 3, 2002 meeting that, while the Buyer would be willing to increase its proposal to $3.00 per Common Unit in light of the insistence by the Special Committee that the price per Unit be at least $3.00 and in order to settle the litigation, the Buyer would not be willing to increase its proposal any further.

      Possible Decline in Market Price of Common Units. The Special Committee considered the possibility that if a transaction with the Buyer is not consummated and the Company remained a publicly-owned entity, the price that might be received by the holders of the Common Units in the open market or in a future transaction might be less than the per Common Unit to be received by the holders of Common Units in connection with the Offer and the Merger. The Special Committee also considered the impact of the potential delisting of the Common Units from the Nasdaq National Market in light of the delisting notice received by the Company from Nasdaq.

      Transaction Structure. The Special Committee evaluated the benefits of the transaction being structured as an immediate cash tender offer for all of the outstanding Common Units (other than Common Units held by Holdings, the Buyer, the General Partner and their affiliates), thereby enabling the holders of Common Units the opportunity to obtain cash for all of their Common Units at the earliest possible time, and the fact that the per Common Unit cash consideration to be paid in the Offer and the Merger is the same.

      Liquidity. The Special Committee considered the fact that the Offer provides unitholders of the Company with liquidity to dispose of their Common Units, which may not be available in the public market due to the low level of trading volume of the Common Units and which the

Special Committee believed would be even more limited in the event the Common Units were delisted from the Nasdaq National Market.

      Terms of the Merger Agreement. The Special Committee considered the terms and conditions of the Merger Agreement, including provisions of the Merger Agreement which restrict the Special Committee's ability to engage in negotiations regarding an acquisition proposal, but permit the Special Committee to withdraw its recommendation to tender units in the Offer or terminate the Merger Agreement in the event of an unsolicited third-party proposal which is superior to the Offer and the Merger.

      Uncertainties Relating to Company's Business. The Special Committee considered uncertainties with respect to the business, assets, financial condition, results of operations and prospects of the Company (including the difficulties of the Company in obtaining a third party credit facility), the risks involved in achieving those prospects and the general condition, outlook and trends of the timber industry. In this connection, the Special Committee considered the uncertainty with respect to timber pricing and the risks of forest fires to the Company's prospects.

      Alternatives to Offer and Merger. The Special Committee considered possible alternatives to the Offer and the Merger. In considering such alternatives, the Special Committee considered the ability of the Offerors, by virtue of their ownership of Subordinated Units, to veto any business combination that any other potential acquirors could propose, together with the fact that the Offerors had stated to the Special Committee that they would not consider reducing or disposing of their interest in the Company to a third party. Accordingly, the Special Committee was of the view that it had only one alternative to the Offer and the Merger: the Company continuing to operate as an independent entity. In considering this alternative, the Special Committee took into account DrKW's valuation analyses. The Special Committee specifically considered DrKW's cash distribution analysis, which was the only valuation methodology utilized by DrKW that produced a valuation range which $3.00 per Common Unit did not fall within. The Special Committee considered that this valuation analysis assumed that the Company's performance as well as the timber market generally would improve for the next five years and the Company would reestablish cash distributions in 2007. After discussion with its financial and legal advisors, including with respect to the outlook for the timber industry generally, the Special Committee believed that the opportunity to achieve $3.00 per Common Unit under the terms of the Merger Agreement was a superior alternative to attempting to achieve value in excess of $3.00 per Common Unit as an independent publicly traded entity because of the risks associated with the assumptions underlying an implied value of a Common Unit in excess of $3.00 under the valuation methodology utilized by DrKW which best supported the alternative of continuing to operate as an independent entity.

      Third Party Expressions of Interest. The Special Committee considered the fact that no other person had expressed any interest in a business combination with the Company (whether by merger, sale of any substantial part of the assets of the Company or purchase of securities enabling the holder to exercise control of the Company) or submitted a business combination offer during the past two years (including at any time after the public announcement of a potential going-private transaction on November 2, 2000).

      Independent Advisors. The Special Committee considered that it retained and was advised by independent financial and legal advisors, DrKW and Richards, Layton & Finger, respectively.

      While the Board had not considered the Offer and the Merger prior to the Special Committee making its recommendation to the Board, the Special Committee now considers the fact that the Board, including each director who is not an employee of the Company or the General Partner, unanimously approved the Offer and the Merger as also supporting its determination. In addition, while the Special Committee did not consider the going concern value of the Company as an independent valuation analysis, the going concern value of the Company was implied by each of DrKW's valuation analyses other than its comparable assets acquisitions analysis and its stock price and premium analysis.

      The Special Committee also did not consider book value as an independent valuation analysis. As of September 30, 2002, the Company had negative book value, which implied a negative unit value. In addition, the Special Committee did not believe that book value was an appropriate valuation metric for the Company since it does not reflect the current market value of timber of the Company.

      The Special Committee also considered certain negative factors, including the following:

      Potential Increase in Price of Common Units. The Special Committee considered the possibility that, although the Offer and the Merger gives the holders of Common Units the opportunity to realize a substantial premium over the price at which the Common Units traded prior to the public announcement of the Merger Agreement, the price or value of the Common Units may increase in the future, and the holders of Common Units would not benefit from such future increases.

      Tax Implications. The Special Committee considered the taxable nature of the Offer and the Merger to holders of Common Units.

      Conditions to Closing of the Offer. The Special Committee considered the conditions to management's obligations to purchase Common Units in the Offer, and the possibility that such conditions might not be satisfied.

      Consent of Holdings. The Special Committee considered the requirement under the Merger Agreement that the Company obtain Holding's consent before it can take certain actions.

      Potential Delisting and Deregistration After the Offer. The Special Committee considered the fact that the number of holders of Common Units after the consummation of the Offer, pending completion of the Merger, may be sufficiently small that the Common Units may be delisted from Nasdaq and may no longer be subject to registration requirements under the federal securities laws, thereby potentially adversely affecting the liquidity in the market for the Common Units and the extent of information available to the holders of the Common Units.

      Absence of a "Majority of the Minority" Condition. The Special Committee considered that the Offer was not subject to the condition that at least a majority of the disinterested unitholders tender their Common Units in the Offer, often times referred to as a "majority of the minority" condition. Notwithstanding the absence of this condition, the Special Committee determined that the Offer and the Merger were procedurally fair to the holders of the Common Units based on the factors described above in this section and because the Offer was nonetheless conditioned on approximately 42% of the Common Units held by disinterested unitholders being tendered in the Offer.

      BOARD. In reaching its determinations referred to above, the Board considered the following factors, each of which, in the view of the Board, supported such determinations: (i) the conclusions and recommendations of the Special Committee; and (ii) the factors referred to above as having been taken into account by the Special Committee. The Board concluded that the Special Committee's analysis was reasonable and that it would adopt the analyses and conclusions of the Special Committee with respect to the fairness of the consideration to be received by the holders of Common Units other than Holdings, the Buyer, the General Partner, and each affiliate of the foregoing (including Mr. Rudey and the other officers and directors of the General Partner who have formed Holdings and Buyer) pursuant to the Offer and the Merger. Accordingly, based on the analyses and conclusions of the Special Committee, the Board believes that the consideration to be received by the holders of Common Units other than Holdings, the Buyer, the General Partner, and each affiliate of the foregoing (including Mr. Rudey and the other officers and directors of the General Partner who have formed Holdings and Buyer) pursuant to the Offer and the Merger, taken together, is fair from a financial point of view.

      The members of the Board, including the members of the Special Committee, evaluated the Offer and Merger in light of their knowledge of the business, financial condition and prospects of the Company, and based upon the advice of its legal and financial advisors.

      The Board, including the members of the Special Committee, believes that consideration of the Offer and the Merger was procedurally fair because, among other things: (i) the Special Committee consisted of independent directors appointed by the Board to represent solely the interests of the Limited Partners and a special committee is a mechanism well recognized under law to ensure fairness in transactions of this type; (ii) the Special Committee retained and was advised by an independent financial advisor, DrKW, in evaluating the proposed transaction and independent legal counsel, Richards, Layton & Finger;
(iii) the Special Committee engaged in careful deliberations pursuant to which the Special Committee evaluated the Offer and the Merger; and (iv) the Special Committee was authorized to and did explore other strategic alternatives for the Company.

      The Board recognized that, while the Offer and the consummation of the Merger gives the Limited Partners the opportunity to realize a significant premium over the price at which the Common Units were traded immediately prior to the public announcement of the execution of the Merger Agreement, the consummation of the Offer and the Merger would eliminate the opportunity for the Limited Partners to participate in the future growth and profits of the Company. The Board believed that the loss of the opportunity to participate in the growth and profits of the Company following the consummation of the Offer and the Merger were reflected in the price offered by Buyer in the Offer.

      Neither the Special Committee nor the Board considered the liquidation value of the Company's assets and neither considered liquidation to be a viable course of action based upon the fact that the Investor Group did not believe that a liquidation of the Company's assets would provide an appropriate level of return to the Company's unitholders and the fact that the Investor Group, by virtue of its ownership of Subordinated Units, had the ability to veto any unitholder vote on the liquidation of the Company. Accordingly, the Special Committee and the Board determined that liquidation of the Company was not viable and, as a result, not relevant to their analyses. Therefore, no appraisal of liquidation values was sought for purposes of evaluating the Offer and the Merger. In addition, neither the Special Committee nor the Board considered the purchase prices paid by Mr. Rudey for Common Units during the past two years to be material or relevant for purposes of their analysis of the Offer and the Merger since they were merely small purchases of Common Units at market prices and because the most recent of such purchases had occurred nearly eighteen months prior to the Special Committee's and the Board's determinations.

      In view of the wide variety of factors considered in connection with their evaluation of the Offer and the Merger, neither the Special Committee nor the Board found it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors they considered in reaching their decisions.

      The foregoing discussion of information and factors considered by the Special Committee and the Board is not intended to be exhaustive but is believed to include all material factors considered by the Special Committee and the Board.

      6. We amend and restate the subsection entitled "SPECIAL FACTORS: OPINION OF FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE," which begins on page 14 of the Offer to Purchase, as follows:

      The Special Committee retained DrKW to act as its financial advisor in connection with the Offer and the Merger. DrKW has delivered a written opinion to the Special Committee, dated as of October 16, 2002, to the effect that, based on and subject to the various assumptions and limitations set forth therein, as of such date, the consideration to be received by the holders of the Common Units other than Holdings, the Buyer, the General Partner, and each affiliate of the foregoing (including Mr. Rudey and the other officers and directors of the General Partner who have formed Holdings and the Buyer), pursuant to the Offer and the Merger, taken together, was fair from a financial point of view. DrKW was engaged and acted solely as an advisor to the Special Committee, and not as an advisor to, or agent of, any other person, including the Company. DrKW has consented to the inclusion of its written opinion in its entirety as Exhibit A hereto and its description herein.

      THE FULL TEXT OF THE WRITTEN OPINION OF DRKW, DATED AS OF OCTOBER 16, 2002, WHICH SETS FORTH, AMONG OTHER THINGS, THE OPINIONS EXPRESSED, THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS OF THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED AS EXHIBIT A TO THIS AMENDMENT AND SUPPLEMENT TO OFFER TO PURCHASE AND IS INCORPORATED HEREIN BY REFERENCE. UNITHOLDERS ARE URGED TO READ IT IN ITS ENTIRETY. DRKW'S

OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY UNITHOLDER AS TO HOW SUCH UNITHOLDER SHOULD VOTE OR OTHERWISE ACT IN RESPECT OF THE OFFER OR THE MERGER AND SHOULD NOT BE RELIED UPON BY ANY UNITHOLDER IN RESPECT OF SUCH MATTERS. THE SUMMARY OF THE OPINION OF DRKW SET FORTH HEREIN, WHICH SETS FORTH ALL THE MATERIAL ANALYSES PERFORMED BY DRKW, IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION ATTACHED AS EXHIBIT A TO THIS AMENDMENT AND SUPPLEMENT TO OFFER TO PURCHASE.

      Copies of DrKW's written opinion, along with the written materials containing the financial analyses of DrKW dated August 2, 2001, November 20, 2001, November 30, 2001, January 25, 2002, April 16, 2002 and October 10, 2002,
respectively, are available for inspection and copying at the principal executive offices of the Company during its regular business hours by any interested equity security holder of the Company or representative who has been so designated in writing. In addition, copies of such written materials have been filed as exhibits to the Offerors' Schedule TO. Copies of such written materials may be inspected and copies may be obtained from the Commission in the manner set forth on page 30 of the Offer to Purchase in the subsection entitled "CERTAIN INFORMATION CONCERNING THE COMPANY: AVAILABLE INFORMATION."

      DrKW was not requested by the Special Committee to make, nor did DrKW make, any recommendation as to the amount of the consideration to be received by the holders of Common Units. The Special Committee did not provide specific instructions to, or place any limitations on, DrKW with respect to the procedures to be followed or factors to be considered by it in performing its analyses or providing its opinion.

      In connection with rendering its opinion, DrKW, among other things,

      o     reviewed the financial terms of the Merger Agreement,

      o reviewed and analyzed certain publicly available business and financial information relating to the Company for recent years and interim periods to date, as well as certain internal financial and operating information, including financial forecasts, analyses and projections prepared by or on behalf of the Company and provided to DrKW for purposes of its analysis,

      o met with management of the Company to review and discuss such information and, among other matters, the Company's business, operations, assets, financial condition and prospects, during the course of which discussions the management of the Company informed DrKW that they believe the assumptions for timber prices underlying the Company's financial forecasts and projections, and comparisons of these against other projections for timber prices set forth by independent industry experts, including Resource Information Systems, Inc. ("RISI") and Clear Vision Associates ("Clear Vision"), are reasonable and may be relied upon by DrKW for purposes of its analysis,

      o compared the Company's timber harvest volume assumptions against the constraints on harvests imposed by the Company's debt obligations,

      o reviewed and considered certain financial and stock market data relating to the Company, and compared that data with similar data for certain other companies, the securities of which are publicly traded, that DrKW believed may be relevant or comparable in certain respects to the Company or one or more of its businesses or assets,

      o reviewed and considered the financial terms of certain recent asset acquisitions of timberlands that DrKW believed to be reasonably comparable to the assets of the Company,

      o reviewed and considered the publicly available financial terms of certain other acquisitions, including going-private transactions effected by affiliates of the acquired company, which DrKW believed to be generally relevant,

      o reviewed independent valuation analyses of the Company's timberlands prepared by industry experts, including James W. Sewall Company and Wesley Rickard, Inc. (collectively, the "Independent Valuations") that the management of the Company requested that DrKW consider, and

      o performed such other financial studies, analyses and investigations, and reviewed such other information, including certain indentures with respect to certain indebtedness of certain of the Company's subsidiaries, as it considered appropriate.

      In its review and analysis, and in formulating its opinion, DrKW assumed and relied upon the accuracy and completeness of all the financial and other information provided to or discussed with it or publicly available, including the financial projections, forecasts, analyses, Independent Valuations and other information provided to DrKW, and DrKW did not assume any responsibility for independent verification of, and expressed no opinion as to, any such information. DrKW also assumed and relied upon the reasonableness and accuracy of the financial projections, forecasts, analyses, Independent Valuations and other information provided to it, and assumed, with the consent of the Special Committee, that such projections, forecasts, analyses, Independent Valuations and other information were reasonably prepared in good faith and on bases reflecting the best currently available judgments and estimates of the Company's management (or, in the case of the Independent Valuations, the industry experts that prepared them) as of the date of the opinion and that management of the Company was unaware of any facts that would make the financial projections, forecasts, analyses, Independent Valuations and other information provided to DrKW incomplete or misleading. DrKW expressed no opinion with respect to such projections, forecasts, analyses, Independent Valuations and other information, or the assumptions upon which they are based. In addition, DrKW did not review any of the books and records of the Company, or assume any responsibility for conducting a physical inspection of the properties or facilities of the Company, or for making or obtaining an independent valuation or appraisal of the assets or liabilities of the Company and, other than the Independent Valuations, no such independent valuation or appraisal was provided to it. DrKW's opinion was necessarily based on economic and market conditions and other circumstances as they existed and could be evaluated by it as of the date of such opinion. Although subsequent developments may affect the opinion, DrKW does not have any obligation to update, revise or reaffirm such opinion. DrKW also assumed that the transactions described in the Merger Agreement would be consummated on the terms set forth therein, without material waiver or modification by any party thereto.

      DrKW was told by Mr. Rudey that he was not prepared to consider offers for or to sell his Common Units or Subordinated Units. Accordingly, in the context of its engagement, DrKW was not authorized to and did not solicit third-party indications of interest in acquiring all or any part of the Company or its assets, or investigate any alternative transactions with any third parties that may be available to the Company.

      The following description includes (a) a summary of the material financial analyses performed by DrKW in connection with the preparation of its opinion and reviewed with the Special Committee at its meeting on October 10, 2002 and (b) a summary describing certain differences between these financial analyses and: (1) the financial analyses performed by DrKW in connection with the Investor Group's May 10, 2001 offer to acquire all of the outstanding Common Units not held by the Investor Group or its affiliates through a tender offer for 32% of the outstanding Common Units not held by the Investor Group or its affiliates for $7.75 per unit in cash and the acquisition of the remaining 68% of such Common Units for 9.625% seven-year unsecured senior subordinated promissory notes of the Company in the principal amount of $7.75 per unit through a second-step merger, which were reviewed with the Special Committee at its meeting on August 2, 2001 (the "August 2001 Analyses"); (2) the financial analyses performed by DrKW in connection with the Investor Group's November 8, 2001 offer to acquire all of the outstanding Common Units not held by the Investor Group or its affiliates through a tender offer for 50% of the outstanding Common Units not held by the Investor Group or its affiliates for $3.75 per unit in cash and the acquisition of the remaining 50% of such Common Units for 7.0% seven-year unsecured senior subordinated promissory notes of the Company in the principal amount of $3.75 per unit through a second-step merger, which were reviewed with the Special Committee at meetings held on November 20, 2001 (the "November 20, 2001 Analyses"), November 30, 2001 (the "November 30, 2001 Analyses," and, together with the November 20, 2001 Analyses, the "November 2001 Analyses") and January 29, 2002 (the "January 2002 Analyses"); and (3) the financial analyses performed by DrKW in connection with a possible offer by Holdings to acquire pursuant to a tender offer all outstanding Common Units not held by the Investor Group or its affiliates for $3.00 per unit in cash, which were reviewed with the Special Committee at its meeting on April 16, 2002 (the "April 2002 Analyses," and, together with the May 2001 Analyses, the November 2001 Analyses and the January 2002 Analyses, the "Previous Analyses").

      Because each of the Previous Analyses (other than the April 2002 Analyses) evaluated a proposed transaction in which debt securities issued by the surviving entity were a material component of the consideration to be received by unitholders, certain of the financial analyses contained in each such Previous Analyses include analyses of the potential trading ranges of such debt securities.

      The financial analyses summarized below include information presented in tabular format. In order to understand the financial analyses fully, the tables must be read together with the text of each summary.

      DISCOUNTED CASH FLOW ANALYSIS. DrKW performed discounted cash flow ("DCF") analyses of the Company based on a base case provided to DrKW by the management of the Company. The base case considered by DrKW (the "Base Case") was predicated on forecasts for Klamath Falls and Yakima for 2002 through 2007 developed by the Company's management in August 2002 (the "Final Forecasts"). As described in greater detail below, these forecasts were initially developed by Company's management prior to August 2002 and subsequently revised downward. The Base Case provided by the Company's management used pricing estimated based on Clear Vision trend estimates for stumpage prices. Estimates for delivered log prices for 2002 and 2003 in the Final Forecasts were revised downward by the Company's management from the estimates included in the preliminary forecasts provided to DrKW based on changes in Clear Vision's trend estimates suggesting a slower than anticipated recovery. In all cases, harvest projections at Klamath Falls were calculated at approximately the maximum permitted for this period under the Klamath Falls Indenture. The Base Case also assumed that harvest projections for Yakima would exceed sustainable levels and forecasted a marked decrease in 2006.

      DrKW had considered two alternative cases provided to DrKW by the management of the Company that were relevant to two previous acquisition proposals presented to the Company in which a portion of the consideration was subordinated notes: (i) an alternative case in which Yakima would acquire additional land in early 2002 for $20 million in cash, which would be harvested in the beginning of 2002, resulting in earnings before interest, taxes, depletion, depreciation and amortization and cash flows at Yakima higher than in the Base Case, assuming that the land purchase would be wholly financed through $20 million of additional debt under the Yakima credit facility and that Yakima would obtain additional debt financing, and (ii) another alternative case in which the Klamath Falls Indenture would be modified pursuant to a successful consent solicitation to allow for $2.5 million to be distributed from Klamath Falls, assuming a consent solicitation fee of 0.5%. These two alternative cases concerned proposed structures developed by the management of the Company relating to the use of unsecured subordinated notes to finance an acquisition of all outstanding Common Units not held by the Investor Group or its affiliates. Because the parties ultimately agreed upon an all cash transaction rather than a transaction that involved the issuance of promissory notes to the unitholders, these two alternative cases were no longer viable and, accordingly, were not evaluated by DrKW in its final review and analysis.

      DrKW did consider an alternative case based on RISI estimated delivered log prices in lieu of the estimated delivered log prices provided by the management of the Company. The DCF analyses performed by DrKW using such RISI estimates resulted in lower implied values per Unit of the Company of $0.69 to $3.54 compared to the implied values per Unit of $1.87 to $4.80 derived using the Base Case as discussed below. In the April 2002 Analyses, DrKW also performed DCF analyses using RISI estimates provided by the Company's management, which resulted in lower implied values per Unit of the Company of $0.29 to $3.22 compared to the implied values per Unit of the Company of $2.23 to $5.40 derived using the Base Case in the April 2002 Analyses, as discussed below.

      In performing the DCF analyses, DrKW discounted each of Klamath Falls' and Yakima's unlevered free cash flows, which is earnings before interest and taxes, less imputed taxes on partnership earnings, plus depletion, depreciation and amortization, less increases in net working capital and less capital expenditures (and, in the case of Yakima, plus the cost of timber and property sales and less the proceeds from such sales), over the specified forecast period, using a range of discount rates between 9.0% and 10.0%. DrKW derived these discount rates using the weighted average cost of capital of the four comparable publicly traded companies in the timber industry (the "Comparable Companies") identified in the section below entitled "Comparable Companies Analysis." The sum of the present values of such free cash flows for each of Klamath Falls and Yakima was then added to the present value of each of Klamath Falls' and Yakima's normalized unlevered free cash flows in perpetuity using a range of perpetuity growth rates from (0.5%) to 1.0%.

      DrKW used these DCF analyses to calculate implied values per unit of the Company (each of the Common Units and Subordinated Units, a "Unit") ranging from $1.87 to $4.80 under the Base Case for Klamath Falls, and net equity values per Unit, based on 49% of the net equity value (the percentage of the Company's equity interest in Yakima), ranging from ($1.33) to ($0.93) under the Base Case for Yakima.

      In the Previous Analyses, DrKW used a base case predicated on forecasts for Klamath Falls and Yakima for 2002 through 2007 developed prior to the Final Forecasts. Such forecasts were initially developed in February 2001 (the "February 2001 Preliminary Forecasts"), and subsequently revised in October 2001 (the "October 2001 Preliminary Forecasts"), January 2002 (the "January 2002 Preliminary Forecasts," and, together with the February 2001 Preliminary Forecasts and the October 2001 Preliminary Forecasts, the "Preliminary Forecasts") and August 2002. Each of the Preliminary Forecasts was revised downward by the Company's management due to the continuing decline in timber prices and the deterioration in the outlook for timber prices during the 2002 through 2007 period for which such Preliminary Forecasts were prepared.

      In performing its DCF analyses as described above, rather than using the Final Forecasts, DrKW used the January 2002 Preliminary Forecasts in both the April 2002 Analyses and the January 2002 Analyses, the October 2001 Preliminary Forecasts in the November 2001 Analyses and the February 2001 Preliminary Forecasts in the August 2001 Analyses. In both the April 2002 Analyses and the January 2002 Analyses, DrKW calculated implied values per Unit ranging from $2.23 to $5.40 under the base case for Klamath Falls, and net equity values per Unit, based on 49% of the net equity value, ranging, in the April 2002 Analyses, from ($1.76) to ($1.47) and, in the January 2002 Analyses, from ($1.99) to ($1.69) under the base case for Yakima. In the November 2001 Analyses, DrKW calculated implied values per Unit ranging, in the November 20, 2001 Analyses, from $2.71 to $6.13 and, in the November 30, 2001 Analyses, from $2.73 to $6.12 under the base case for Klamath Falls, and net equity values per Unit, based on 49% of the net equity value, ranging from ($1.50) to ($1.16) under the base case for Yakima. Finally, in the August 2001 Analyses, DrKW calculated implied values per Unit ranging from $4.87 to $8.54 under the base case for Klamath Falls, and net equity values per Unit, based on 49% of the net equity value, ranging from ($0.82) to ($0.53) under the base case for Yakima.

      In reviewing the DCF analyses for the purposes of its determination of fairness, DrKW took into consideration the fact that certain of the analyses produced implied values per Unit greater than the Offer Price. As discussed below, DrKW believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying the analyses performed in reaching its opinion. In addition, DrKW considered the results of all such analyses and did not assign relative weights to any of the analyses, so that the range of valuations resulting from any particular analysis described above should not be taken to be DrKW's view of the actual value of the Company.

      CASH DISTRIBUTION VALUATION. DrKW performed a DCF analysis of estimated cash distributions to the holders of Common Units based on the Base Case.

      In performing the cash distribution valuation analysis, DrKW discounted the estimated cash distributions over the specified forecast period using a range of discount rates between 11.0% and 12.0%. DrKW derived these discount rates based on both the mean cost of equity of the Comparable Companies and the existing cost of equity of the Company alone. The sum of the present values of such estimated cash distributions was then added to the present value of the Company's normalized cash distributions in perpetuity using a range of perpetuity growth rates from (0.5%) to 1.0%. DrKW used the cash distribution valuation analysis described above to calculate implied values per Common Unit ranging from $5.25 to $6.24.

      In performing its cash valuation analysis as described above, rather than using the Final Forecasts, DrKW used the January 2002 Preliminary Forecasts in the April 2002 Analyses and the January 2002 Analyses, the October 2001 Preliminary Forecasts in the November 2001 Analyses and the February 2001 Preliminary Forecasts in the August 2001 Analyses to calculate the normalized cash distributions over the specified forecast period for the Company. DrKW's cash valuation analysis in the April 2002 Analyses and the January 2002 Analyses resulted in implied values per Common Unit ranging from $7.85 to $9.39. DrKW's cash valuation analysis in the November 2001 Analyses resulted in implied values per Common Unit ranging, in the November 20, 2001 Analyses, from $8.46 to $10.51, and, in the November 30, 2001 Analyses, from $8.81 to $10.95. Finally, DrKW's cash valuation analysis in the August 2001 Analyses resulted in implied values per Common Unit ranging from $8.31 to $10.04.

      In reviewing the cash distribution valuation analysis for the purposes of its determination of fairness, DrKW took into consideration the fact that this analysis produced implied values per Common Unit greater than the Offer Price. As discussed below, DrKW believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying the analyses performed in reaching its opinion. In addition, DrKW considered the results of all such analyses and did not assign relative weights to any of the analyses, so that the range of valuations resulting from any particular analysis described above should not be taken to be DrKW's view of the actual value of the Company.

      COMPARABLE COMPANIES. DrKW reviewed and compared certain financial information of the Company to corresponding financial information for the following four comparable publicly traded companies in the timber industry (the "Comparable Companies"):

      o     Crown Pacific Partners;

      o     Deltic Timber;

      o     Plum Creek Timber; and

      o     Pope Resources.

      The selected companies were chosen because they are publicly traded companies with operations that for purposes of the analysis may be considered similar to the Company. DrKW calculated the enterprise value (which is equity market capitalization, plus debt and preferred stock, less cash and cash equivalents) of each of the Comparable Companies as a multiple of its EBITDDA (which is earnings before interest, taxes, depreciation, depletion and amortization) for (i) fiscal year 2001, (ii) the latest twelve months and (iii) estimated fiscal year 2002 and compared them to corresponding multiples for the Company. In performing such calculations, DrKW used each Comparable Company's closing stock/unit price as of October 7, 2002, based on the most recent publicly available information. Such calculations are summarized below:

                                                    Comparable             Comparable
                                                  Company Range           Company Mean         Company Multiple
                                             ----------------------------------------------------------------------
      Enterprise value as a multiple of
      EBITDDA for fiscal year 2001......            7.8x-12.0x                9.6x                   10.2x

      Enterprise value as a multiple of
      EBITDDA for the latest twelve
      months ...........................            7.3x-12.7x                9.9x                   9.8x

      Enterprise value as a multiple of
      EBITDDA for estimated fiscal
      year 2002 ........................            6.9x-11.6x                9.9x                   8.9x

      DrKW used the multiples from the Comparable Companies analysis above to select EBITDDA multiple ranges for fiscal year 2001, the latest twelve months and fiscal year 2002. In selecting the multiple ranges for each such period, DrKW evaluated a number of factors based on its experience and professional judgment, including but not limited to, the mean EBITDDA results for that period, the distribution of EBITDDA results for specific Comparable Companies from the mean results for that period and the EBITDDA results of prior periods if no data was available for that period. In selecting the range of EBITDDA multiples, DrKW excluded the fiscal year 2002 EBITDDA results for Pope Resources because they were unavailable. Using these selected multiple ranges, DrKW calculated a range of implied equity values per Unit for fiscal year 2001, the latest twelve months and fiscal year 2002, and based on the average of the low and high implied equity values per Unit for each period, calculated implied values per Common Unit ranging from $1.61 to $3.22. The results of these analyses are summarized below:

                                                2001 EBITDDA           LTM EBITDDA           2002 EBITDDA
                                              -----------------     -----------------      -----------------

Selected Multiple Range                        10.0x  -   10.5x      10.5x  -   11.5x        9.5x  -   10.5x
Implied Enterprise Value                      231.7   -  243.3      253.8   -  278.0       250.6   -  277.0
Less:  Net Debt                               224.6   -  224.6      224.6   -  224.6       224.6   -  224.6
Implied Equity Value per Unit(1)               $0.55  -   $1.45      $2.27  -   $4.10       $2.02  -   $4.00

---------------------------------------------------------------
Selected Average                               $1.61      $3.22
---------------------------------------------------------------

(1) Based on 12.859MM Common Units and Subordinated Units outstanding.

      In the Previous Analyses, DrKW used the same Comparable Companies and performed the same comparable companies analyses as described above. However, in performing the Previous Analyses, DrKW calculated the various multiples for each of the Comparable Companies using then current stock prices, financial information and forward estimates of financial performance for each of the Comparable Companies, and as a result of these differences, DrKW calculated higher implied values per Common Unit, based on a selected multiple range derived from the Comparable Companies, ranging from $3.30 to $6.39 in the April 2002 Analyses, $2.85 to $6.57 in the January 2002 Analyses, $3.47 to $7.25 in the November 2001 Analyses and $4.55 to $7.72 in the August 2001 Analyses.

      In reviewing the Comparable Companies analysis for the purposes of its determination of fairness, DrKW took into consideration the fact that certain of the analyses at the upper end of their ranges produced implied prices per Common Unit greater than the Offer Price. As discussed below, DrKW believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying the analyses performed in reaching its opinion. In addition, DrKW considered the results of all such analyses and did not assign relative weights to any of the analyses, so that the range of valuations resulting from any particular analysis described above should not be taken to be DrKW's view of the actual value of the Company

      COMPARABLE ASSET ACQUISITIONS. DrKW reviewed the following twenty transactions involving the acquisition of timberland assets that were announced between July 1996 and September 2002:

      o Plum Creek Timber's acquisition of certain assets in Wisconsin and Michigan of Stora Enso;

      o Patriot Investments' acquisition of certain assets in Idaho of Crown Pacific Partners;

      o current auction (as of October 2002) for certain assets in California of Fruit Growers Supply Co.;

      o     Wachovia's acquisition of Southeast pine assets of Bowater;

      o     Hancock's acquisition of Southeast pine assets of Bowater;

      o     Yakima's acquisition of Hager Mountain Tract assets of Klamath
            Falls;

      o     DR Johnson's acquisition of Westside assets of Klamath Falls;

      o     Superior Lumber's acquisition of Jackson assets of Klamath Falls;

      o Plum Creek Timber's acquisition of Southwest Washington assets of Pope Resources;

      o Klamath Falls' acquisition of certain timber cutting rights of Yakima;

      o Rainer Timber's acquisition of certain assets in Washington of International Paper;

      o Yakima's acquisition of certain assets in Horse Glade, Oregon of Klamath Falls;

      o Yakima's acquisition of certain assets in Rodeo Butte, Montana of Klamath Falls;

      o     Yakima's acquisition of certain assets in central Oregon of Yainax;

      o Klamath Falls' acquisition of certain timber cutting rights of Yakima;

      o Hawthorne Timber Co.'s acquisition of certain assets in California of The Timber Company;

      o     Yakima's acquisition of Antelope Tract assets of Klamath Falls;

      o     Yakima's acquisition of Central Washington assets of Boise Cascade;

      o Klamath Falls' acquisition of fee acres and cutting rights of Ochoco Lumber; and

      o Klamath Falls' acquisition of the Klamath Falls assets of Weyerhauser.

      DrKW selected these transactions for comparison because they related to the acquisition of assets substantially similar to (and, in certain cases above, involving asset acquisitions by Yakima or Klamath Falls, identical to) the assets of the Company.

      For each transaction, DrKW calculated the ratio of the transaction value to the amount of board feet of timber included in such transaction (the "Cost Per MBF Ratio") and the ratio of the transaction value to the number of acres of timber acquired (the "Cost Per Acre Ratio").

      The analysis of these transactions, excluding certain Cost Per MBF Ratios that were not available, yielded a range of Cost Per MBF Ratios of $104 to $393 with a weighted average mean of $143 and a range of Cost Per Acre Ratios of $349 to $2,444 with a weighted average mean of $857. DrKW used selected Cost Per MBF Ratios, excluding certain Cost Per MBF Ratios that were not available, to calculate implied values for the Common Units. The value per

Common Unit, based on these ratios, ranged from $1.24 to $4.12. The results of these analyses are summarized in the following table:

                                                  Value Ranges ($$)
                                                 ------------------

Selected Cost Per MBF Ratios                     $130.0  -  $150.0
Implied Enterprise Value                          240.6  -   277.7
Less:  Net Debt                                   224.6  -   224.6
                                                 ------     ------
Implied Equity Value per Unit                    $ 1.24  -  $ 4.12

      The comparable asset acquisition analyses that DrKW performed in the Previous Analyses did not differ in any respect from the analyses above except that: (a) none of the Previous Analyses included Plum Creek Timber's acquisition of timberlands assets in Wisconsin and Michigan of Stora Enso, which was announced in September 2002; (b) none of the January 2002 Analyses, the November 2001 Analyses or the August 2001 Analyses included Patriot Investments' bid for the acquisition of timberland assets in Idaho of Crown Pacific Partners, which was announced in February 2002; and (c) the August 2001 Analyses did not include Wachovia's and John Hancock's acquisitions of southeast pine timberland assets of Bowater, which was announced in October 2001, DR Johnson's acquisition of Westside assets of Klamath Falls which was announced in May 2001 or Superior Lumber's acquisition of Jackson assets of Klamath Falls, which was announced in May 2001 (all such transactions, collectively, the "Post-Analysis Transactions"). Without the applicable Post-Analysis Transactions, the implied values per Common Unit that DrKW calculated ranged from $1.54 to $4.46 in the April 2002 Analyses, $3.00 to $7.37 in the January 2002 Analyses, $3.09 to $7.47 in the November 2001 Analyses and $4.21 to $8.59 in the August 2001 Analyses.

      In reviewing the comparable asset acquisitions analysis for the purposes of its determination of fairness, DrKW took into consideration the fact that certain of the analyses at the upper end of their ranges produced implied values per Common Unit greater than the Offer Price. As discussed below, DrKW believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying the analyses performed in reaching its opinion. In addition, DrKW considered the results of all such analyses and did not assign relative weights to any of the analyses, so that the range of valuations resulting from any particular analysis described above should not be taken to be DrKW's view of the actual value of the Company.

      APPRAISED VALUATION. DrKW reviewed appraisals provided by management of the Company of the timber property owned by Klamath Falls and by Yakima. DrKW then calculated implied values per Common Unit, based on valuations of the timber property ranging from 95% to 105% of the valuations set forth in the appraisals. The values per Common Unit based on these calculations ranged from $0.39 to $2.53. The results of these analyses are summarized in the following table:

                                                                           Sensitivity Analysis
                                                    Nominal                    (Per Share)
                                            ----------------------      -------------------------
                                            Aggregate    Per Share      5% Discount    5% Premium
                                            ---------    ---------      -----------    ----------
Klamath Falls                                   (12.6)      ($0.98)          ($1.80)       ($0.16)
Yakima Preferred                                 25.7        $2.00            $2.00         $2.00
Yakima @ 49%                                      5.7        $0.44            $0.19         $0.69
                                            ---------    ---------      -----------    ----------
U.S. Timberlands Company, L.P.                   18.8        $1.46            $0.39         $2.53

      In performing a similar appraisal valuation in the April 2002 Analyses, DrKW calculated implied values per Common Unit, based on valuations of the timber property ranging from 95% to 105% of the valuations set forth in the appraisals, ranging from $1.36 to $3.50. This range of implied values was higher than the range of implied values determined in the final valuation analysis above because the balance sheet adjustments made in the April 2002 Analyses to calculate the net values for Klamath Falls and Yakima were based on balance sheets reflecting higher cash and net working capital amounts.

      DrKW performed similar valuations in the January 2002 Analyses, the November 2001 Analyses and the August 2001 Analyses, reviewing earlier appraisals provided by management of the Company, which appraisals were later superceded by the more up-to-date appraisals reviewed for purposes of the April 2002 Analyses and the analyses performed in connection with DrKW's opinion. Because these earlier appraisals were prepared for the Company prior to a significant decrease in timber prices, using such prior appraisals provided by the Company's management, DrKW calculated implied values per Common Unit based on valuations ranging from 80% to 90% of the valuations set forth in the earlier appraisals (except in the case of the August 2001 Analyses in which DrKW performed no sensitivity analysis on the appraisals). In addition, as in the April 2002 Analyses and the analyses performed in connection with its opinion, DrKW made certain balance sheet adjustments for cash and working capital amounts. DrKW calculated implied values per Common Unit (x) ranging from $3.47 to $6.27 in the January 2002 Analyses and $3.34 to $6.14 in the November 2001 Analyses and (y) equal to $10.23 in the August 2001 Analyses.

      STOCK PRICE AND PREMIUM ANALYSIS. DrKW reviewed the following 34 acquisition transactions announced from January 1997 to December 2000 by majority equityholders of publicly-held minority interests (identified by target/acquiror):

      o     Berlitz International/Benesse Corp.,

      o     Azurix Corp./Enron Corp.,

      o     Hertz Corp./Ford Motor Co.,

      o     Life Technologies Inc. (Dexter)/Invitrogen Corp.,

      o     Cherry Corp./Investor group (management buy-out),

      o     Travelers Property Casualty/Citigroup Inc.,

      o     Vastar Resources Inc./BP Amoco PLC,

      o     Howmet International Inc./Alcoa Inc.,

      o     Ixnet Inc (IPC Information)/Global Crossing Ltd,

      o     Thermo Instrument Systems Inc./Thermo Electron Corp.,

      o     Thermo BioAnalysis (Thermo)/Thermo Instrument Systems Inc.,

      o     Thermedics (Thermo Electron)/Thermo Electron Corp.,

      o     Trigen Energy Corp./Elyo (Suez Lyonnaise des Eaux),

      o     Student Loan Corporation/Citigroup Inc.,

      o     Aqua Alliance Inc./Vivendi SA,

      o     Knoll Inc. (Warburg, Pincus)/Warburg, Pincus Ventures Inc.,

      o     Spelling Entertainment Group/Viacom Inc. (Natl Amusements),

      o     Citizens Corp. (Hanover Ins Co.)/Allmerica Financial Corp.,

      o     BA Merchant Svcs (BankAmerica)/Bank of America National Trust,

      o     PEC Israel Economic Corp./Investor group (management buy-out),

      o     Mycogen Corp. (Dow AgroSciences)/Dow AgroSciences (Dow Chemical),

      o     Intl Specialty Prods/ISP Holdings Inc.,

      o     BET Holdings Inc./Investor group (management buy-out),

      o     Coleman Co Inc./Sunbeam Corp.,

      o     BT Office Products Intl Inc./Koninklijke KNP BT NV,

      o     Guaranty National Corp./Orion Capital Corp.,

      o     Wheelabrator Technologies Inc./Waste Management Inc.,

      o     Acordia Inc. (Anthem Inc.)/Anthem Inc.,

      o     Enron Global Power & Pipelines/Enron Corp.,

      o     Fina Inc./Petrofina SA,

      o     NHP Inc. (Apartment Investment)/Apartment Investment & Mgmt Co.,

      o     Calgene Inc. (Monsanto Co.)/Monsanto Co.,

      o     Mafco Consolidated Group (Mafco)/Mafco Holdings Inc., and

      o     Zurich Reinsurance Centre/Zurich Versicherungs GmbH.

      DrKW selected these transactions for comparison because they involved minority close-out transactions that were broadly comparable in size to the going-private transaction contemplated by the Offer and the Merger. The value of these transactions ranged from approximately $105.0 million to approximately $2.5 billion. DrKW did not select any transactions occurring after December 2000 because, at the time DrKW completed its stock price and premium analysis, it was not aware of any comparable minority close-out transactions that had been completed after such date.

      DrKW derived a range of premiums paid over the public trading price per share one day, thirty days, sixty days and ninety days prior to the announcement of such transactions. Based on its analysis of these selected transactions, DrKW calculated the acquisition premiums paid by these majority equityholders in these transactions. DrKW then calculated the median equity premium in these selected transactions and applied it to the closing price of the Common Units one day, thirty days, sixty days and ninety days, respectively, before the completion of the analyses included in DrKW's opinion. Based on that, DrKW calculated a range of implied values per Common Unit. The results of this analysis is summarized below:

                                          Median % Premium       Company Implied
                                      Compared to Share Price       Price per
                                        Before Announcement      Common Unit (1)
                                      ------------------------------------------
      One Day......................            27.0%                  $1.45
      Thirty Days..................            32.4%                  $0.93
      Sixty Days...................            28.2%                  $1.04
      Ninety Days..................            26.5%                  $1.49

----------
(1) The median premiums have been applied to the closing price of the Company's Common Units one day, thirty days, sixty days and ninety days prior to October 7, 2002 (the day that the analyses included in DrKW's opinion were completed), respectively.

      There was no difference between the analyses above and the stock price and premium analyses DrKW performed in the Previous Analyses except the date from, and the corresponding share price to, which such premiums were applied. DrKW applied the same percentage premiums above to the closing price of the Common Units one day, thirty days, sixty days and ninety days prior to the applicable date on which such analyses were performed. The results of these analyses are summarized below:

                               APRIL 2002 ANALYSES

                            Median % Premium
                            Compared to Share Price     Company Implied
                            Before Announcement         Price per Common Unit(1)
                            -----------------------     ------------------------

One Day                     27.0%                       $1.93
Thirty Days                 32.4%                       $2.55
Sixty Days                  28.2%                       $2.37
Ninety Days                 26.5%                       $2.52

----------
(1) The median premiums have been applied to the closing price of the Company's Common Units one day, thirty days, sixty days and ninety days prior to April 11, 2002, respectively.

                              JANUARY 2002 ANALYSES

                            Median % Premium
                            Compared to Share Price     Company Implied
                            Before Announcement         Price per Common Unit(1)
                            -----------------------     ------------------------

One Day                     27.0%                       $2.36
Thirty Days                 32.4%                       $2.22
Sixty Days                  28.2%                       $2.58
Ninety Days                 26.5%                       $3.11

----------
(1) The median premiums have been applied to the closing price of the Company's Common Units one day, thirty days, sixty days and ninety days prior to January 23, 2002, respectively.

                             NOVEMBER 2001 ANALYSES

                            Median % Premium
                            Compared to Share Price     Company Implied
                            Before Announcement         Price per Common Unit(1)
                            -----------------------     ------------------------

One Day                     27.0%                       $3.01
Thirty Days                 32.4%                       $3.57
Sixty Days                  28.2%                       $5.77
Ninety Days                 26.5%                       $7.07

----------
(1) The median premiums have been applied to the closing price of the Company's Common Units one day, thirty days, sixty days and ninety days prior to November 8, 2001, respectively.

                              AUGUST 2001 ANALYSES

                            Median % Premium
                            Compared to Share Price     Company Implied
                            Before Announcement         Price per Common Unit(1)
                            -----------------------     ------------------------

One Day                     27.0%                       $ 8.18
Thirty Days                 32.4%                       $13.57
Sixty Days                  28.2%                       $13.38
Ninety Days                 26.5%                       $12.25

----------
(1) The median premiums have been applied to the closing price of the Company's Common Units one day, thirty days, sixty days and ninety days prior to July 27, 2001, respectively.

      In connection with the foregoing analysis, DrKW noted, among other things, that (i) the reasons for, and circumstances surrounding, each of the transactions analyzed were diverse, (ii) the characteristics of the companies and parties involved were not necessarily comparable to those of the Company and Holdings and the Buyer, and (iii) premiums fluctuate based on perceived growth, synergies, strategic value, the type of consideration utilized in the transaction, information in the securities markets and other factors.

      TRADING PRICE OF COMMON UNITS. DrKW reviewed the historical trading prices for the Common Units during the 52-week period ended October 7, 2002 on the Nasdaq National Market. The closing price per Common Unit ranged from $0.60 to $2.90. DrKW also reviewed the historical trading prices for the Common Units on the Nasdaq National Market during the 52-week period prior to each of the Previous Analyses. At the time of the April 2002 Analyses, the closing price per Common Unit during such 52-week period ranged from $1.43 to $8.50. At the time of the January 2002 Analyses, the closing price per Common Unit during such 52-week period ranged from $1.51 to $8.50. At the time of the November 2001 Analyses, the closing price per Common Unit during such 52-week period ranged from $1.85 to $8.63. At the time of the August 2001 Analyses, the closing price per Common Unit during such 52-week period ranged from $4.75 to $11.63.

      CERTAIN GENERAL MATTERS. No company or transaction used in the foregoing analyses was substantially comparable to the Company or the Offer and the Merger. In addition, these analyses and the DCF analyses are based and are heavily dependent upon, among other factors, assumptions as to future performance and other factors, and are therefore subject to the limitations described in DrKW's opinion. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the acquisition value or the public trading value of the Company and the companies to which it is being compared.

      A fairness analysis is a complex process and is not necessarily susceptible to a partial analysis or summary description. DrKW believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying the analyses performed in reaching its opinion. In addition, DrKW considered the results of all such analyses and did not assign relative weights to any of the analyses, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be DrKW's view of the actual value of the Company.

      The analyses performed by DrKW are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of DrKW's engagement by the Special Committee. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold.

      The Special Committee retained DrKW based upon its experience and expertise. DrKW is an internationally recognized investment banking and advisory firm. DrKW, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of its market-making and other trading activities, DrKW and its affiliates may actively trade the debt and equity securities of the Company for its own account and for the account of customers and, accordingly, may at any time hold a long or short position in, and may buy and sell, such securities of the Company.

      DRKW ENGAGEMENT LETTER. Pursuant to the terms of the engagement letter, dated June 7, 2001, between DrKW and the Special Committee, as supplemented by letter agreements, dated as of the same date, between DrKW and the Company regarding payment and indemnification obligations (the "Engagement Letter"), the Special Committee engaged DrKW to act as financial advisor to the Special Committee in connection with the transactions contemplated by the Offer and the Merger. Pursuant to the terms of the Engagement Letter, the Company agreed to pay DrKW (i) a fee (the "Financial Advisory Fee") of $125,000 upon the execution of the Engagement Letter, (ii) a fee (the "Opinion Fee") of $850,000, payable at the time DrKW delivers its opinion or indicates, having completed its diligence, to the Special Committee its ability or inability to render an opinion and (iii) a fee (the "Transaction Fee") equal to 0.85% of the aggregate consideration to be received in a transaction contemplated by a potential proposal or sale, contingent upon the consummation of such transaction and DrKW having conducted, at the request of the Special Committee, a public or controlled sales process of the Company following the receipt of such potential proposal. The aggregate amount of any Financial Advisory Fee or Opinion Fee, however, would be deducted from any Transaction Fee. DrKW has received the Financial Advisory Fee and the Opinion Fee from the Company, but will not be entitled to receive the Transaction Fee, since the Special Committee has not requested that DrKW engage in a public or controlled sales process of the Company. Pursuant to the Engagement Letter, the Company has agreed to reimburse DrKW on a monthly basis for all reasonable out-of-pocket expenses, including all fees, disbursements and other charges of DrKW's counsel and of other consultants and advisors retained by DrKW with the Special Committee's consent. The Company has agreed to indemnify DrKW and its affiliates, their respective directors, officers, agents, employees and controlling persons and each of their respective successors and assigns, to the full extent permitted by law against particular liabilities, including liabilities under the federal securities laws, relating to or arising out of the performance by DrKW of its duties under its engagement.

      This summary is not a complete description of the analyses performed by DrKW and is qualified by reference to the written opinion of DrKW set forth in Exhibit A herein.

      7. We amend the subsection entitled "SPECIAL FACTORS: INTERESTS OF CERTAIN PERSONS IN THE OFFER AND THE MERGER," by adding the following paragraph after the table and footnotes appearing on page 20 of the Offer to Purchase:

      Securities subject to options currently exercisable or exercisable within 60 days are deemed to be outstanding for purposes of computing the percentage of securities beneficially owned by the person holding such options, but are not deemed to be outstanding for purposes of computing such percentage for any other person.

      8. We amend the subsection entitled "THE OFFER: TERMS OF THE OFFER," by amending and restating the first full paragraph which appears on page 22 of the Offer to Purchase, as follows:

      Subject to the Merger Agreement, the Buyer expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, Common Units in order to obtain any necessary governmental regulatory approvals. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer).

      9. We amend the subsection entitled "THE OFFER: WITHDRAWAL RIGHTS," by adding to the end of the first paragraph of that subsection, which appears on page 25 of the Offer to Purchase, the following sentence:

      In addition, Common Units not yet accepted for payment after the expiration of sixty days from the commencement of the Offer may be withdrawn.

      10. We amend the subsection entitled "THE OFFER: CERTAIN FEDERAL INCOME TAX MATTERS," which begins on page 26 of the Offer to Purchase, as follows:

      The phrase "is for general information only and" appearing in the first paragraph of that subsection, which appears on page 26 of the Offer to Purchase, is deleted so that the fifth sentence reads as follows:

      This summary does not purport to discuss all aspects of federal income taxation which may be important to a particular person in light of its investment or tax circumstances, or to certain types of investors subject to special tax rules (including financial institutions, broker-dealers, insurance companies, tax-exempt organizations and, except to the extent discussed below, foreign investors, as determined for United States federal income tax purposes), nor (except as otherwise expressly indicated) does it describe any aspect of state, local, foreign or other tax laws.

      The following header and two paragraphs are added after the end of the first paragraph of the subsection appearing on page 26 of the Offer to Purchase:

      TAX CONSEQUENCES TO THE COMPANY, HOLDINGS AND THE BUYER OF THE SALE OF COMMON UNITS PURSUANT TO THE OFFER AND THE CONVERSION TO CASH OF COMMON UNITS PURSUANT TO THE MERGER.

      The sale of Common Units to the Buyer pursuant to the Offer, and the conversion of Common Units pursuant to the Merger, will constitute a purchase of such Common Units by Holdings for federal income tax purposes. Accordingly, the Company, Holdings and the Buyer will not recognize gain or loss on the sale or conversion of Common Units pursuant to the Offer or the Merger.

      Pursuant to Section 708 of the Code, the Offer and the Merger will result in the deemed termination of the Company (and any subsidiary treated as a partnership for federal income tax purposes) for federal income tax purposes. The following federal income tax events will be deemed to occur: the terminated partnership will be deemed to have contributed all of its assets (subject to its liabilities) to a new partnership in exchange for an interest in the new partnership and, immediately thereafter, the old partnership will be deemed to have distributed interests in the new partnership to the remaining partners. This deemed termination may change (and possibly shorten) a remaining partner's holding period with respect to interests in the terminated partnership, and may also subject the assets to longer depreciable lives than those currently applicable to the assets of the Company and its subsidiaries. Such a change in depreciable lives would generally decrease the annual average depreciation deductions for certain years following the Offer and Merger (thus, increasing the taxable income of remaining partners in years following the deemed termination).

      11. We amend the subsection entitled "THE OFFER: PRICE RANGE OF THE COMMON UNITS; DISTRIBUTIONS ON THE COMMON UNITS," by amending and restating the first full paragraph of the subsection which appears on page 28 of the Offer to Purchase, as follows:

      The Common Units are traded on the OTC Bulletin Board under the symbol "TIMBZ." The Common Units began trading on the Nasdaq National Market on November 14, 1997, at an initial public offering price of $21.00 per Common Unit. As of November 1, 2002, there were approximately 113 record holders of the Common Units. On October 31, 2002, the Nasdaq Listing Qualifications Panel held a hearing with respect to the continued listing of the Common Units on the Nasdaq National Market, given the Company's failure to comply with certain requirements for continued listing. As a result of the hearing, the panel determined temporarily to transfer the listing of the Common Units to the Nasdaq SmallCap Market, effective with the open of business on December 4, 2002. However, the Company did not meet certain of the criteria for continued listing, and, accordingly, the Common Units were de-listed from the Nasdaq SmallCap Market, and commenced trading on the OTC Bulletin Board, on December 18, 2002.

      12. We amend the subsection entitled "THE OFFER: EFFECT OF THE OFFER ON THE MARKET FOR THE COMMON UNITS; NASDAQ QUOTATION; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS," by amending and restating the second full paragraph of the subsection which appears on page 29 of the Offer to Purchase, as follows:

      PUBLIC QUOTATION. The Common Units currently trade on the OTC Bulletin Board. The extent of the public market for such Common Units and the continued availability of such quotations depends, however, upon a number of factors that may be affected by the consummation of the Offer, such as the number of Common Unit holders and/or the aggregate market value of such securities remaining, the interest in maintaining a market in the Common Units on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors.

      13. We amend the subsection entitled "THE OFFER: CERTAIN INFORMATION CONCERNING THE COMPANY," which begins on page 30 of the Offer to Purchase, as follows:

      The last sentence of the first paragraph of that subsection appearing on page 30 of the Offer to Purchase is deleted so that the paragraph reads as follows:

      GENERAL. The information concerning the Company contained in this Offer to Purchase, including that set forth below under the caption "Selected Financial Information," has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources.

      The following information is added after the table entitled "U.S. Timberlands Company, L.P. Selected Consolidated Financial and Operating Data:
Condensed Consolidated Balance Sheet Data" in that subsection on page 32 of the Offer to Purchase:

      BOOK VALUE. As of September 30, 2002, the Company's book value per Common and Subordinated Unit was ($0.49).

      RATIO OF EARNINGS TO FIXED CHARGES. The Company's ratio of earnings to fixed charges for the years ended December 31, 2001 and December 31, 2000, and the nine months ended September 30, 2002 and September 30, 2001, was as follows:

                       Year Ended                Nine Months Ended
                      December 31,                 September 30,
                      ------------                 -------------
                    2001       2000               2002        2001
                    ----       ----               ----        ----
                  ($0.33)      0.73              (0.36)      (0.33)

      CERTAIN FINANCIAL FORECASTS. The Company does not, as a matter of course, make public forecasts or projections as to its future financial results. However, in connection with DrKW's analysis of the Offer and the Merger, the Company's management provided forecasts to DrKW that were used by DrKW in the financial analyses described elsewhere in this document. Accordingly, such forecasts are being included herein. The inclusion of these forecasts should not be regarded as a representation by the Company, the Offerors or any other entity or person that the forecasted results will be achieved, and none of such persons or entities assumes any responsibility for the accuracy of such information.

      The Company did not prepare any forecasts with a view to public disclosure or with a view toward complying with the guidelines established by the Securities and Exchange Commission or the American Institute of Certified Public Accountants with respect to forecasted financial information. This information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this document are cautioned not to place undue reliance on the forecasted financial information. Neither the Company's independent auditors, nor any other independent auditors, have compiled, examined or performed any procedures with respect to the forecasted financial information contained herein, nor have they expressed any opinion or any form of assurance on such information or its achievability. Because forecasts of this type are based on a number of significant assumptions, judgments, uncertainties and contingencies, all of which are difficult or impossible to predict accurately and most of which are beyond the Company's control, there is substantial doubt that any of these forecasts will be realized. Indeed, it is expected that there will be differences between actual and forecasted results, and actual results may vary materially from those contained in such forecasts. These forecasts do not reflect any of the effects of the Offer, the Merger or other changes that may in the future be deemed appropriate concerning the Company and its assets, business, operations, properties, policies, corporate structure, capitalization and management in light of the circumstances then existing.

      These forecasts are forward-looking statements and are based on then-current expectations, forecasts and assumptions of the Company's management, and involve risks, trends and uncertainties, most of which are beyond the Company's control, that could cause actual outcomes to differ materially from those forecasted. Such risks, trends and uncertainties include the highly cyclical nature of the forest products industry, general economic conditions, competition, price conditions or trends for the Company's products, the possibility that timber supply could be affected if governmental, environmental or endangered species policies change, limitations on the Company's ability to harvest its timber due to adverse natural conditions or increased governmental restriction, general economic and industry conditions, domestic and export prices, supply and demand for logs, seasonality and competition from other supplying regions and substitute products. These and other risks are described in the reports and other documents filed by the Company with the Commission, which may be obtained in the manner set forth below.

      As discussed more fully in "SPECIAL FACTORS: OPINION OF FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE: DISCOUNTED CASH FLOW ANALYSIS," the Company's management provided Preliminary Forecasts to DrKW in February 2001, October 2001 and January 2002, and provided the Final Forecasts to DrKW in August 2002. The Final Forecasts contained significant changes from the Preliminary Forecasts, based primarily on the decline in timber prices and the deterioration in the outlook for timber prices during the 2002 to 2007 time period for which the forecasts were prepared. The Final Forecasts and the Preliminary Forecasts are attached to this Amendment and Supplement to Offer to Purchase as Exhibits B and C, respectively.

      CERTAIN ASSET VALUATIONS. As discussed more fully in "SPECIAL FACTORS:
OPINION OF FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE," in connection with its opinion, DrKW reviewed certain independent valuation analyses of the Company's timberlands prepared by industry experts, including: (a) an informal asset valuation (the "Wesley Rickard Informal Asset Valuation"), dated April 11, 2002, prepared by Wesley Rickard, Inc. ("Wesley Rickard"); and (b) an appraisal report (the "James W. Sewall Appraisal"), dated November 29, 2000, prepared by James W. Sewall Company ("James W. Sewall"). THESE INDEPENDENT VALUATION ANALYSES WERE NOT PREPARED IN CONNECTION WITH THE OFFER AND THE MERGER, AND DO NOT PURPORT TO ANALYZE THE FAIRNESS OF THE CONSIDERATION TO BE RECEIVED BY UNITHOLDERS IN THE OFFER AND THE MERGER. However, because such analyses were reviewed by DrKW, summaries of such analyses are being provided herein, and copies of such analyses (which have been redacted to remove certain confidential information) have been filed as exhibits to the Offerors' Schedule TO. Such redacted documents may be inspected and copies may be obtained from the Commission in the manner set forth on page 30 of the Offer to Purchase in the subsection entitled "CERTAIN INFORMATION CONCERNING THE

COMPANY: AVAILABLE INFORMATION." In addition, such redacted documents will be made available for inspection and copying at the principal executive offices of the Company during its regular business hours by any interested equity security holder of the Company or representative who has been so designated in writing.

      Wesley Rickard Informal Asset Valuation. The Wesley Rickard Informal Asset Valuation was prepared for the Company in connection with its audit for the fiscal year ended December 31, 2001, in order to confirm that assets were valued at the lower of cost or market as required by United States generally accepted accounting principles. In connection with the report, Wesley Rickard was instructed not to perform a full appraisal, but rather to provide an estimate of the fair market value determination that would result from a fair market value appraisal at January 1, 2002, if done, of the timber, pre-merchantable stocking and forestland and related real estate of Klamath Falls. Wesley Rickard estimated that such an appraisal would result in a fair market value of approximately $215 million. The estimate was based on information provided by the Company with respect to inventory, operating costs, product prices and constraints on production. The estimate took into account: (a) decreases in value due to acre exclusions and volume reductions resulting from various harvesting constraints imposed by environmental regulations; (b) increases in value due to projected timber growth; and (c) increases in value due to highest and best use value from development potential for portions of the property.

      Wesley Rickard was selected by the Company to prepare the informal asset valuation because of its experience in the timber industry. Wesley Rickard develops rural, timber, commercial, farm and recreation property appraisals, market studies, management plans and operations for clients including land owners, estates, law firms, lenders, insurance companies and local governments.

      James W. Sewall Appraisal. The James W. Sewall Appraisal was prepared for Yakima's credit insurer as part of the due diligence performed in connection with the establishment of Yakima's commercial paper credit facility. In connection with the report, James W. Sewall was instructed to prepare an appraisal of market value, as of June 30, 2000, of the timber property owned by Yakima, which, at that time, consisted of 56,792 acres of timberland located in Kittitas County, Washington. According to the James W. Sewall Appraisal, the market value of such property, as of June 30, 2001, was approximately $76.5 million to $77.5 million. The James W. Sewall Appraisal was prepared in accordance with standards promulgated by the Uniform Standards of Professional Appraisal Practice and the Appraisal Institute. Working with several sub-contractors, James W. Sewall oversaw the preparation of several different analyses that were then utilized by it in preparing the James W. Sewall Appraisal. These analyses include: (a) an independent timber inventory of the Cabin Creek block, which consists of 5,935 acres; (b) a check cruise of a 1998 timber inventory of the Teanaway block, which consists of 50,587 acres; (c) an appraisal of the entire property (other than a small portion having a higher and best use of rural residential subdivision, rather than commercial timberland production) based on both a sales comparison approach and an income capitalization approach; and (d) an analysis on the contribution value of certain portions of the property having near-term and longer-term potential for rural residential subdivision and development.

      The Company believes that James W. Sewall was selected by Yakima's credit insurer to prepare the appraisal because of its experience in the timber industry. Founded in 1880, James W. Sewall provides comprehensive services in geographic information management for municipal government, utilities, and the natural resource industry.

      PRIOR STOCK PURCHASES. During the two years prior to the date of the Offer, Mr. Rudey purchased a total of 105,310 Common Units. The prices paid in connection with such purchases ranged from $5.56 to $6.50 per Common Unit. All such purchases occurred in either the quarter ended June 30, 2001 or the quarter ended December 31, 2000. The average purchase price paid in connection with such purchases during the quarter ended June 30, 2001 was $5.80 per Common Unit, and the average purchase price paid in connection with such purchases during the quarter ended December 31, 2000 was $5.91 per Common Unit.

      14. We amend the subsection entitled "THE OFFER: CERTAIN INFORMATION CONCERNING HOLDINGS AND THE BUYER," by adding the following paragraph after the third paragraph of the subsection, which appears on page 33 of the Offer to
Purchase: The members of Holdings (the "Holdings Members") are U.S. Timberlands Holdings, L.L.C., U.S. Timberlands Management Company, L.L.C. and Rudey Timber, LLC. Mr. Rudey is the beneficial owner of all of the equity securities of each of the Holdings Members. The principal offices of each of the Holdings Members are located at 625 Madison Avenue, Suite 10-B, New York, New York 10022. The telephone number of each of the Holdings Members is (212) 755-1100. None of the Holdings Members has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors) or has been a party to any judicial or administrative proceeding during the past five years (except matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

      15. We amend and restate the subsection entitled "THE OFFER: SOURCE AND AMOUNT OF FUNDS," which begins on page 38 of the Offer to Purchase, as follows:

      The total amount of funds required by the Buyer to consummate the Offer assuming all Common Units not owned by Holdings, the Buyer, the General Partner and their affiliates are tendered, is approximately $32 million, which includes estimated fees and expenses of the Offer (some of which have already been paid). The Buyer will obtain such funds through an increase in the program limits under Yakima's existing revolving commercial paper facility, to be provided for purposes of funding the Offer and the Merger. Loans under the Yakima commercial paper facility are made on a revolving basis through September 2004, after which time equal principal amortization payments are payable on a monthly basis through September 2013. Interest on loans made under the Yakima commercial paper facility is payable on a monthly basis at a floating rate, based on LIBOR, and all loans are secured by liens on all of Yakima's assets, as well as a pledge of the equity interests in Yakima. The funds necessary to consummate the Offer and the Merger will be loaned from Yakima to the Buyer in return for the issuance of a promissory note by the Buyer in favor of Yakima that includes similar interest rates and payment terms.

      Pursuant to the Merger, the Buyer will be merged with and into the Company, with the Company (as the surviving entity) assuming the Buyer's obligations to repay the loan from Yakima. It is currently anticipated that the Company will repay such loan through operating cash flow. No alternative financing plan exists.

      Consummation of the loan from Yakima is conditioned only upon the availability of funds under the Yakima commercial paper facility. The availability of such funds under the Yakima commercial paper facility is dependent upon Yakima's borrowing base under the facility, Yakima's continued compliance with the terms of such facility and the consummation of the increase in program limits described above. At the present time, Yakima is in full compliance with the terms of such facility. In order to ensure that Yakima's borrowing base is sufficient to support the additional borrowings, Klamath Falls will make an additional investment in Yakima in the form of timber and timberland assets. Consummation of the increase in program limits is subject to, among other things, the negotiation and execution of documentation, Yakima's continued compliance with the terms of such facility, the occurrence of no material adverse change in Yakima prior to the closing and the closing occurring no later than March 31, 2003.

      Because, the funds to consummate the Offer and the Merger will be provided to the Buyer by Yakima, and will be obtained by Yakima under its commercial paper facility, certain financial information of Yakima is being provided below. The selected financial information of Yakima set forth below for the years ended December 31, 2001 and December 31, 2000 is based on audited financial statements of Yakima. The selected financial information set forth below for the nine months ended September 30, 2002 and 2001 is based on unaudited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, which have been filed with the Commission as part of the Offerors' Schedule TO. The following summary is qualified in its entirety by reference to such documents and all of the financial information (including any related notes) contained therein, and all such documents and information are incorporated herein by reference. Such documents may be inspected and copies may be obtained from the Commission in the manner set forth on page 30 of the Offer to Purchase in the subsection entitled "CERTAIN INFORMATION CONCERNING THE COMPANY: AVAILABLE INFORMATION."

                          U.S. TIMBERLANDS YAKIMA, LLC
                        SUMMARIZED FINANCIAL INFORMATION
            (in thousands, except ratio of earnings to fixed charges)

                                                       Year ended December 31,      Nine months ended September 30,
                                                       -----------------------      -------------------------------
                                                          2001          2000              2002           2001
                                                          ----          ----              ----           ----
Current assets                                            5,779         3,887             3,069          5,779
Noncurrent assets                                       116,558        71,174           118,609        116,558
Current liabilities                                       1,883        11,195             2,014          1,883
Noncurrent liabilities                                  120,454        63,866           119,664        120,454

Gross revenues                                           13,574        25,606            22,637          6,853
Gross profit                                              3,121        10,018            (1,198)         3,231

Income(loss) from continuing operations
  before extraordinary items and cumulative
  effect of a change in accounting principle             (5,177)        2,815            (4,288)         1,629
Net income (loss)
                                                         (5,329)        2,815            (8,480)        (2,458)
Ratio of earnings to fixed charges                        (0.33)         0.73             (0.36)         (0.33)

      16. We amend the subsection entitled "THE OFFER: CONDITIONS TO THE OFFER," which begins on page 39 of the Offer to Purchase as follows:

      The introductory phrase in the third bullet point in that subsection on page 39 of the Offer to Purchase, is amended and restated as follows:

      o at any time after the date of the Merger Agreement, and before the expiration of the Offer, any of the following events shall occur and be continuing:

      Subparagraph (ii) in the third bullet point in that subsection on page 39 of the Offer to Purchase is amended and restated in its entirety as follows:

      (ii) there shall be any outstanding litigation with any third party relating to the Offer, the Merger, the Merger Agreement or the transactions contemplated thereby which has not been finally dismissed or settled to the satisfaction of Holdings and the Buyer in their reasonable discretion and which is likely to have a Material Adverse Effect or a material adverse impact on the ability of Holdings and Buyer to consummate the Offer or the Merger;

      The phrase "prior to the expiration of the Offer" is added to the last paragraph in that subsection on page 40 of the Offer to Purchase so that the paragraph reads as follows:

      The foregoing conditions (other than the Minimum Condition) are for the sole benefit of Holdings and the Buyer and, subject to the Merger Agreement, may be waived by Holdings or the Buyer, in whole or in part at any time and from time to time, in the sole discretion of Holdings or the Buyer prior to the expiration of the Offer; provided that, without the express written consent of the Company, neither Holdings nor the Buyer may waive the Minimum Condition.

      17. We amend and restate the subsection entitled "THE OFFER: CERTAIN LEGAL MATTERS," which begins on page 40 of the Offer to Purchase, as follows:

      The fourth through the sixth paragraphs, inclusive, entitled "Antitrust" of the subsection on page 40 of the Offer to Purchase are amended and restated as follows:

      ANTITRUST. Holdings and the Company have determined that no filing or waiting period is required under the HSR Act with respect to the Offer and the Merger.

      The following paragraph is added at the end of the subsection on page 42 of the Offer to Purchase:

      On December 12, 2002, the parties executed the stipulation of settlement. The Court has scheduled a hearing for January 30, 2003 to consider such settlement.

      If you have any questions about the offer or the information contained in this supplement, you should contact Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022, telephone (888) 750-5834.

                                                                       EXHIBIT A

                                   [Logo] Dresdner Kleinwort Wasserstein

                                          Dresdner Kleinwort Wasserstein, Inc.
                                          1301 Avenue of the Americas
                                          New York, NY 10019-6163

                                          Telephone: (212) 969 2700
                                          Telefax: (212) 702 5622

                                October 16, 2002

Special Committee of the Board of Directors
U.S. Timberlands Services Company, L.L.C.
625 Madison Avenue
Suite 10-B
New York, NY 10022

Members of the Special Committee of the Board:

      You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of the limited partner interests ("Common Units") of U.S. Timberlands Company, L.P., a Delaware limited partnership (the "Company"), other than U.S. Timberlands Holdings Group, LLC, a Delaware limited liability company ("Holdings"), U.S. Timberlands Acquisition Co., LLC, a Delaware limited liability company wholly owned by Holdings (the "Buyer"), U.S. Timberlands Services Company, L.L.C., a Delaware limited liability company and the general partner of the Company (the "General Partner"), and their affiliates (including Mr. John M. Rudey and certain officers and directors of the General Partner who have formed Holdings and the Buyer), of the consideration to be received by such holders in the Transactions (as defined below) pursuant to the Agreement and Plan of Merger, dated as of October 16, 2002, by and among the Company, Holdings and the Buyer (the "Merger Agreement"). We note that in addition to the Common Units outstanding, of which approximately 19% are owned by affiliates of Holdings and the Buyer, the Company also has outstanding subordinated limited partner interests ("Subordinated Units") that are primarily owned by Mr. Rudey and the other officers and directors of the General Partner (as well as their affiliates) who have formed Holdings and the Buyer. Pursuant to the Company's limited partnership agreement, consummation of the Merger (as defined below) requires the approval of the General Partner and at least a majority of the outstanding Common Units and Subordinated Units, each voting as a separate class.

      The Merger Agreement provides for, among other things, a cash tender offer (the "Offer") by the Buyer to acquire all of the outstanding Common Units, other than Common Units held by Holdings, the Buyer, the General Partner and each affiliate of any of the foregoing (including Mr. Rudey and the other officers and directors of the General Partner who have formed Holdings and the Buyer), at a price of $3.00 per Common Unit, net to the seller in cash (the "Offer Price"), and for a subsequent merger of the Buyer with and into the Company pursuant to which, among other things, each outstanding Common Unit and Subordinated Unit, other than in either case those owned by Holdings, the Buyer, the General Partner or any affiliate of the foregoing, will be converted into the right to receive the Offer Price (the "Merger" and, together with the Offer, the "Transactions"). The terms and conditions of the Transactions are set forth in more detail in the Merger Agreement.

Special Committee of the Board of Directors
Page 2
October 16, 2002

      In connection with rendering our opinion, we have reviewed the financial terms and provisions of the Merger Agreement, and we have also reviewed and analyzed certain publicly available business and financial information relating to the Company for recent years and interim periods to date, as well as certain internal financial and operating information, including financial forecasts, projections and analyses prepared by or on behalf of the Company and provided to us for purposes of our analysis. We have also met with management of the Company to review and discuss such information and, among other matters, the Company's business, operations, assets, financial condition and prospects. The management of the Company has also informed us that they believe the assumptions for timber prices underlying the Company's financial forecasts and projections, and comparisons of these against other projections for timber prices set forth by independent industry experts, including Resource Information Systems, Inc.
(RISI) and Clear Vision Associates, are reasonable and may be relied upon by us for purposes of our analysis. We have also compared the Company's timber harvest volume assumptions against the constraints on harvests imposed by the Company's debt obligations.

      We have reviewed and considered certain financial and stock market data relating to the Company, and we have compared that data with similar data for certain other companies, the securities of which are publicly traded, that we believe may be relevant or comparable in certain respects to the Company or one or more of its businesses or assets. We have also reviewed and considered the financial terms of certain recent asset acquisitions of timberlands that we believe, based on discussions with the Company's management, to be reasonably comparable to the assets of the Company. We have also reviewed and considered the publicly available financial terms of certain other acquisitions, including going-private transactions effected by affiliates of the acquired company, which we believe to be generally relevant. We have also reviewed independent valuation analyses of the Company's timberlands prepared by industry experts including James W. Sewall Company and Wesley Rickard, Inc. (collectively, the "Independent Valuations") that the management of the Company requested that we consider. We have also performed such other financial studies, analyses and investigations and reviewed such other information, including certain indentures with respect to certain indebtedness of certain of the Company's subsidiaries, as we considered appropriate for purposes of this opinion.

      In our review and analysis and in formulating our opinion, we have assumed and relied upon the accuracy and completeness of all the financial and other information provided to or discussed with us or publicly available, including the financial projections, forecasts, analyses, Independent Valuations and other information provided to us, and we have not assumed any responsibility for independent verification of, and express no opinion as to, any of such information. We also have assumed and relied upon the reasonableness and accuracy of the financial projections, forecasts, analyses, Independent Valuations and other information furnished to us, and we have assumed, with the consent of the Special Committee (as defined below), that such projections, forecasts, analyses, Independent Valuations and other information were reasonably prepared in good faith and on bases reflecting the best currently available judgments and estimates of the Company's management (or, in the case of the Independent Valuations, the industry experts that prepared them) as of the date hereof and that management

Special Committee of the Board of Directors
Page 3
October 16, 2002

of the Company is unaware of any facts that would make the financial projections, forecasts, analyses, Independent Valuations and other information provided to us incomplete or misleading. We express no opinion with respect to such projections, forecasts, analyses, Independent Valuations and other information, or the assumptions on which they are based. In addition, we have not reviewed any of the books and records of the Company. We were not retained to conduct, nor have we assumed any responsibility for conducting, a physical inspection of the properties or facilities of the Company, or for making or obtaining an independent valuation or appraisal of the assets or liabilities of the Company, and, other than the Independent Valuations, no such independent valuation or appraisal was provided to us. Our opinion is necessarily based on economic and market conditions and other circumstances as they exist and can be evaluated by us as of the date hereof. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. Finally, we have assumed that the transactions described in the Merger Agreement will be consummated on the terms set forth therein, without material waiver or modification by any party thereto.

      We have been told by Mr. Rudey that he is not prepared to consider offers for or to sell his Common Units or Subordinated Units. Accordingly, in the context of our engagement, we were not authorized to and have not solicited third party indications of interest in acquiring all or any part of the Company or its assets, or investigated any alternative transactions with any third parties which may be available to the Company.

      We are acting as financial advisor to the Special Committee of independent directors of the Board of Directors of the General Partner, which also constitutes and has acted as the Conflicts Committee of the Board of Directors of the General Partner (the "Special Committee"), in connection with the proposed Transactions and have already been paid a fee for our services, including this opinion.

      In the ordinary course of our business, we may actively trade the securities of the Company for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

      Our opinion addresses only the fairness from a financial point of view to the holders of the Common Units, other than Holdings, the Buyer, the General Partner, and each affiliate of the foregoing (including Mr. Rudey and the other officers and directors of the General Partner who have formed Holdings and the Buyer), of the consideration to be received by such holders pursuant to the Offer and the Merger, taken together, and we do not express any views on any other terms of the Offer or the Merger. Specifically, our opinion does not address the Special Committee's underlying business decision to recommend the Transactions. In addition, our opinion does not address the solvency of the Company or any of its affiliates following the Transactions or at any time.

      It is understood that this letter is for the benefit and use of the Special Committee solely in its consideration of the Transactions, and (except as otherwise provided in the engagement letter, dated as of June 7, 2001, between the Special Committee and us) may not be used for any

Special Committee of the Board of Directors
Page 4
October 16, 2002

other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent. We have been engaged and are acting solely as an advisor to the Special Committee and not as an advisor to or agent of any other person. This opinion does not constitute a recommendation to any unitholder with respect to whether such holder should tender Common Units pursuant to the Offer or as to how such holder should vote or otherwise act with respect to the Merger, and should not be relied upon by any unitholder as to any such matter.

      Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the consideration to be received by the holders of Common Units, other than Holdings, the Buyer, the General Partner, and each affiliate of the foregoing (including Mr. Rudey and the other officers and directors of the General Partner who have formed Holdings and the Buyer), pursuant to the Offer and the Merger, taken together, is fair to such holders from a financial point of view.

                                            Very truly yours,

                                            /s/ Dresdner Kleinwort Wasserstein

                                                                       EXHIBIT B

                                 FINAL FORECASTS

      The Company does not, as a matter of course, make public projections or forecasts as to its future financial results. However, in connection with DrKW's analysis of the Offer and the Merger, the Company's management provided forecasts to DrKW that were used by DrKW in the financial analyses it conducted in connection with its opinion. Accordingly, such forecasts are being included herein. The inclusion of these forecasts should not be regarded as a representation by the Company, the Offerors or any other entity or person that the forecasted results will be achieved, and none of such persons or entities assumes any responsibility for the accuracy of such information.

      The Company did not prepare any forecasts with a view to public disclosure or with a view toward complying with the guidelines established by the Securities and Exchange Commission or the American Institute of Certified Public Accountants with respect to forecasted financial information. This information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this document are cautioned not to place undue reliance on the forecasted financial information. Neither the Company's independent auditors, nor any other independent auditors, have compiled, examined or performed any procedures with respect to the forecasted financial information contained herein, nor have they expressed any opinion or any form of assurance on such information or its achievability. Because forecasts of this type are based on a number of significant assumptions, judgments, uncertainties and contingencies, all of which are difficult or impossible to predict accurately and most of which are beyond the Company's control, there is substantial doubt that any of these forecasts will be realized. Indeed, it is expected that there will be differences between actual and forecasted results, and actual results may vary materially from those contained in such forecasts. These forecasts do not reflect any of the effects of the Offer, the Merger or other changes that may in the future be deemed appropriate concerning the Company and its assets, business, operations, properties, policies, corporate structure, capitalization and management in light of the circumstances then existing.

      These forecasts are forward-looking statements and are based on then-current expectations, forecasts and assumptions of the Company's management, and involve risks, trends and uncertainties, most of which are beyond the Company's control, that could cause actual outcomes to differ materially from those forecasted. Such risks, trends and uncertainties include the highly cyclical nature of the forest products industry, general economic conditions, competition, price conditions or trends for the Company's products, the possibility that timber supply could be affected if governmental, environmental or endangered species policies change, limitations on the Company's ability to harvest its timber due to adverse natural conditions or increased governmental restriction, general economic and industry conditions, domestic and export prices, supply and demand for logs, seasonality and competition from other supplying regions and substitute products. These and other risks are described in the reports and other documents filed by the Company with the Commission, which may be obtained in the manner set forth below.

                                 FINAL FORECASTS
                     U.S. TIMBERLANDS KLAMATH FALLS, L.L.C.
                                INCOME STATEMENT
                    ($ in millions, except per unit amounts)

                                        ------------------------------------------------------------------------
                                                                       FYE 12/31
                                        ------------------------------------------------------------------------
                                         2000      2001     2002E    2003E    2004E     2005E     2006E    2007E
                                         ----      ----     -----    -----    -----     -----     -----    -----
Log Sales                               $72.3     $28.6     $27.5    $19.9    $38.9     $43.2     $46.2    $47.9
Timber Deed Sales                         0.0      24.7      14.3     17.2      7.0       6.2       7.0      7.2
Timberland Sales                          2.8       0.0       0.0      0.0      0.0       0.0       0.0      0.0
Small Log Sales                           0.0       0.0       6.7      5.3      5.5       5.5       5.5      5.5
By-products and other                     0.6       0.6       0.8      0.9      1.0       1.0       1.0      1.0
Income from Reinvestment                  0.0       0.0       0.0      0.0      0.0       0.0       0.0      0.0
                                       ------    ------    ------   ------   ------    ------    ------   ------
Total Revenue                            75.6      53.8      49.3     43.3     52.4      55.9      59.7     61.6

Log and Haul Costs                       19.9      15.9      14.5      9.9     18.4      18.4      18.4     18.4
Cost of Timber & Property Sales           2.6       0.0       0.0      0.0      0.0       0.0       0.0      0.0
Forest Expenses                           0.0       2.3       2.0      1.9      1.9       1.8       1.8      1.8
Depreciation, Depletion and Amort.       28.8      31.7      21.3     17.8     18.0      16.8      16.8     16.8
                                       ------    ------    ------   ------   ------    ------    ------   ------
Gross Profit                             24.3       3.9      11.4     13.7     14.2      18.9      22.7     24.6

SG&A                                      8.4       8.4       6.3      6.3      6.3       6.3       6.3      6.3
Business Reinvestment of Excess Cash                0.0       0.0      0.0      0.0       0.0       0.0      0.0
Plus: Equity in Income of Affiliate       2.0     (2.1)
                                       ------    ------    ------   ------   ------    ------    ------   ------
EBIT                                     17.9     (6.6)       5.2      7.4      7.9      12.6      16.4     18.3

Less: Net Interest Expense               21.5      21.6      21.6     21.5     21.4      21.2      21.0     20.8
Less: Amortization of Financing Fees      0.7       0.7       0.7      0.7      0.7       0.7       0.7      0.7
Less: Other Interest                     (0.2)      0.0       0.0      0.0      0.0       0.0       0.0      0.0
Less: Minority Interest                  (0.0)      0.0       0.0      0.0      0.0       0.0       0.0      0.0
Less: GP Interest                        (0.0)      0.0       0.0      0.0      0.0       0.0       0.0      0.0
                                       ------    ------    ------   ------   ------    ------    ------   ------
Net Income to Unit Holders               (4.0)    (28.8)    (17.1)   (14.8)   (14.1)     (9.3)     (5.2)    (3.2)

Earnings per Unit                      ($0.31)   ($2.24)   ($1.33)  ($1.15)  ($1.10)   ($0.72)   ($0.41)  ($0.25)
Weighted Average Units Outstanding       12.9      12.9      12.9     12.9     12.9      12.9      12.9     12.9

EBIT (Klamath Falls Only)                15.9      (4.5)      5.2      7.4      7.9      12.6      16.4     18.3
Depreciation, Depletion and Amort.       28.8      31.7      21.3     17.8     18.0      16.8      16.8     16.8
Cost of Timber & Property Sales           2.6       0.0       0.0      0.0      0.0       0.0       0.0      0.0
                                       ------    ------    ------   ------   ------    ------    ------   ------
EBITDDA (Klamath Falls only)             47.3      27.2      26.5     25.2     25.9      29.4      33.2     35.1

Log Sales Volume (MMBF)                  96.1      82.1      79.0     54.0    100.0     100.0     100.0    100.0
Deed Sales Volume (MMBF)                147.5     154.5      80.0     79.0     34.0      25.0      25.0     25.0
Timberland Sales Volume (MMBF)           13.6       0.0       0.0      0.0      0.0       0.0       0.0      0.0
                                       ------    ------    ------   ------   ------    ------    ------   ------
Total Harvest Per Year (MMBF)           257.2     236.6     159.0    133.0    134.0     125.0     125.0    125.0

Delivered Log Prices ($/MBF)           $393.0    $348.0    $348.0   $368.7   $389.4    $432.0    $462.4   $478.6
Log and Haul Costs ($/MBF)              188.0     194.0     184.0    184.0    184.0     184.0     184.0    184.0

                                 FINAL FORECASTS
                     U.S. TIMBERLANDS KLAMATH FALLS, L.L.C.
                                  BALANCE SHEET
                                 ($ in millions)

                                            ---------------------------------------------------------------------------
                                                                              FYE 12/31
                                            ---------------------------------------------------------------------------
                                             2000      2001     2002E      2003E    2004E     2005E     2006E     2007E
                                             ----      ----     -----      -----    -----     -----     -----     -----
Assets
  Cash and Cash Equivalents                  $3.2      $1.7      $3.3       $2.0     $1.8      $0.1      $0.2     $13.6
  Cash Investments                            0.0       0.0       3.0        7.5     11.0      17.0      28.0      28.0
  Receivables                                 6.9       0.2       1.5        1.5      1.5       1.5       1.5       1.5
  Prepaid Expenses and Other                  0.0       0.0       0.0        0.0      0.0       0.0       0.0       0.0
                                            -----     -----     -----      -----    -----     -----     -----     -----
  Current Assets                             10.1       2.0       7.8       11.0     14.3      18.6      29.8      43.1

  Timber and Timberlands                    264.7     218.7     198.8      182.3    165.8     150.4     135.0     119.6
  Investments in Affiliate                   20.5      34.7      29.8       26.5     23.8      23.8      21.0      18.0
  PP&E                                        0.9       0.9       0.9        0.9      0.9       0.9       0.9       0.9
  Notes Receivable, less current portion      0.0       0.0       0.0        0.0      0.0       0.0       0.0       0.0
  Deferred Financing Fees                     4.6       4.0       3.3        2.6      1.9       1.3       0.6     (0.1)
                                            -----     -----     -----      -----    -----     -----     -----     -----
  Total Assets                              300.9     260.3     240.6      223.4    206.7     195.0     187.3     181.6

Liabilities and Partners' Capital

  Revolving Credit Facility                   0.0       0.0       0.0        0.0      0.0       0.0       0.0       0.0
  Working Capital Facility                    0.0       0.0       0.0        0.0      0.0       0.0       0.0       0.0
  Payables                                    6.6       3.0       3.0        3.0      3.0       3.0       3.0       3.0
  Deferred Revenues / Deposits                1.5       0.0       0.0        0.0      0.0       0.0       0.0       0.0
                                            -----     -----     -----      -----    -----     -----     -----     -----
  Current Liabilities                         8.1       3.0       3.0        3.0      3.0       3.0       3.0       3.0

  Long Term Debt                            225.0     225.0     225.0      225.0    225.0     225.0     225.0     225.0
  Minority Interest                           0.7       0.7       0.7        0.7      0.7       0.7       0.7       0.7
                                            -----     -----     -----      -----    -----     -----     -----     -----
  Total Liabilities                         233.8     228.7     228.7      228.7    228.7     228.7     228.7     228.7

  Common Interest                            67.1      31.6      12.0       (5.3)   (21.9)    (33.7)    (41.4)    (47.1)

  Total Liabilities and Capital             300.9     260.3     240.6      223.4    206.7     195.0     187.3     181.6

                                 FINAL FORECASTS
                     U.S. TIMBERLANDS KLAMATH FALLS, L.L.C.
                               CASH FLOW STATEMENT
                                 ($ in millions)

                                            --------------------------------------------------------------------------
                                                                              FYE 12/31
                                            --------------------------------------------------------------------------
                                             2000      2001     2002E      2003E     2004E    2005E    2006E    2007E
                                             ----      ----     -----      -----     -----    -----    -----    -----
Net Income to Unit Holders                  ($4.0)    ($28.8)  ($17.1)    ($14.8)   ($14.1)   ($9.3)   ($5.2)   ($3.2)
Distribution to General Partner              (0.0)       0.0      0.0        0.0       0.0      0.0      0.0      0.0
Depreciation, Depletion and Amort.           28.8       31.7     21.3       17.8      18.0     16.8     16.8     16.8
Amortization of Financing Fees                0.7        0.7      0.7        0.7       0.7      0.7      0.7      0.7
Affiliate Equity Adjustment                              0.0     (2.5)      (2.5)     (2.5)    (2.5)    (2.5)    (2.5)
Cost of Timber & Property Sales               2.6        0.0      0.0        0.0       0.0      0.0      0.0      0.0

Gain (Loss) on Disposal of Assets            (0.0)       0.0      0.0        0.0       0.0      0.0      0.0      0.0
Other Non-Cash Items                          0.1        0.0      0.0        0.0       0.0      0.0      0.0      0.0
Minority Interest                            (0.0)       0.0      0.0        0.0       0.0      0.0      0.0      0.0
(Inc.) / Dec. in Receivables                 (3.7)       6.7     (1.3)       0.0       0.0      0.0      0.0      0.0
(Inc.) / Dec. in Prepaids and Other           0.9        0.0      0.0        0.0       0.0      0.0      0.0      0.0
Inc. / (Dec.) in Payables                     2.1       (3.6)     0.0        0.0       0.0      0.0      0.0      0.0
Inc. / (Dec.) in Deferred
   Revenues / Deposits                        1.4       (1.5)     0.0        0.0       0.0      0.0      0.0      0.0
                                            -----     ------   ------     ------    ------    -----    -----    -----
Net Cash Provided by Operating
   Activities                                28.9        5.1      1.1        1.2       2.0      5.7      9.7     11.7

Capital Expenditures:

   Reforestation                             (2.3)      (1.3)    (1.3)      (1.3)     (1.3)    (1.3)    (1.3)    (1.3)
   Roads                                     (0.1)      (0.1)    (0.1)      (0.1)     (0.1)    (0.1)    (0.1)    (0.1)
   Timber                                     0.0       15.6      0.0        0.0       0.0      0.0      0.0      0.0
Proceeds from Sales                           0.1        0.0      0.0        0.0       0.0      0.0      0.0      0.0
Increase in Cash Investments                             0.0     (3.0)      (4.5)     (3.5)    (6.0)   (11.0)     0.0
Investment In Affiliate                       2.0      (14.1)     4.8        3.4       2.7     (0.0)     2.8      3.0
                                            -----     ------   ------     ------    ------    -----    -----    -----
Net Cash Used by Investing Activities        (0.3)       0.1      0.5       (2.5)     (2.2)    (7.4)    (9.5)     1.6

Distributions to Partners                   (26.0)      (6.7)     0.0        0.0       0.0      0.0      0.0      0.0
Distributions to Minority Interest           (0.3)       0.0      0.0        0.0       0.0      0.0      0.0      0.0
Payment to Affiliates                         0.0        0.0      0.0        0.0       0.0      0.0      0.0      0.0
Draw-down (Repayment) on the Revolver         0.0        0.0      0.0        0.0       0.0      0.0      0.0      0.0
Borrowing / (Repayment) of
   Working Capital                            0.0        0.0      0.0        0.0       0.0      0.0      0.0      0.0
Borrowing / (Repayment) of
   Senior Notes                               0.0        0.0      0.0        0.0       0.0      0.0      0.0      0.0
                                            -----     ------   ------     ------    ------    -----    -----    -----
Net Cash Used by Financing Activities       (26.2)      (6.7)     0.0        0.0       0.0      0.0      0.0      0.0

Beginning Cash Balance                        2.8        3.2      1.7        3.3       2.0      1.8      0.1      0.2

Net Increase (Decrease) in
   Cash and Cash                              2.4       (1.4)     1.5       (1.3)     (0.2)    (1.8)     0.2     13.3

Ending Cash Balance                           3.2        1.7      3.3        2.0       1.8      0.1      0.2     13.6

                                 FINAL FORECASTS
                          U.S. TIMBERLANDS YAKIMA, LLC
                                INCOME STATEMENT
                                 ($ in millions)

                                          ----------------------------------------------------------
                                                                   FYE 12/31
                                          ----------------------------------------------------------
                                           2000   2001   2002E   2003E   2004E   2005E  2006E  2007E
                                           ----   ----   -----   -----   -----   -----  -----  -----
Revenue
   Logs - Core                            $25.2   $1.1    $2.2    $3.1    $3.3    $3.6   $3.9   $4.0
   Logs- Yainax & Antelope                         0.0     6.1     8.6     7.7     3.6    0.0    0.0
   Camp 6 Timber Deed                              2.7     6.9     7.7     7.7     8.7    0.0    0.0
   Acquisition                                             0.0     0.0     0.0     0.0    0.0    0.0
   Timber Deeds                                    5.7     2.4     2.5     2.7     3.0    3.2    3.3
   Other Sales / HBU Sales                  0.4    0.5     0.5     0.6     1.6     3.0    4.1    4.1
   Timerland Sales & 4th Q Stumpage                        4.9
                                          -----   ----    ----    ----    ----    ----   ----   ----
   Total Revenue                           25.6   10.1    23.1    22.5    22.9    21.8   11.2   11.4

Logging Costs
   Core                                     9.1    0.6     1.1     1.5     1.5     1.5    1.5    1.5
   Yainax & Antelope                               0.0     3.0     3.8     3.3     1.5    0.0    0.0
   Camp 6 Timber Deed                              1.4     3.6     3.7     3.6     3.6    0.0    0.0
   Acquisition                                             0.0     0.0     0.0     0.0    0.0    0.0
Forest Expenses                                    0.1     0.1     0.1     0.1     0.2    0.2    0.2
Other Expenses (Service Fee)                1.4    2.1     2.5     2.5     2.5     2.5    2.5    2.5
EBITDDA                                    15.2    5.9    12.7    10.7    11.8    12.6    7.0    7.2
Depletion - Core & Road Amortization        6.5    2.3     1.4     1.6     1.5     1.5    1.5    1.5
Depletion - Yainax & Antelope                      0.0     1.5     1.9     1.7     0.8    0.0    0.0
Depletion - Camp 6                                 1.1     3.0     3.1     2.9     1.8    0.0    0.0
Depletion - Acquisition                                    0.0     0.0     0.0     0.0    0.0    0.0
Cost of Timberland / HBU Sale                      0.0     4.6     0.1     0.2     0.3    0.4    0.4
                                          -----   ----    ----    ----    ----    ----   ----   ----
EBIT                                        8.7    2.4     2.3     4.1     5.5     8.1    5.0    5.3
Less: Interest Expense                      5.6    3.8     2.4     2.9     3.4     3.9    3.9    3.9
Less: Loan Guarantee Fee  1.8%              0.0    0.3     1.8     1.8     1.8     1.8    1.8    1.8
Less: Hedging Costs, LC Fee & Amort.
   Of Fees                                  0.4    0.6     0.8     0.8     0.8     0.8    0.8    0.8
Less: Preferred Interest Payable
   (of Face Value)                          1.2    1.9     2.0     2.1     2.2     2.3    2.5    2.6
Plus: Interest Income 3.0%                  0.1    0.0     0.3     0.5     0.6     0.7    0.7    0.3
EBT                                         1.6   (4.2)   (4.4)   (3.0)   (2.1)    0.1   (3.2)  (3.5)
Reference
   Earnings to Klamath Falls (49%)          0.8   (2.1)   (2.1)   (1.5)   (1.0)    0.0   (1.6)  (1.7)
                                          -----   ----    ----    ----    ----    ----   ----   ----
   Plus: Add-back of Preferred Dividend     1.2    1.9     2.0     2.1     2.2     2.3    2.5    2.6
   Income from Affiliate                    2.0   (0.1)   (0.1)    0.7     1.2     2.4    0.9    0.9
   Log Sales Volume (MMBF)                 39.0   10.9    43.3    50.5    47.3    37.3    8.1    8.1
   Deed Sales Volume (MMBF)                35.5   23.0     9.6     9.6     9.6     9.6    9.6    9.6
                                          -----   ----    ----    ----    ----    ----   ----   ----
   Total Harvest Per Year (MMBF)           74.6   33.9    52.9    60.1    56.9    46.9   17.7   17.7

                                 FINAL FORECASTS
                          U.S. TIMBERLANDS YAKIMA, LLC
                                  BALANCE SHEET
                                 ($ in millions)

                                                  -----------------------------------------------------------------------
                                                                                 FYE 12/31
                                                  -----------------------------------------------------------------------
                                                   1999    2000    2001   2002E    2003E   2004E   2005E   2006E    2007E
                                                   ----    ----    ----   -----    -----   -----   -----   -----    -----
Assets
   Cash & Cash Equivalents                         $9.1    $0.4    $5.1    $4.1     $2.7    $1.3    $2.2    $1.4    $12.5
   Cash Investments                                 0.0     0.0     1.5     3.5      6.0    11.0    14.0    13.0      0.0
   Accounts Receivable & Current Portion Notes      0.0     3.4     3.4     1.5      1.5     1.5     1.5     1.5      1.5
   Prepaid and Other                                0.0     0.0     0.0     0.1      0.1     0.1     0.1     0.1      0.1
                                                   ----    ----   -----   -----    -----   -----   -----   -----    -----
   Total Current Assets                             9.1     3.9    10.1     9.2     10.2    13.9    17.8    16.0     14.1

   Timber & Timberlands                            73.7    51.6    85.4    77.0     72.8    68.8    65.9    64.7     63.6
   Other Timber Assets                              0.1    18.9    18.9    17.4     15.5    13.8    13.0    13.0     13.0
   Other Assets Added                                                       0.0      0.0     0.0     0.0     0.0      0.0
   Timber Deeds
                                                           ----   -----   -----    -----   -----   -----   -----    -----
   Total Timber and Timberlands, net               73.9    70.4   104.3    94.4     88.3    82.6    78.9    77.7     76.6
   PP&E                                             0.0     0.1     0.1     0.1      0.1     0.1     0.1     0.1      0.1
   Operating Reserve Accounts (replace with L/C)                    4.8
   Borrowing Reserve Accounts                                       1.9     7.5      9.5     9.5     9.5     9.5      9.5
   Loans to Affiliates                                                     16.0     16.0    16.0    16.0    16.0     16.0
   Deferred Financing Fees                          0.8     0.7     3.8     3.5      3.2     2.9     2.6     2.3      2.0
                                                   ----    ----   -----   -----    -----   -----   -----   -----    -----
   Total Assets                                    83.9    75.1   124.9   130.6    127.3   124.9   124.8   121.6    118.2

Liabilities and Partners' Capital
   Revolving Credit Facility                        0.0     0.0     0.0     0.0      0.0     0.0     0.0     0.0      0.0
   Long Term Debt, current portion                 13.5    10.0     0.0     0.0      0.0     0.0     0.0     0.0      0.0
   Accounts Payable                                 0.1     1.2     1.2     1.7      1.7     1.7     1.7     1.7      1.7
   Deferred Revenue                                 5.5     0.0     0.0     0.0      0.0     0.0     0.0     0.0      0.0
                                                   ----    ----   -----   -----    -----   -----   -----   -----    -----
   Total Current Liabilities                       19.1    11.2     1.2     1.7      1.7     1.7     1.7     1.7      1.7

   Long Term Debt                                  46.5    42.8    88.4    98.5     98.5    98.5    98.5    98.5     98.5

   Total Liabilities                               65.6    54.0    89.6   100.2    100.2   100.2   100.2   100.2    100.2

   Preferred Interest                              18.2    20.3    35.3    30.5     27.1    24.7    24.7    21.4     18.0
   Common Interest                                  0.0     0.8     0.0     0.0      0.0     0.0     0.0     0.0      0.0
                                                   ----    ----   -----   -----    -----   -----   -----   -----    -----
   Total Liabilities & Partners' Capital           83.9    75.1   124.9   130.6    127.3   124.9   124.8   121.6    118.2

                                 FINAL FORECASTS
                          U.S. TIMBERLANDS YAKIMA, LLC
                               CASH FLOW STATEMENT
                                 ($ in millions)

                                                         ----------------------------------------------------------
                                                                                  FYE 12/31
                                                         ----------------------------------------------------------
                                                         2001    2002E     2003E   2004E    2005E    2006E    2007E
                                                         ----    -----     -----   -----    -----    -----    -----
EBT                                                      (4.2)    (4.4)     (3.0)   (2.1)      0.1    (3.2)    (3.5)

DD&A and Fees- Yakima                                     2.8      3.2       3.7     3.6      2.6      1.8      1.8
Cost of Timber Deed Sales                                 1.1      3.0       3.1     2.9      1.8      0.0      0.0

(Inc.)/Dec. in Receivables                                0.0      1.9       0.0     0.0      0.0      0.0      0.0
(Inc.)/Dec. in Prepaids and Other                         0.0    (0.0)       0.0     0.0      0.0      0.0      0.0
Inc./(Dec.) in Payables                                   0.0      0.5       0.0     0.0      0.0      0.0      0.0
Inc./(Dec.) in Deferred Revenues/Deposits                 0.0      0.0       0.0     0.0      0.0      0.0      0.0
                                                        -----    -----      ----    ----     ----     ----     ----
Net Cash Provided by Operating Activities                (0.3)     4.2       3.8     4.4      4.5     (1.3)    (1.6)

Capital Expenditures:
   Reforestation                                         (0.3)    (0.4)     (0.4)   (0.4)    (0.4)    (0.3)    (0.3)
   Roads                                                 (0.1)    (0.1)     (0.1)   (0.1)    (0.1)    (0.1)    (0.1)
   Other                                                  0.0      0.0       0.0     0.0      0.0      0.0      0.0
                                                        -----    -----      ----    ----     ----      ---     ----
   Total CapEx                                           (0.4)    (0.4)     (0.4)   (0.5)    (0.5)    (0.4)    (0.4)
Timber (Payment for asset transfers, incl. Camp 9)      (36.9)     4.5       0.0     0.0      0.0      0.0      0.0
(Inc)/Dec in Cash Investment                             (1.5)    (2.0)     (2.5)   (5.0)    (3.0)     1.0     13.0
(Inc)/Dec in Loans to Affiliates                          0.0    (16.0)      0.0     0.0      0.0      0.0      0.0
                                                        -----    -----      ----    ----     ----     ----     ----
Net Cash Used by Investing Activities                   (38.8)   (13.9)     (2.9)   (5.5)    (3.5)     0.6     12.6

Distributions                                             0.0      0.0       0.0     0.0      0.0      0.0      0.0
Draw-down (Repayment) on the Revolver                     0.0      0.0       0.0     0.0      0.0      0.0      0.0
Change in Timber Deed
Change in Reserve Accounts                               (6.7)    (0.8)     (2.0)    0.0      0.0      0.0      0.0
Increase/(Decrease) of Long Term Debt                    45.6     10.1       0.0     0.0      0.0      0.0      0.0
Increase/(Decrease) of CP of Long Term Debt             (10.0)     0.0       0.0     0.0      0.0      0.0      0.0
Cost of Financing                                        (3.6)     0.0       0.0     0.0      0.0      0.0      0.0
Change in Preferred Interest (of Face Value)             18.4      2.0       2.1     2.2      2.3      2.5      2.6
                                                        -----    -----      ----    ----     ----     ----     ----
Net Cash Used by Financing Activities                    43.8     11.3       0.1     2.2      2.3      2.5      2.6

Distributions                                             0.0     (2.5)     (2.5)   (2.5)    (2.5)    (2.5)    (2.5)
Tax Distributions                                         0.0      0.0       0.0     0.0      0.0      0.0      0.0

Beginning Cash Balance                                    0.4      5.1       4.1     2.7      1.3      2.2      1.4

Net Increase (Decrease) in Cash and Cash Equivalents      4.7     (1.0)     (1.5)   (1.3)     0.9     (0.8)    11.1

Ending Cash Balance                                       5.1      4.1       2.7     1.3      2.2      1.4     12.5

                                    EXHIBIT C

                              PRELIMINARY FORECASTS

      The Company does not, as a matter of course, make public projections or forecasts as to its future financial results. However, in connection with DrKW's analysis of the Offer and the Merger, the Company's management provided preliminary forecasts to DrKW that were used by DrKW in the financial analyses it conducted in connection with the Previous Analyses. Accordingly, such forecasts are being included herein. THESE FORECASTS WERE SUBSEQUENTLY REVISED AS MORE FULLY DISCUSSED ELSEWHERE IN THIS AMENDMENT AND SUPPLEMENT TO OFFER TO PURCHASE. ACCORDINGLY, THE COMPANY'S MANAGEMENT DOES NOT BELIEVE THAT THESE PRELIMINARY FORECASTS ARE ACCURATE, AND THEY SHOULD NOT BE RELIED UPON AS BEING INDICATIVE OF FUTURE RESULTS. THESE FORECASTS ARE BEING PROVIDED SOLELY TO ALLOW UNITHOLDERS TO ASSESS THE DIFFERENCES BETWEEN THE PRELIMINARY FORECASTS AND THE FINAL FORECASTS ATTACHED TO THIS AMENDMENT AND SUPPLEMENT TO OFFER TO PURCHASE AS EXHIBIT B AND EXHIBIT C, RESPECTIVELY.

      The Company did not prepare any forecasts with a view to public disclosure or with a view toward complying with the guidelines established by the Securities and Exchange Commission or the American Institute of Certified Public Accountants with respect to forecasted financial information. Neither the Company's independent auditors, nor any other independent auditors, have compiled, examined or performed any procedures with respect to the forecasted financial information contained herein, nor have they expressed any opinion or any form of assurance on such information. These forecasts do not reflect any of the effects of the Offer, the Merger or other changes that may in the future be deemed appropriate concerning the Company and its assets, business, operations, properties, policies, corporate structure, capitalization and management in light of the circumstances then existing.

                       JANUARY 2002 PRELIMINARY FORECASTS
                     U.S. TIMBERLANDS KLAMATH FALLS, L.L.C.
                                INCOME STATEMENT
                    ($ in millions, except per unit amounts)

                                            ----------------------------------------------------------------------------------
                                                                                FYE 12/31
                                            ----------------------------------------------------------------------------------
                                            2000      2001E      2002E      2003E      2004E      2005E      2006E       2007E
                                            ----      -----      -----      -----      -----      -----      -----       -----
Log Sales                                   $72.3      $28.6     $28.6      $21.7      $38.9      $43.2      $46.2       $47.9
Timber Deed Sales                             0.0       24.7      14.3       17.2        7.0        6.2        7.0         7.2
Timberland Sales                              2.8        0.0       0.0        0.0        0.0        0.0        0.0         0.0
Small Log Sales                               0.0        0.0       6.7        5.3        5.5        5.5        5.5         5.5
By-products and other                         0.6        0.6       0.8        0.9        1.0        1.0        1.0         1.0
Income from Reinvestment                      0.0        0.0       0.0        0.0        0.0        0.0        0.0         0.0
                                            -----      -----     -----      -----      -----      -----      -----       -----
Total Revenue                                75.6       53.8      50.4       45.1       52.4       55.9       59.7        61.6

Log and Haul Costs                           19.9       15.9      14.5        9.9       18.4       18.4       18.4        18.4
Cost of Timber & Property Sales               2.6        0.0       0.0        0.0        0.0        0.0        0.0         0.0
Forest Expenses                               0.0        2.3       2.0        1.9        1.9        1.8        1.8         1.8
Depreciation, Depletion and Amort            28.8       31.7      21.3       17.8       18.0       16.8       16.8        16.8
                                            -----      -----     -----      -----      -----      -----      -----       -----
Gross Profit                                 24.3        3.9      12.6       15.4       14.2       18.9       22.7        24.6

SG&A                                          8.4        8.4       6.3        6.3        6.3        6.3        6.3         6.3
Business Reinvestment of Excess Cash          0.0        0.0       0.0        0.0        0.0        0.0        0.0
Plus: Equity in Income of Affiliate           2.0       (2.1)
                                            -----      -----     -----      -----      -----      -----      -----       -----
EBIT                                         17.9       (6.6)      6.3        9.2        7.9       12.6       16.4        18.3

Less: Net Interest Expense                   21.5       21.6      21.6       21.5       21.4       21.2       21.0        20.8
Less: Amortization of Financing Fees          0.7        0.7       0.7        0.7        0.7        0.7        0.7         0.7
Less: Other Interest                         (0.2)       0.0       0.0        0.0        0.0        0.0        0.0         0.0
Less: Minority Interest                      (0.0)       0.0       0.0        0.0        0.0        0.0        0.0         0.0
Less: GP Interest                            (0.0)       0.0       0.0        0.0        0.0        0.0        0.0         0.0
                                            -----      -----     -----      -----      -----      -----      -----       -----
Net Income to Unit Holders                   (4.0)     (28.8)    (15.9)     (13.0)     (14.1)      (9.3)      (5.2)       (3.2)

Earnings per Unit                          ($0.31)    ($2.24)   ($1.24)    ($1.01)    ($1.10)    ($0.72)    ($0.41)     ($0.25)
Weighted Average Units Outstanding           12.9       12.9      12.9       12.9       12.9       12.9       12.9        12.9
EBIT (Klamath Falls Only)                    15.9       (4.5)      6.3        9.2        7.9       12.6       16.4        18.3
Depreciation, Depletion and Amort            28.8       31.7      21.3       17.8       18.0       16.8       16.8        16.8
Cost of Timber & Property Sales               2.6        0.0       0.0        0.0        0.0        0.0        0.0         0.0
                                            -----      -----     -----      -----      -----      -----      -----       -----
EBITDDA (Klamath Falls only)                 47.3       27.2      27.6       27.0       25.9       29.4       33.2        35.1

Log Sales Volume (MMBF)                      96.1       82.1      79.0       54.0      100.0      100.0      100.0       100.0
Deed Sales Volume (MMBF)                    147.5      154.5      80.0       79.0       34.0       25.0       25.0        25.0
Timberland Sales Volume (MMBF)               13.6        0.0       0.0        0.0        0.0        0.0        0.0         0.0
                                            -----      -----     -----      -----      -----      -----      -----       -----
Total Harvest Per Year (MMBF)               257.2      236.6     159.0      133.0      134.0      125.0      125.0       125.0

Delivered Log Prices ($/MBF)               $393.0     $348.0    $362.6     $401.5     $389.4     $432.0     $462.4      $478.6
Log and Haul Costs ($/MBF)                  188.0      194.0     184.0      184.0      184.0      184.0      184.0       184.0

                       JANUARY 2002 PRELIMINARY FORECASTS
                     U.S. TIMBERLANDS KLAMATH FALLS, L.L.C.
                                  BALANCE SHEET
                                 ($ in millions)

                                            ------------------------------------------------------------------------
                                                                          FYE 12/31
                                            ------------------------------------------------------------------------
                                            2000     2001E     2002E    2003E    2004E     2005E      2006E    2007E
                                            ----     -----     -----    -----    -----     -----      -----    -----
Assets
Cash and Cash Equivalents                    $3.2     $1.7     $3.9     $3.2      $3.0      $1.2      $1.4     $14.7
Cash Investments                              0.0      0.0      3.0      7.5      11.0      17.0      28.0      28.0
Receivables                                   6.9      0.2      1.5      1.5       1.5       1.5       1.5       1.5
Prepaid Expenses and Other                    0.0      0.0      0.0      0.0       0.0       0.0       0.0       0.0
                                            -----    -----    -----    -----     -----     -----     -----     -----
Current Assets                               10.1      2.0      8.4     12.2      15.5      19.8      30.9      44.3

Timber and Timberlands                      264.7    218.7    198.8    182.3     165.8     150.4     135.0     119.6
Investments in Affiliate                     20.5     34.7     30.4     28.2      25.5      25.6      22.7      19.7
PP&E                                          0.9      0.9      0.9      0.9       0.9       0.9       0.9       0.9
Notes Receivable, less current portion        0.0      0.0      0.0      0.0       0.0       0.0       0.0       0.0
Deferred Financing Fees                       4.6      4.0      3.3      2.6       1.9       1.3       0.6      (0.1)
                                            -----    -----    -----    -----     -----     -----     -----     -----
Total Assets                                300.9    260.3    241.8    226.3     209.7     197.9     190.2     184.5


Liabilities and Partners' Capital
Revolving Credit Facility                     0.0      0.0      0.0      0.0       0.0       0.0       0.0       0.0
Working Capital Facility                      0.0      0.0      0.0      0.0       0.0       0.0       0.0       0.0
Payables                                      6.6      3.0      3.0      3.0       3.0       3.0       3.0       3.0
Deferred Revenues / Deposits                  1.5      0.0      0.0      0.0       0.0       0.0       0.0       0.0
                                            -----    -----    -----    -----     -----     -----     -----     -----
Current Liabilities                           8.1      3.0      3.0      3.0       3.0       3.0       3.0       3.0

Long Term Debt                              225.0    225.0    225.0    225.0     225.0     225.0     225.0     225.0
Minority Interest                             0.7      0.7      0.7      0.7       0.7       0.7       0.7       0.7
                                            -----    -----    -----    -----     -----     -----     -----     -----
Total Liabilities                           233.8    228.7    228.7    228.7     228.7     228.7     228.7     228.7

Common Interest                              67.1     31.6     13.1     (2.4)    (19.0)    (30.8)    (38.5)    (44.2)

Total Liabilities and Capital               300.9    260.3    241.8    226.3     209.7     197.9     190.2     184.5

                       JANUARY 2002 PRELIMINARY FORECASTS
                     U.S. TIMBERLANDS KLAMATH FALLS, L.L.C.
                               CASH FLOW STATEMENT
                                 ($ in millions)

                                                     -----------------------------------------------------------------------
                                                                                         FYE 12/31
                                                     -----------------------------------------------------------------------
                                                     2000        2001E    2002E    2003E    2004E     2005E   2006E    2007E
                                                     ----        -----    -----    -----    -----     -----   -----    -----
Net Income to Unit Holders                          ($4.0)      ($28.8)  ($15,9)  ($13.0)  ($14.1)   ($9.3)   ($5.2)   ($3.2)
Distribution to General Partner                      (0.0)         0.0      0.0      0.0      0.0      0.0      0.0      0.0
Depreciation, Depletion and Amort                    28.8         31.7     21.3     17.8     18.0     16.8     16.8     16.8
Amortization of Financing Fees                        0.7          0.7      0.7      0.7      0.7      0.7      0.7      0.7
Affiliate Equity Adjustment                                        0.0     (2.5)    (2.5)    (2.5)    (2.5)    (2.5)    (2.5)
Cost of Timber & Property Sales                       2.6          0.0      0.0      0.0      0.0      0.0      0.0      0.0

Gain (Loss) on Disposal of Assets                    (0.0)         0.0      0.0      0.0      0.0      0.0      0.0      0.0
Other Non-Cash Items                                  0.1          0.0      0.0      0.0      0.0      0.0      0.0      0.0
Minority Interest                                    (0.0)         0.0      0.0      0.0      0.0      0.0      0.0      0.0
(Inc.) / Dec. in Receivables                         (3.7)         6.7     (1.3)     0.0      0.0      0.0      0.0      0.0
(Inc.) / Dec. in Prepaids and Other                   0.9          0.0      0.0      0.0      0.0      0.0      0.0      0.0
Inc. / (Dec.) in Payables                             2.1         (3.6)     0.0      0.0      0.0      0.0      0.0      0.0
Inc. / (Dec.) in Deferred Revenues / Deposits         1.4         (1.5)     0.0      0.0      0.0      0.0      0.0      0.0
                                                    -----       ------   ------   ------   ------    -----    -----    -----
Net Cash Provided by Operating Activities            28.9          5.1      2.2      3.0      2.0      5.7      9.7     11.7

Capital Expenditures:
Reforestation                                        (2.3)        (1.3)    (1.3)    (1.3)    (1.3)    (1.3)    (1.3)    (1.3)
Roads                                                (0.1)        (0.1)    (0.1)    (0.1)    (0.1)    (0.1)    (0.1)    (0.1)
Timber                                                0.0         15.6      0.0      0.0      0.0      0.0      0.0      0.0
Proceeds from Sales                                   0.1          0.0      0.0      0.0      0.0      0.0      0.0      0.0
Increase in Cash Investments                                       0.0     (3.0)    (4.5)    (3.5)    (6.0)   (11.0)     0.0
Investment In Affiliate                               2.0        (14.1)     4.3      2.2      2.7     (0.0)     2.8      3.0
                                                    -----       ------   ------   ------   ------    -----    -----    -----
Net Cash Used by Investing Activities                (0.3)         0.1     (0.1)    (3.7)    (2.2)    (7.4)    (9.5)     1.6

Distributions to Partners                           (26.0)         6.7      0.0      0.0      0.0      0.0      0.0      0.0
Distributions to Minority Interest                   (0.3)         0.0      0.0      0.0      0.0      0.0      0.0      0.0
Payment to Affiliates                                 0.0          0.0      0.0      0.0      0.0      0.0      0.0      0.0
Draw-down (Repayment) on the Revolver                 0.0          0.0      0.0      0.0      0.0      0.0      0.0      0.0
Borrowing / (Repayment) of Working Capital            0.0          0.0      0.0      0.0      0.0      0.0      0.0      0.0
Borrowing / (Repayment) of Senior Notes               0.0          0.0      0.0      0.0      0.0      0.0      0.0      0.0
                                                    -----       ------   ------   ------   ------    -----    -----    -----
Net Cash Used by Financing Activities               (26.2)         6.7      0.0      0.0      0.0      0.0      0.0      0.0

Beginning Cash Balance                                2.8          3.2      1.7      3.9      3.2      3.0      1.2      1.4

Net Increase (Decrease) in Cash and Cash Eq           2.4         (1.4)     2.2     (0.7)    (0.2)    (1.8)     0.2     13.3

Ending Cash Balance                                   3.2          1.7      3.9      3.2      3.0      1.2      1.4     14.7

                       JANUARY 2002 PRELIMINARY FORECASTS
                          U.S. TIMBERLANDS YAKIMA, LLC
                                INCOME STATEMENT
                                 ($ in millions)

                                          ----------------------------------------------------------
                                                                   FYE 12/31
                                          ----------------------------------------------------------
                                           2000   2001   2002E   2003E   2004E   2005E  2006E  2007E
                                           ----   ----   -----   -----   -----   -----  -----  -----
Revenue
   Logs - Core                            $25.2   $1.1    $2.3    $3.4    $3.3    $3.6   $3.9   $4.0
   Logs- Yainax & Antelope                         0.0     6.1     8.6     7.7     3.6    0.0    0.0
   Camp 6 Timber Deed                              2.7     7.3     8.4     7.7     8.7    0.0    0.0
   Acquisition                                             0.0     0.0     0.0     0.0    0.0    0.0
   Timber Deeds                                    5.7     2.4     2.8     2.7     3.0    3.2    3.3
   Other Sales / HBU Sales                  0.4    0.5     0.5     0.6     1.6     3.0    4.1    4.1
   Timerland Sales & 4th Q Stumpage                        4.9
                                          -----   ----    ----    ----    ----    ----   ----   ----
   Total Revenue                           25.6   10.1    23.6    23.7    22.9    21.8   11.2   11.4

Logging Costs
   Core                                     9.1    0.6     1.1     1.5     1.5     1.5    1.5    1.5
   Yainax & Antelope                               0.0     3.0     3.8     3.3     1.5    0.0    0.0
   Camp 6 Timber Deed                              1.4     3.6     3.7     3.6     3.6    0.0    0.0
   Acquisition                                             0.0     0.0     0.0     0.0    0.0    0.0
Forest Expenses                                    0.1     0.1     0.2     0.1     0.2    0.2    0.2
Other Expenses (Service Fee)                1.4    2.1     2.5     2.5     2.5     2.5    2.5    2.5
EBITDDA                                    15.2    5.9    13.2    11.9    11.8    12.6    7.0    7.2
Depletion - Core & Road Amortization        6.5    2.3     1.4     1.6     1.5     1.5    1.5    1.5
Depletion - Yainax & Antelope                      0.0     1.5     1.9     1.7     0.8    0.0    0.0
Depletion - Camp 6                                 1.1     3.0     3.1     2.9     1.8    0.0    0.0
Depletion - Acquisition                                    0.0     0.0     0.0     0.0    0.0    0.0
Cost of Timberland / HBU Sale                      0.0     4.6     0.1     0.2     0.3    0.4    0.4
                                          -----   ----    ----    ----    ----    ----   ----   ----
EBIT                                        8.7    2.4     2.8     5.3     5.5     8.1    5.0    5.3
Less: Interest Expense                      5.6    3.8     2.4     2.9     3.4     3.9    3.9    3.9
Less: Loan Guarantee Fee  1.8%              0.0    0.3     1.8     1.8     1.8     1.8    1.8    1.8
Less: Hedging Costs, LC Fee & Amort.
   Of Fees                                  0.4    0.6     0.8     0.8     0.8     0.8    0.8    0.8
Less: Preferred Interest Payable
   (of Face Value)                          1.2    1.9     2.0     2.1     2.2     2.3    2.5    2.6
Plus: Interest Income 3.0%                  0.1    0.0     0.3     0.5     0.6     0.7    0.7    0.3
EBT                                         1.6   (4.2)   (3.8)   (1.8)   (2.1)    0.1   (3.2)  (3.5)
Reference
   Earnings to Klamath Falls (49%)          0.8   (2.1)   (1.9)   (0.9)   (1.0)    0.0   (1.6)  (1.7)
   Plus: Add-back of Preferred Dividend     1.2    1.9     2.0     2.1     2.2     2.3    2.5    2.6
                                          -----   ----    ----    ----    ----    ----   ----   ----
   Income from Affiliate                    2.0   (0.1)   (0.1)    1.3     1.2     2.4    0.9    0.9
   Log Sales Volume (MMBF)                 39.0   10.9    43.3    50.5    47.3    37.3    8.1    8.1
   Deed Sales Volume (MMBF)                35.5   23.0     9.6     9.6     9.6     9.6    9.6    9.6
                                          -----   ----    ----    ----    ----    ----   ----   ----
   Total Harvest Per Year (MMBF)           74.6   33.9    52.9    60.1    56.9    46.9   17.7   17.7

                       JANUARY 2002 PRELIMINARY FORECASTS
                          U.S. TIMBERLANDS YAKIMA, LLC
                                  BALANCE SHEET
                                 ($ in millions)

                                                   ---------------------------------------------------------------------------
                                                                                     FYE 12/31
                                                   ---------------------------------------------------------------------------
                                                   1999    2000    2001E    2002E    2003E    2004E     2005E   2006E    2007E
                                                   ----    ----    -----    -----    -----    -----     -----   -----    -----
Assets
Cash & Cash Equivalents                            $9.1    $0.4     $5.1     $4.7     $4.4     $3.1     $3.9     $3.2    $14.3
Cash Investments                                    0.0     0.0      1.5      3.5      6.0     11.0     14.0     13.0      0.0
Accounts Receivable & Current Portion Notes         0.0     3.4      3.4      1.5      1.5      1.5      1.5      1.5      1.5
Prepaid and Other                                   0.0     0.0      0.0      0.1      0.1      0.1      0.1      0.1      0.1
                                                   ----    ----     ----     ----     ----     ----     ----     ----    -----
Total Current Assets                                9.1     3.9     10.1      9.7     12.0     15.6     19.5     17.7     15.8

Timber & Timberlands                               73.7    51.6     85.4     77.0     72.8     68.8     65.9     64.7     63.6
Other Timber Assets                                 0.1    18.9     18.9     17.4     15.5     13.8     13.0     13.0     13.0
Other Assets Added                                                            0.0      0.0      0.0      0.0      0.0      0.0
Timber Deeds
                                                           ----     ----     ----     ----     ----     ----     ----    -----
Total Timber and Timberlands, net                  73.9    70.4    104.3     94.4     88.3     82.6     78.9     77.7     76.6
PP&E                                                0.0     0.1      0.1      0.1      0.1      0.1      0.1      0.1      0.1
Operating Reserve Accounts (replace with L/C)                        4.8
Borrowing Reserve Accounts                                           1.9      7.5      9.5      9.5      9.5      9.5      9.5
Loans to Affiliates                                                          16.0     16.0     16.0     16.0     16.0     16.0
Deferred Financing Fees                             0.8     0.7      3.8      3.5      3.2      2.9      2.6      2.3      2.0
                                                   ----    ----     ----     ----     ----     ----     ----     ----    -----
Total Assets                                       83.9    75.1    124.9    131.2    129.0    126.7    126.6    123.3    120.0

Liabilities and Partners' Capital
Revolving Credit Facility                           0.0     0.0      0.0      0.0      0.0      0.0      0.0      0.0      0.0
Long Term Debt, current portion                    13.5    10.0      0.0      0.0      0.0      0.0      0.0      0.0      0.0
Accounts Payable                                    0.1     1.2      1.2      1.7      1.7      1.7      1.7      1.7      1.7
Deferred Revenue                                    5.5     0.0      0.0      0.0      0.0      0.0      0.0      0.0      0.0
                                                   ----    ----     ----     ----     ----     ----     ----     ----    -----
Total Current Liabilities                          19.1    11.2      1.2      1.7      1.7      1.7      1.7      1.7      1.7

Long Term Debt                                     46.5    42.8     88.4     98.5     98.5     98.5     98.5     98.5     98.5

Total Liabilities                                  65.6    54.0     89.6    100.2    100.2    100.2    100.2    100.2    100.2

Preferred Interest                                 18.2    20.3     35.3     31.0     28.8     26.5     26.4     23.2     19.8
Common Interest                                     0.0     0.8      0.0      0.0      0.0      0.0      0.0      0.0      0.0
                                                   ----    ----     ----     ----     ----     ----     ----     ----    -----
Total Liabilities & Partners' Capital              83.9    75.1    124.9    131.2    129.0    126.7    126.6    123.3    120.0

                       JANUARY 2002 PRELIMINARY FORECASTS
                          U.S. TIMBERLANDS YAKIMA, LLC
                               CASH FLOW STATEMENT
                                 ($ in millions)

                                                         -------------------------------------------------
                                                                               FYE 12/31
                                                         -------------------------------------------------
                                                         2001E   2002E  2003E  2004E  2005E  2006E   2007E
                                                         -----   -----  -----  -----  -----  -----   -----
EBT                                                      (4.2)   (3.8)  (1.8)  (2.1)   0.1   (3.2)   (3.5)
DD&A and Fees- Yakima                                     2.8     3.2    3.7    3.6    2.6    1.8     1.8
Cost of Timber Deed Sales                                 1.1     3.0    3.1    2.9    1.8    0.0     0.0

(Inc.) / Dec. in Receivables                              0.0     1.9    0.0    0.0    0.0    0.0     0.0
(Inc.) / Dec. in Prepaids and Other                       0.0    (0.0)   0.0    0.0    0.0    0.0     0.0
Inc. / (Dec.) in Payables                                 0.0     0.5    0.0    0.0    0.0    0.0     0.0
Inc. / (Dec.) in Deferred Revenues / Deposits             0.0     0.0    0.0    0.0    0.0    0.0     0.0
                                                        -----    ----   ----   ----   ----   ----    ----
Net Cash Provided by Operating Activities                (0.3)    4.7    5.1    4.4    4.5   (1.3)   (1.6)

Capital Expenditures:
Reforestation                                            (0.3)   (0.4)  (0.4)  (0.4)  (0.4)  (0.3)   (0.3)
  Roads                                                  (0.1)   (0.1)  (0.1)  (0.1)  (0.1)  (0.1)   (0.1)
  Other                                                   0.0     0.0    0.0    0.0    0.0    0.0     0.0
                                                        -----    ----   ----   ----   ----   ----    ----
  Total CapEx                                            (0.4)   (0.4)  (0.4)  (0.5)  (0.5)  (0.4)   (0.4)
Timber (Payment for asset transfers, incl. Camp 9)      (36.9)    4.5    0.0    0.0    0.0    0.0     0.0
(Inc) / Dec in Cash Investment                           (1.5)   (2.0)  (2.5)  (5.0)  (3.0)   1.0    13.0
(Inc) / Dec in Loans to Affiliates                        0.0   (16.0)   0.0    0.0    0.0    0.0     0.0
                                                        -----    ----   ----   ----   ----   ----    ----
Net Cash Used by Investing Activities                   (38.8)  (13.9)  (2.9)  (5.5)  (3.5)   0.6    12.6

Distributions                                             0.0     0.0    0.0    0.0    0.0    0.0     0.0
Draw-down (Repayment) on the Revolver                     0.0     0.0    0.0    0.0    0.0    0.0     0.0
Change in Timber Deed
Change in Reserve Accounts                               (6.7)   (0.8)  (2.0)   0.0    0.0    0.0     0.0
Increase/(Decrease) of Long Term Debt                    45.6    10.1    0.0    0.0    0.0    0.0     0.0
Increase/(Decrease) of CP of Long Term Debt             (10.0)    0.0    0.0    0.0    0.0    0.0     0.0
Cost of Financing                                        (3.6)    0.0    0.0    0.0    0.0    0.0     0.0
Change in Preferred Interest (of Face Value)             18.4     2.0    2.1    2.2    2.3    2.5     2.6
                                                        -----    ----   ----   ----   ----   ----    ----
Net Cash Used by Financing Activities                    43.8    11.3    0.1    2.2    2.3    2.5     2.6

Distributions                                             0.0    (2.5)  (2.5)  (2.5)  (2.5)  (2.5)   (2.5)
Tax Distributions                                         0.0     0.0    0.0    0.0    0.0    0.0     0.0

Beginning Cash Balance                                    0.4     5.1    4.7    4.4    3.1    3.9     3.2

Net Increase (Decrease) in Cash and Cash Equivalents      4.7    (0.5)  (0.3)  (1.3)   0.9   (0.8)   11.1

Ending Cash Balance                                       5.1     4.7    4.4    3.1    3.9    3.2    14.3

                       OCTOBER 2001 PRELIMINARY FORECASTS
                     U.S. TIMBERLANDS KLAMATH FALLS, L.L.C.
                                INCOME STATEMENT
                    ($ in millions, except per unit amounts)

                             -------------------------------------------------------------------------------------------------------
                                                                          FYE 12/31
                             -------------------------------------------------------------------------------------------------------
                              1998       1999       2000      2001E      2002E     2003E      2004E     2005E      2006E       2007E
Log Sales                    $63.6      $76.6      $72.3      $32.0      $28.6     $21.7      $38.9      $43.2      $46.2      $47.2
Timber Deed Sales              0.0        0.0        0.0       20.3       14.0      17.0        6.9        6.1        6.9        7.0
Timberland Sales               6.3        0.0        2.8        0.0        0.0       0.0        0.0        0.0        0.0        0.0
Small Log Sales                0.0        0.0        0.0        0.0        6.7       5.3        5.5        5.5        5.5        5.5
By-products and other          1.4        0.4        0.6        0.6        0.6       0.6        0.6        0.6        0.6        0.6
                            ------     ------     ------     ------     ------    ------     ------     ------     ------     ------
Total Revenue                 71.3       77.0       75.6       52.9       50.0      44.5       51.9       55.4       59.2       60.3
Log and Haul Costs            16.7       17.1       19.9       17.9       14.8      10.1       18.7       18.7       18.7       18.7
Cost of Timber &
  Property Sales               5.9        0.0        2.6        0.0        0.0       0.0        0.0        0.0        0.0        0.0
Forest Expenses                0.0        0.0        0.0        2.3        2.0       1.9        1.9        1.8        1.8        1.8
Depreciation, Depletion
  and Amort                   21.9       23.3       28.8       30.4       21.3      17.8       18.0       16.8       16.8       16.8
                            ------     ------     ------     ------     ------    ------     ------     ------     ------     ------
Gross Profit                  26.8       36.6       24.3        2.4       11.9      14.7       13.3       18.1       21.9       23.0
SG&A                          10.5        8.5        8.4        8.4        6.5       6.5        6.5        6.5        6.5        6.5
Business Reinvestment
  of Excess Cash                                                0.0        0.0         0.0        0.0        0.0      0.0        0.0
Plus: Equity in Income
  of Affiliate                 0.0        0.9        2.1       (0.0)      (0.7)      0.3        0.7        1.9        0.7        0.8
                            ------     ------     ------     ------     ------    ------     ------     ------     ------     ------
EBIT                          16.3       29.0       18.0       (6.1)       4.6       8.6        7.5       13.5       16.1       17.3
Less: Gross Interest
  Expense                     21.7       21.4       21.5       21.9       22.2      22.2       22.2       22.2       22.2       22.2
Plus: Interest Income                                           0.2        0.3       0.3        0.4        0.5        0.7        1.0
Less: Net Interest
  Expense                     21.7       21.4       21.5       21.8       21.9      21.8       21.8       21.6       21.4       21.2
Less: Amortization of
  Financing Fees               0.7        0.7        0.7        0.7        0.7       0.7        0.7        0.7        0.7        0.6
Less: Other Interest           0.3       (1.2)      (0.2)       0.0        0.0       0.0        0.0        0.0        0.0        0.0
Less: Minority Interest       (0.1)       0.1       (0.0)       0.0        0.0       0.0        0.0        0.0        0.0        0.0
Less: GP Interest             (0.1)       0.1       (0.0)       0.0        0.0       0.0        0.0        0.0        0.0        0.0
                            ------     ------     ------     ------     ------    ------     ------     ------     ------     ------
Net Income to Unit
  Holders                     (6.3)       8.0       (3.9)     (28.5)     (17.9)    (13.9)     (14.9)      (8.8)      (6.0)      (4.5
Earnings per Unit           ($0.49)     $0.62     ($0.31)    ($2.22)    ($1.39)   ($1.08)    ($1.16)    ($0.69)    ($0.47)    ($0.35
Weighted Average
  Units Outstanding           12.9       12.9       12.9       12.9       12.9      12.9       12.9       12.9       12.9       12.9
EBIT (Klamath Falls
  Only)                       16.3       28.1       15.9       (6.0)       5.4       8.2        6.8       11.6       15.4       16.5
Depreciation, Depletion
  and Amort                   21.9       23.3       28.8       30.4       21.3      17.8       18.0       16.8       16.8       16.8
Cost of Timber &
  Property Sales               5.9        0.0        2.6        0.0        0.0       0.0        0.0        0.0        0.0        0.0
                            ------     ------     ------     ------     ------    ------     ------     ------     ------     ------
EBITDDA (Klamath Falls
  only)                       44.2       51.5       47.3       24.3       26.7      26.0       24.8       28.3       32.1       33.2
Log Sales Volume (MMBF)       93.6       97.2       96.1       92.1       79.0      54.0      100.0      100.0      100.0      100.0
Deed Sales Volume (MMBF)      50.9        3.6      147.5      134.5       80.0      79.0       34.0       25.0       25.0       25.0
Timberland Sales
  Volume (MMBF)                0.0       86.5       13.6        0.0        0.0       0.0        0.0        0.0        0.0        0.0
                            ------     ------     ------     ------     ------    ------     ------     ------     ------     ------
Total Harvest Per
  Year (MMBF)                144.5      187.3      257.2      226.6      159.0     133.0      134.0      125.0      125.0      125.0
Delivered Log
  Prices ($/MBF)            $420.0     $436.0     $393.0     $348.0     $362.6    $401.6     $389.4     $432.0     $462.4     $471.7
Log and Haul
  Costs ($/MBF)                                    188.0      194.0      187.0     187.0      187.0      187.0      187.0      187.0

                       OCTOBER 2001 PRELIMINARY FORECASTS
                     U.S. TIMBERLANDS KLAMATH FALLS, L.L.C.
                                  BALANCE SHEET
                                 ($ in millions)

                               -----------------------------------------------------------------------------------------------------
                                                                           FYE 12/31
                               -----------------------------------------------------------------------------------------------------
                               1998       1999       2000      2001E      2002E     2003E     2004E      2005E     2006E      2007E
                               ----       ----       ----      -----      -----     -----     -----      -----     -----      -----
Assets
Cash and Cash Equivalents      $4.8       $2.8       $3.2       $2.1       $4.1      $7.6     $10.6      $19.7     $30.5      $42.8
Cash Investments                0.0        0.0        0.0        0.0        0.0       0.0       0.0        0.0       0.0        0.0
Receivables                     3.8        3.1        6.9        3.0        3.0       3.0       3.0        3.0       3.0        3.0
Prepaid Expenses and Other      0.4        1.0        0.0        0.0        0.0       0.0       0.0        0.0       0.0        0.0
                              -----      -----      -----      -----      -----     -----     -----      -----     -----      -----
Current Assets                  9.1        6.9       10.1        5.2        7.1      10.6      13.6       22.8      33.5       45.8

Timber and Timberlands        334.5      293.8      264.7      220.7      200.8     184.3     167.7      152.4     137.0      121.6
Investments in Affiliate        0.0       18.2       20.5       35.5       36.3      35.9      35.3       33.4      32.7       31.8
PP&E                            1.2        1.0        0.9        0.9        0.9       0.9       0.9        0.9       0.9        0.9
Notes Receivable, less
  current portion               0.0        2.3        0.0        0.0        0.0       0.0       0.0        0.0       0.0        0.0
Deferred Financing Fees         6.0        5.3        4.6        4.0        3.3       2.6       1.9        1.3       0.6        0.0
                              -----      -----      -----      -----      -----     -----     -----      -----     -----      -----
Total Assets                  350.7      327.7      300.9      266.3      248.4     234.4     219.5      210.7     204.7      200.2

Liabilities and
  Partners' Capital
Revolving Credit Facility       0.0        0.0        0.0        0.0        0.0       0.0       0.0        0.0       0.0        0.0
Working Capital Facility        0.0        0.0        0.0        5.0        5.0       5.0       5.0        5.0       5.0        5.0
Payables                        6.1        4.5        6.6        3.0        3.0       3.0       3.0        3.0       3.0        3.0
Deferred Revenues/Deposits      1.6        0.0        1.5        0.0        0.0       0.0       0.0        0.0       0.0        0.0
                              -----      -----      -----      -----      -----     -----     -----      -----     -----      -----
Current Liabilities             7.7        4.5        8.1        8.0        8.0       8.0       8.0        8.0       8.0        8.0

Long Term Debt                225.0      225.0      225.0      225.0      225.0     225.0     225.0      225.0     225.0      225.0
Minority Interest               1.2        1.0        0.7        0.7        0.7       0.7       0.7        0.7       0.7        0.7
                              -----      -----      -----      -----      -----     -----     -----      -----     -----      -----
Total Liabilities             233.8      230.5      233.8      233.7      233.7     233.7     233.7      233.7     233.7      233.7

Partners' Capital             116.9       97.2       67.1       32.6       14.7       0.8     (14.2)     (23.0)    (29.0)     (33.5)

Total Liabilities
  and Capital                 350.7      327.7      300.9      266.3      248.4     234.4     219.5      210.7     204.7      200.2

                       OCTOBER 2001 PRELIMINARY FORECASTS
                     U.S. TIMBERLANDS KLAMATH FALLS, L.L.C.
                               CASH FLOW STATEMENT
                                 ($ in millions)

                                                                                       FYE 12/31
                                                         --------------------------------------------------------------------
                                                         2000    2001E    2002E    2003E    2004E    2005E    2006E     2007E
                                                         ----    -----    -----    -----    -----    -----    -----     -----
Net Income to Unit Holders                              ($3.9)  ($28.5)  ($17.9)  ($13.9)  ($14.9)   ($8.8)   ($6.0)   ($4.5)
Distribution to General Partner                          (0.0)     0.0      0.0      0.0      0.0      0.0      0.0      0.0
Depreciation, Depletion and Amort                        28.8     30.4     21.3     17.8     18.0     16.8     16.8     16.8
Amortization of Financing Fees                            0.7      0.7      0.7      0.7      0.7      0.7      0.7      0.6
Cost of Timber & Property Sales                           2.6      0.0      0.0      0.0      0.0      0.0      0.0      0.0

Gain (Loss) on Disposal of Assets                        (0.0)     0.0      0.0      0.0      0.0      0.0      0.0      0.0
Other Non-Cash Items                                      0.1      0.0      0.0      0.0      0.0      0.0      0.0      0.0
Minority Interest                                        (0.0)     0.0      0.0      0.0      0.0      0.0      0.0      0.0
(Inc.) / Dec. in Receivables                             (3.7)     3.9      0.0      0.0      0.0      0.0      0.0      0.0
(Inc.) / Dec. in Prepaids and Other                       0.9      0.0      0.0      0.0      0.0      0.0      0.0      0.0
Inc. / (Dec.) in Payables                                 2.1     (3.6)     0.0      0.0      0.0      0.0      0.0      0.0
Inc. / (Dec.) in Deferred
  Revenues / Deposits                                     1.4     (1.5)     0.0      0.0      0.0      0.0      0.0      0.0
                                                        -----   ------   ------   ------   ------    -----    -----    -----
Net Cash Provided by
  Operating Activities                                   29.0      1.3      4.1      4.6      3.7      8.6     11.4     12.9

Capital Expenditures:
Reforestation                                            (2.3)    (1.3)    (1.3)    (1.3)    (1.3)    (1.3)    (1.3)    (1.3)
Roads                                                    (0.1)    (0.1)    (0.1)    (0.1)    (0.1)    (0.1)    (0.1)    (0.1)
Timber                                                    0.0     15.0      0.0      0.0      0.0      0.0      0.0      0.0
Proceeds from Sales                                       0.1      0.0      0.0      0.0      0.0      0.0      0.0      0.0
Investment In Affiliate                                   2.1    (15.0)    (0.7)     0.3      0.7      1.9      0.7      0.8
                                                        -----   ------   ------   ------   ------    -----    -----    -----
Net Cash Used by Investing
  Activities                                             (0.2)    (1.4)    (2.1)    (1.0)    (0.7)     0.5     (0.7)    (0.5)

Distributions to Partners                               (26.0)    (6.0)     0.0      0.0      0.0      0.0      0.0      0.0
Distributions to Minority Interest                       (0.3)     0.0      0.0      0.0      0.0      0.0      0.0      0.0
Payment to Affiliates                                     0.0      0.0      0.0      0.0      0.0      0.0      0.0      0.0
Draw-down (Repayment) on
  the Revolver                                            0.0      0.0      0.0      0.0      0.0      0.0      0.0      0.0
Borrowing / (Repayment) of
  Working Capital Facility                                0.0      5.0      0.0      0.0      0.0      0.0      0.0      0.0
Borrowing / (Repayment) of
  Senior Notes                                            0.0      0.0      0.0      0.0      0.0      0.0      0.0      0.0
                                                        -----   ------   ------   ------   ------    -----    -----    -----
Net Cash Used by Financing
  Activities                                            (26.2)    (1.0)     0.0      0.0      0.0      0.0      0.0      0.0

Beginning Cash Balance                                    2.8      3.2      2.1      4.1      7.6     10.6     19.7     30.5

Net Increase (Decrease) in Cash
  and Cash Equivalents                                    2.6     (1.1)     2.0      3.5      3.0      9.1     10.8     12.3

Ending Cash Balance                                        3.2      2.1      4.1      7.6    10.6     19.7     30.5     42.8

                       OCTOBER 2001 PRELIMINARY FORECASTS
                          U.S. TIMBERLANDS YAKIMA, LLC
                                INCOME STATEMENT
                                 ($ in millions)

                                                         -------------------------------------------------------------------
                                                                                       FYE 12/31
                                                         -------------------------------------------------------------------
                                                         2000     2001E    2002E    2003E    2004E   2005E    2006E    2007E
                                                         ----     -----    -----    -----    -----   -----    -----    -----
Revenue
Logs - Core                                              $25.2     $1.1     $3.0     $3.3     $3.2    $3.6     $3.8     $3.9
Logs- Yainax & Antelope                                    0.0      0.0      6.7      8.9      9.2     1.0      0.0      0.0
Camp 6 Timber Deed                                                  2.7      7.2      8.4      7.6     8.6      0.0      0.0
Timber Deeds                                                        5.7      2.5      2.8      2.7     3.0      3.2      3.2
Other Sales / HBU Sales                                    0.4      0.5      0.5      0.6      1.6     3.0      4.1      4.1
                                                          ----     ----     ----     ----     ----    ----     ----     ----
Total Revenue                                             25.6     10.1     20.0     23.9     24.3    19.2     11.1     11.3

Logging Costs
Core                                                       9.1      0.6      1.6      1.6      1.6     1.6      1.6      1.6
Yainax & Antelope                                          0.0      0.0      3.5      4.2      4.2     0.5      0.0      0.0
Camp 6 Timber Deed                                                  1.5      3.8      4.0      3.8     3.8      0.0      0.0

Forest Expenses                                            0.0      0.1      0.1      0.1      0.1     0.2      0.2      0.2
Other Expenses (Service Fee)                               1.4      1.9      2.5      2.5      2.5     2.5      2.5      2.5

EBITDDA                                                   15.2      5.9      8.4     11.5     12.0    10.6      6.8      6.9

Depletion - Core & Road Amortization                       6.5      2.3      1.5      1.5      1.5     1.5      1.5      1.5
Depletion - Yainax & Antelope                                       0.0      1.6      2.0      2.1     0.2      0.0      0.0
Cost of Camp 6 Sales                                                1.2      3.2      3.3      3.1     1.1      0.0      0.0
Cost of Timberland / HBU Sale                                       0.0      0.1      0.1      0.2     0.3      0.4      0.4
                                                          ----     ----     ----     ----     ----    ----     ----     ----
EBIT                                                       8.7      2.4      2.0      4.6      5.2     7.5      4.9      5.0

Less: Net Interest Expense                                 5.4      3.8      3.3      3.7      3.9     3.9      3.9      3.9
Less: Loan Guarantee Fee                   1.8%            0.0      0.3      1.7      1.7      1.7     1.7      1.7      1.7
Less: Hedging Costs                                                          0.4      0.4      0.4     0.4      0.4      0.4
Less: Letter of Credit Fee                                                   0.1      0.1      0.1     0.1      0.1      0.1
Less: Amortization of Financing Fees                                0.5      0.3      0.3      0.3     0.3      0.3      0.3
Less: Hedging Costs, LC Fee & Amort. Of Fees               0.0      0.5      0.8      0.8      0.8     0.8      0.8      0.8
Plus: Interest Income                                      0.0      0.1      0.1      0.1      0.2     0.3      0.3      0.4

EBT (Before Preferred Dividend)                            3.2     (2.1)    (3.7)    (1.6)    (1.0)    1.4     (1.2)    (1.0)
Less: Preferred Interest @ 5.0%                            1.0      2.0      2.1      2.2      2.3     2.4      2.5      2.6
EBT to Common Unitholders                                  2.2     (4.1)    (5.7)    (3.7)    (3.3)   (1.0)    (3.7)    (3.7)

Reference

Earnings to Klamath Falls (49%)                            1.1     (2.0)    (2.8)    (1.8)    (1.6)   (0.5)    (1.8)    (1.8)
Plus: Add-back of Preferred Dividend                       1.0      2.0      2.1      2.2      2.3     2.4      2.5      2.6
                                                          ----     ----     ----     ----     ----    ----     ----     ----
Income from Affiliate                                      2.1     (0.0)    (0.7)     0.3      0.7     1.9      0.7      0.8

Log Sales Volume (MMBF)                                   39.0     10.9     47.0     51.5     51.5    30.7      8.1      8.1
Deed Sales Volume (MMBF)                                  35.5     23.0      9.6      9.6      9.6     9.6      9.6      9.6
                                                          ----     ----     ----     ----     ----    ----     ----     ----
Total Harvest Per Year (MMBF)                             74.6     33.9     56.6     61.1     61.1    40.3     17.7     17.7

                       OCTOBER 2001 PRELIMINARY FORECASTS
                          U.S. TIMBERLANDS YAKIMA, LLC
                                  BALANCE SHEET
                                 ($ in millions)

                                     -----------------------------------------------------------------------------------
                                                                         FYE 12/31
                                     -----------------------------------------------------------------------------------
                                       1999    2000    2001E     2002E     2003E     2004E     2005E     2006E     2007E
                                     ------    ----    -----     -----     -----     -----     -----     -----     -----
Assets
Cash & Cash Equivalents                $9.1    $5.9    $10.8      $2.4      $6.8     $12.5     $17.0     $17.6     $18.4
Cash Investments                        0.0     0.0      0.0       0.0       0.0       0.0       0.0       0.0       0.0
Accounts Receivable &
  Current Portion Notes                 0.0     2.7      2.7       2.7       2.7       2.7       2.7       2.7       2.7
Prepaid and Other                       0.0     0.1      0.1       0.1       0.1       0.1       0.1       0.1       0.1
                                     ------    ----    -----     -----     -----     -----     -----     -----     -----
Total Current Assets                    9.1     8.6     13.5       5.1       9.5      15.2      19.7      20.3      21.1

Timber & Timberlands                   73.7    49.5     47.6      46.4      45.0      43.6      42.2      40.8      39.4
Other Timber Assets                     0.1    18.9     18.9      18.9      18.9      18.9      18.9      18.9      18.9
Other Assets Added                                      20.0      20.0      20.0      20.0      20.0      20.0      20.0
Timber Deeds                                            10.8       7.6       4.3       1.1       0.0       0.0       0.0
                                               ----    -----     -----     -----     -----     -----     -----     -----
Total Timber and
  Timberlands, net                     73.9    68.3     97.2      92.9      88.2      83.6      81.1      79.7      78.3
PP&E                                    0.0     0.1      0.1       0.1       0.1       0.1       0.1       0.1       0.1
Deferred Financing Fees                 0.8     0.5      3.0       2.7       2.4       2.1       1.8       1.5       1.2
                                     ------    ----    -----     -----     -----     -----     -----     -----     -----
Total Assets                         83.853    77.5    113.8     100.7     100.1     101.0     102.6     101.6     100.7

Liabilities and
  Partners' Capital
Revolving Credit Facility               0.0     0.0      0.0       0.7       0.0       0.0       0.0       0.0       0.0
Long Term Debt,
  current portion                      13.5     0.0      0.0       0.0       0.0       0.0       0.0       0.0       0.0
Accounts Payable                        0.1     1.2      1.7       1.7       1.7       1.7       1.7       1.7       1.7
Deferred Revenue                        5.5     0.0      0.0       0.0       0.0       0.0       0.0       0.0       0.0
                                     ------    ----    -----     -----     -----     -----     -----     -----     -----
Total Current Liabilities              19.1     1.2      1.7       2.4       1.7       1.7       1.7       1.7       1.7

Long Term Debt                         46.5    52.8     75.0      95.0      95.0      95.0      95.0      95.0      95.0
                                     ------    ----    -----     -----     -----     -----     -----     -----     -----
Total Liabilities                      65.6    54.0     76.7      97.4      96.7      96.7      96.7      96.7      96.7

Preferred Interest                     18.2    20.3     39.3      41.3      43.4      45.5      47.8      50.2      52.7
Common Interest                         0.0     0.8     (2.2)    (38.0)    (39.9)    (41.2)    (41.8)    (45.3)    (48.7)
                                     ------    ----    -----     -----     -----     -----     -----     -----     -----
Total Liabilities &
  Partners' Capital                    83.9    75.1    113.8     100.7     100.1     101.0     102.6     101.6     100.7

                       OCTOBER 2001 PRELIMINARY FORECASTS
                          U.S. TIMBERLANDS YAKIMA, LLC
                               CASH FLOW STATEMENT
                                 ($ in millions)

                                           -----------------------------------------------------------
                                                                   FYE 12/31
                                           -----------------------------------------------------------
                                           2001E    2002E   2003E    2004E    2005E    2006E    2007E
                                           -----    -----   -----    -----    -----    -----    -----
Net Income (Before Preferred Dividend)     ($2.1)   ($3.7)  ($1.6)   ($1.0)    $1.4    ($1.2)   ($1.0)

DD&A - Yakima                                3.5      6.4     6.9      6.9      3.2      2.0      2.0

(Inc.) / Dec. in Receivables                 0.0      0.0     0.0      0.0      0.0      0.0      0.0
(Inc.) / Dec. in Prepaids and Other          0.0      0.0     0.0      0.0      0.0      0.0      0.0
Inc. / (Dec.) in Payables                    0.5      0.0     0.0      0.0      0.0      0.0      0.0
Inc. / (Dec.) in Deferred
  Revenues / Deposits                        0.0      0.0     0.0      0.0      0.0      0.0      0.0
                                            ----    -----    ----     ----     ----     ----     ----
Net Cash Provided by
  Operating Activities                      $1.9     $2.8    $5.3     $5.9     $4.6     $0.8     $0.9

Capital Expenditures:
Reforestation                               (0.3)    (0.3)   (0.1)    (0.1)    (0.1)    (0.1)    (0.1)
  Roads                                     (0.1)    (0.1)   (0.1)    (0.1)    (0.1)    (0.1)    (0.1)
  Other                                     (0.0)     0.0     0.0      0.0      0.0      0.0      0.0
  Total CapEx                               (0.4)    (0.4)   (0.2)    (0.1)    (0.1)    (0.1)    (0.1)
  Timber (Payment for asset
    transfers, incl. Camp 9)               (30.0)     0.0     0.0      0.0      0.0      0.0      0.0
Cash portion of Privatization                       (23.9)
Cash to Borrowing Base Reserve              (1.9)    (7.6)
                                            ----    -----    ----     ----     ----     ----     ----
Net Cash Used by
  Investing Activities                     (32.3)   (31.9)   (0.2)    (0.1)    (0.1)    (0.1)    (0.1)

Distributions                                0.0      0.0     0.0      0.0      0.0      0.0      0.0
Preferred Interest                          (0.5)    (2.0)   (2.1)    (2.2)    (2.3)    (2.4)    (2.5)
Draw-down (Repayment)
  on the Revolver                            0.0      0.7    (0.7)     0.0      0.0      0.0      0.0
Increase/(Decrease)
  of Long Term Debt                         22.2     20.0     0.0      0.0      0.0      0.0      0.0
Change in Preferred Interest                19.0      2.0     2.1      2.2      2.3      2.4      2.5
                                            ----    -----    ----     ----     ----     ----     ----
Net Cash Used by
  Financing Activities                      40.7     20.7    (0.7)     0.0      0.0      0.0      0.0

Beginning Case Balance                       0.4     10.8     2.4      6.8     12.5     17.0     17.6

Net Increase (Decrease) in Cash
  and Cash Equivalents                      10.4     (8.4)    4.4      5.7      4.4      0.7      0.8

Ending Cash Balance                         10.8      2.4     6.8     12.5     17.0     17.6     18.4

                       FEBRUARY 2001 PRELIMINARY FORECASTS
                     U.S. TIMBERLANDS KLAMATH FALLS, L.L.C.
                                INCOME STATEMENT
                    ($ in millions, except per unit amounts)

                                          -----------------------------------------------------------------------------------
                                                                              FYE 12/31
                                          -----------------------------------------------------------------------------------
                                          1998    1999     2000    2001E    2002E     2003E   2004E    2005E    2006E   2007E
                                          ----    ----     ----    -----    -----     -----   -----    -----    -----   -----
Log Sales                              $  63.6  $  76.6  $  72.3  $  59.8  $  58.4  $  60.7  $  61.8  $  59.3  $  62.4  $  63.7
Timberland Sales                           6.3      0.0      2.8      8.0      0.0      0.0      0.0      0.0      0.0      0.0
Small Log Sales                            0.0      0.0      0.0      0.0      6.7      5.3      5.5      5.5      5.5      5.5
By-products and other                      1.4      0.4      0.6      0.6      0.6      0.6      0.6      0.6      0.6      0.6
                                       -------  -------  -------  -------  -------  -------  -------  -------  -------  -------
Total Revenue                             71.3     77.0     75.6     68.4     65.7     66.6     67.9     65.4     68.5     69.7

Log and Haul Costs                        16.7     17.1     19.9     30.8     26.6     23.6     21.3     20.4     21.9     21.9
Cost of Timber & Property Sales            5.9      0.0      2.6      8.0      0.0      0.0      0.0      0.0      0.0      0.0
Forest Expenses                            0.0      0.0      0.0      2.0      2.0      1.9      1.8      1.8      1.8      1.8
Depreciation, Depletion and Amort         21.9     23.3     28.8     20.6     19.3     17.1     15.9     15.2     15.9     15.9
                                       -------  -------  -------  -------  -------  -------  -------  -------  -------  -------
Gross Profit                              26.8     36.6     24.3      7.0     17.8     23.9     28.9     27.9     28.9     30.2

SG&A                                      10.5      8.5      8.4      8.4      8.4      8.4      8.4      8.4      8.4      8.4
Business Reinvestment of Excess Cash       0.0      0.0      0.0      0.0      0.0      0.0      0.0
                                       -------  -------  -------  -------  -------  -------  -------  -------  -------  -------
EBIT                                      16.3     28.1     15.9     (1.4)     9.4     15.5     20.5     19.5     20.5     21.7

Less: Gross Interest Expense              21.7     21.4     21.5     21.7     21.7     21.7     21.7     21.7     21.7     21.7
Plus: Equity in (Income)/Loss
   of Affiliates                           0.0      0.9     (2.0)    (0.6)    (0.2)     0.4     (0.3)    (0.3)    (0.3)    (0.3)

Plus: Interest Income                      0.2      0.3      0.6      1.1      1.5      2.0      2.6
Less: Amortization of Financing Fees       0.7      0.7      0.7      0.7      0.7      0.7      0.7      0.7      0.7      0.6
Less: Other Interest                       0.3     (1.2)    (0.2)     0.0      0.0      0.0      0.0      0.0      0.0      0.0
Less: Minority Interest                   (0.1)     0.1     (0.0)     0.0      0.0      0.0      0.0      0.0      0.0      0.0
Less: GP Interest                         (0.1)     0.1     (0.0)     0.0      0.0      0.0      0.0      0.0      0.0      0.0
                                       -------  -------  -------  -------  -------  -------  -------  -------  -------  -------
Net Income to Unit Holders                (6.3)     6.2     (4.0)   (22.9)   (12.5)    (6.6)    (0.5)    (0.9)     0.5      2.4

Earnings per Unit                      ($ 0.49) $  0.48  ($ 0.31) ($ 1.78) ($ 0.97) ($ 0.52) ($ 0.04) ($ 0.07) $  0.04  $  0.19
Weighted Average Units Outstanding        12.9     12.9     12.9     12.9     12.9     12.9     12.9     12.9     12.9     12.9

EBIT                                      16.3     28.1     15.9     (1.4)     9.4     15.5     20.5     19.5     20.5     21.7
Depreciation, Depletion and Amort         21.9     23.3     28.8     20.6     19.3     17.1     15.9     15.2     15.9     15.9
Cost of Timber & Property Sales            5.9      0.0      2.6      8.0      0.0      0.0      0.0      0.0      0.0      0.0
                                       -------  -------  -------  -------  -------  -------  -------  -------  -------  -------
EBITDDA (Klamath Falls only)              44.2     51.5     47.3     27.2     28.7     32.6     36.4     34.8     36.3     37.6

Log Sale Volume (MBF)                                       96.1    162.0    152.0    135.0    125.0    120.0    125.0    125.0
Delivered Log Prices ($/MBF)           $ 420.0  $ 436.0  $ 393.0  $ 369.4  $ 384.2  $ 449.5  $ 494.5  $ 494.5  $ 499.4  $ 509.4
Log and Haul Costs ($/MBF)                                 188.0    190.0    175.0    175.0    170.0    170.0    175.0    175.0

                       FEBRUARY 2001 PRELIMINARY FORECASTS
                     U.S. TIMBERLANDS KLAMATH FALLS, L.L.C.
                                  BALANCE SHEET
                                 ($ in millions)

                                           -------------------------------------------------------------------------------------
                                                                               FYE 12/31
                                           -------------------------------------------------------------------------------------
                                           1998     1999    2000     2001E    2002E    2003E   2004E     2005E   2006E     2007E
                                           ----     ----    ----     -----    -----    -----   -----     -----   -----     -----
Assets
  Cash and Cash Equivalents              $  4.8   $  2.8   $  3.2   $  6.9   $ 12.9   $ 23.1   $ 37.5   $ 50.8   $ 66.1   $ 83.3
  Cash Investments                          0.0      0.0      0.0      0.0      0.0      0.0      0.0      0.0      0.0      0.0
  Receivables                               3.8      3.1      6.9      3.0      3.0      3.0      3.0      3.0      3.0      3.0
  Prepaid Expenses and Other                0.4      1.0      0.0      0.0      0.0      0.0      0.0      0.0      0.0      0.0
                                          -----    -----    -----    -----    -----    -----    -----    -----    -----    -----
  Current Assets                            9.1      6.9     10.1     10.0     16.0     26.2     40.5     53.8     69.2     86.3

  Timber and Timberlands                  334.5    293.8    264.7    222.5    204.5    188.8    174.3    160.4    145.9    131.4
  Investments in Affiliate                  0.0     18.2     20.5     35.5     35.7     35.3     35.6     35.9     36.3     36.6
  PP&E                                      1.2      1.0      0.9      0.9      0.9      0.9      0.9      0.9      0.9      0.9
  Notes Receivable, less current portion    0.0      2.3      0.0      0.0      0.0      0.0      0.0      0.0      0.0      0.0
  Deferred Financing Fees                   6.0      5.3      4.6      4.0      3.3      2.6      1.9      1.3      0.6      0.0
                                          -----    -----    -----    -----    -----    -----    -----    -----    -----    -----
  Total Assets                            350.7    327.7    300.9    272.9    260.4    253.8    253.3    252.3    252.9    255.3

Liabilities and Partners' Capital

  Revolving Credit Facility                 0.0      0.0      0.0      0.0      0.0      0.0      0.0      0.0      0.0      0.0
  Payables                                  6.1      4.5      6.6      3.0      3.0      3.0      3.0      3.0      3.0      3.0
  Deferred Revenues / Deposits              1.6      0.0      1.5      0.0      0.0      0.0      0.0      0.0      0.0      0.0
                                          -----    -----    -----    -----    -----    -----    -----    -----    -----    -----
  Current Liabilities                       7.7      4.5      8.1      3.0      3.0      3.0      3.0      3.0      3.0      3.0

  Long Term Debt                          225.0    225.0    225.0    225.0    225.0    225.0    225.0    225.0    225.0    225.0
  Minority Interest                         1.2      1.0      0.7      0.7      0.7      0.7      0.7      0.7      0.7      0.7
                                          -----    -----    -----    -----    -----    -----    -----    -----    -----    -----
  Total Liabilities                       233.8    230.5    233.8    228.7    228.7    228.7    228.7    228.7    228.7    228.7

  Partners' Capital                       116.9     97.2     67.1     44.2     31.7     25.1     24.6     23.7     24.2     26.6

  Total Liabilities and Capital           350.7    327.7    300.9    272.9    260.4    253.8    253.3    252.3    252.9    255.3

                       FEBRUARY 2001 PRELIMINARY FORECASTS
                     U.S. TIMBERLANDS KLAMATH FALLS, L.L.C.
                               CASH FLOW STATEMENT
                                 ($ in millions)

                                                 -------------------------------------------------------------------
                                                                               FYE 12/31
                                                 -------------------------------------------------------------------
                                                 2000     2001E    2002E    2003E    2004E   2005E    2006E    2007E
                                                 ----     -----    -----    -----    -----   -----    -----    -----
Net Income to Unit Holders                      ($4.0)   ($22.9)  ($12.5)  ($6.6)   ($0.5)   ($0.9)   $ 0.5    $ 2.4
Distribution to General Partner                  (0.0)     0.0      0.0      0.0      0.0      0.0      0.0      0.0
Depreciation, Depletion and Amort                28.8     20.6     19.3     17.1     15.9     15.2     15.9     15.9
Amortization of Financing Fees                    0.7      0.7      0.7      0.7      0.7      0.7      0.7      0.6
Cost of Timber & Property Sales                   2.6      8.0      0.0      0.0      0.0      0.0      0.0      0.0
Equity in Income of Affiliates                   (2.0)    (0.6)    (0.2)     0.4     (0.3)    (0.3)    (0.3)    (0.3)
Gain (Loss) on Disposal of Assets                (0.0)     0.0      0.0      0.0      0.0      0.0      0.0      0.0
Other Non-Cash Items                              0.1      0.0      0.0      0.0      0.0      0.0      0.0      0.0
Minority Interest                                (0.0)     0.0      0.0      0.0      0.0      0.0      0.0      0.0

(Inc.) / Dec. in Receivables                     (3.7)     3.9      0.0      0.0      0.0      0.0      0.0      0.0
(Inc.) / Dec. in Prepaids and Other               0.9      0.0      0.0      0.0      0.0      0.0      0.0      0.0
Inc. / (Dec.) in Payables                         2.1     (3.6)     0.0      0.0      0.0      0.0      0.0      0.0
Inc. / (Dec.) in Deferred Revenues / Deposits     1.4     (1.5)     0.0      0.0      0.0      0.0      0.0      0.0
                                                 ----      ---      ---     ----     ----     ----     ----     ----
Net Cash Provided by Operating Activities        28.9      5.1      7.5     11.2     16.0     15.0     17.1     18.9

Capital Expenditures:

  Reforestation                                  (2.3)    (1.3)    (1.3)    (1.3)    (1.3)    (1.3)    (1.3)    (1.3)
  Roads                                          (0.1)    (0.1)    (0.1)    (0.1)    (0.1)    (0.1)    (0.1)    (0.1)
  Timber                                          0.0     15.0      0.0      0.0      0.0      0.0      0.0      0.0
Proceeds from Sales                               0.1      0.0      0.0      0.0      0.0      0.0      0.0      0.0
Investment In Affiliate                           0.0    (15.0)    (0.2)     0.4     (0.3)    (0.3)    (0.3)    (0.3)
                                                 ----      ---      ---     ----     ----     ----     ----     ----
Net Cash Used by Investing Activities            (2.3)    (1.4)    (1.5)    (1.0)    (1.7)    (1.7)    (1.7)    (1.7)

Distributions to Partners                       (26.0)     0.0      0.0      0.0      0.0      0.0      0.0      0.0
Distributions to Minority Interest               (0.3)     0.0      0.0      0.0      0.0      0.0      0.0      0.0
Payment to Affiliates                             0.0      0.0      0.0      0.0      0.0      0.0      0.0      0.0
Draw-down (Repayment) on the Revolver             0.0      0.0      0.0      0.0      0.0      0.0      0.0      0.0
Payment of Senior Notes                           0.0      0.0      0.0      0.0      0.0      0.0      0.0      0.0
                                                 ----      ---      ---     ----     ----     ----     ----     ----
Net Cash Used by Financing Activities           (26.2)     0.0      0.0      0.0      0.0      0.0      0.0      0.0

Beginning Case Balance                            2.8      3.2      6.9     12.9     23.1     37.5     50.8     66.1

Net Increase (Decrease) in Cash
    and Cash Equivalents                          0.4      3.8      6.0     10.2     14.4     13.3     15.4     17.2

Ending Cash Balance                               3.2      6.9     12.9     23.1     37.5     50.8     66.1     83.3

                       FEBRUARY 2001 PRELIMINARY FORECASTS
                          U.S. TIMBERLANDS YAKIMA, LLC
                                INCOME STATEMENT
                                 ($ in millions)

                                              -------------------------------------------------------------------
                                                                           FYE 12/31
                                              -------------------------------------------------------------------
                                              2000   2001E    2002E    2003E    2004E    2005E    2006E     2007E
                                              ----   -----    -----    -----    -----    -----    -----     -----
Revenue
Logs - Yakima                                $25.2   $10.6    $ 6.4    $ 7.1    $ 7.8    $ 7.8    $ 7.8      8.0
Logs- Yainax & Antelope                        0.0     4.5      5.1      5.6      6.2      0.0      0.0      0.0
Other Sales / HBU Sales                        0.4     0.5      0.5      0.6      1.6      3.0      3.0      3.0
                                              ----    ----     ----     ----     ----     ----     ----     ----
Total Revenue                                 25.6    15.6     12.1     13.2     15.5     10.8     10.8     11.0

Log and Haul Costs  Yakima                     9.1     4.0      2.5      2.5      2.5      2.5      2.5      2.5
                    Yainax & Antelope          0.0     2.7      3.1      3.0      3.0      0.0      0.0      0.0
Forest Expenses                                0.0     0.3      0.2      0.2      0.3      0.3      0.3      0.3
Other Expenses(Service Fee)                    1.4     1.9      1.9      1.8      1.8      1.8      1.7      1.7

EBITDDA                                       15.2     6.5      4.4      5.7      7.9      6.2      6.3      6.5

DD&A                                           6.5     3.3      2.8      2.8      2.8      1.3      1.3      1.3
EBIT                                           8.7     3.2      1.5      2.8      5.1      4.9      5.0      5.1

Less: Net Interest Expense                     5.4     6.3      3.2      3.2      3.2      3.2      3.2      3.2
Less: Loan Guarantee Fee               1.8%    0.0     0.0      1.3      1.3      1.3      1.3      1.3      1.3
Plus: Interest Income                          0.0     0.1      0.2      0.2      0.3      0.4      0.5      0.5
Plus: Distributions from Affiliate

EBT (Before Preferred Dividend)                3.2    (3.2)    (3.2)    (1.9)     0.3     (0.0)     0.0      0.2

Less: Preferred Interest @ 5.0%                1.0     2.0      2.1      2.2      2.3      2.4      2.5      2.6
EBT to Common Unitholders                      2.2    (5.2)    (5.2)    (4.1)    (2.0)    (2.4)    (2.5)    (2.5)

Reference

  Earnings to Klamath Falls (49%)              1.1    (2.5)    (2.6)    (2.0)    (1.0)    (1.2)    (1.2)    (1.2)
  Plus: Add-back of Preferred Dividend         1.0     2.0      2.1      2.2      2.3      2.4      2.5      2.6
                                              ----    ----     ----     ----     ----     ----     ----     ----
Income from Affiliate                          2.1    (0.6)    (0.5)     0.2      1.3      1.2      1.3      1.4

                       FEBRUARY 2001 PRELIMINARY FORECASTS
                          U.S. TIMBERLANDS YAKIMA, LLC
                                  BALANCE SHEET
                                 ($ in millions)

                                                --------------------------------------------------------------------------------
                                                                                     FYE 12/31
                                                --------------------------------------------------------------------------------
                                                1999    2000   2001E     2002E    2003E      2004E    2005E      2006E     2007E
                                                ----    ----   -----     -----    -----      -----    -----      -----     -----
Assets
  Cash & Cash Equivalents                     $  9.1  $  0.4  $  6.6    $  5.9    $  6.6    $  9.6    $ 10.8    $ 12.1    $ 13.4
  Cash Investments                               0.0     0.0     0.0       0.0       0.0       0.0       0.0       0.0       0.0
  Accounts Receivable & Current Portion Notes    0.0     3.4     2.7       2.7       2.7       2.7       2.7       2.7       2.7
  Prepaid and Other                              0.0     0.0     0.1       0.1       0.1       0.1       0.1       0.1       0.1
                                                ----    ----    ----      ----      ----      ----      ----      ----      ----
  Total Current Assets                           9.1     3.9     9.3       8.6       9.3      12.3      13.5      14.8      16.2

  Timber & Timberlands                          73.7    51.5    78.5      76.1      73.4      70.7      69.5      68.3      67.1
  Other Timber Assets                            0.1    19.0    19.0      19.0      19.0      19.0      19.0      19.0      19.0
                                                ----    ----    ----      ----      ----      ----      ----      ----      ----
  Total Timber and Timberlands, net             73.9    70.4    97.5      95.0      92.4      89.7      88.4      87.2      86.0
  PP&E                                           0.0     0.1     0.1       0.1       0.1       0.1       0.1       0.1       0.1
  Deferred Financing Fees                        0.8     0.7     3.0       2.7       2.4       2.1       1.8       1.5       1.2
                                                ----    ----    ----      ----      ----      ----      ----      ----      ----
  Total Assets                                  83.9    75.1   109.8     106.4     104.2     104.2     103.9     103.6     103.5

Liabilities and Partners' Capital

  Revolving Credit Facility                      0.0     0.0     0.0       0.0       0.0       0.0       0.0       0.0       0.0
  Long Term Debt, current portion               13.5     0.0     0.0       0.0       0.0       0.0       0.0       0.0       0.0
  Accounts Payable                               0.1     1.2     1.7       1.7       1.7       1.7       1.7       1.7       1.7
  Deferred Revenue                               5.5     0.0     0.0       0.0       0.0       0.0       0.0       0.0       0.0
                                                ----    ----    ----      ----      ----      ----      ----      ----      ----
  Total Current Liabilities                     19.1     1.2     1.7       1.7       1.7       1.7       1.7       1.7       1.7

  Long Term Debt                                46.5    52.8    70.0      70.0      70.0      70.0      70.0      70.0      70.0
                                                ----    ----    ----      ----      ----      ----      ----      ----      ----
  Total Liabilities                             65.6    54.0    71.7      71.7      71.7      71.7      71.7      71.7      71.7

  Preferred Interest                            18.2    20.3    39.3      41.3      43.3      45.5      47.8      50.2      52.7
  Common Interest                                0.0     0.8    (1.1)     (6.6)    (10.8)    (13.0)    (15.6)    (18.2)    (20.9)
                                                ----    ----    ----      ----      ----      ----      ----      ----      ----
  Total Liabilities & Partners' Capital         83.9    75.1   109.8     106.4     104.2     104.2     103.9     103.6     103.5

                       FEBRUARY 2001 PRELIMINARY FORECASTS
                          U.S. TIMBERLANDS YAKIMA, LLC
                               CASH FLOW STATEMENT
                                 ($ in millions)

                                                      -------------------------------------------------------
                                                                             FYE 12/31
                                                      -------------------------------------------------------
                                                      2001E    2002E   2003E   2004E  2005E    2006E    2007E
                                                      -----    -----   -----   -----  -----    -----    -----
Net Income (Before Preferred Dividend)               ($3.2)   ($3.2)  ($1.9)  $ 0.3   ($0.0)   $ 0.0    $ 0.2

DD&A - Yakima                                          3.3      2.8     2.8     2.8     1.3      1.3      1.3

(Inc.) / Dec. in Receivables                           0.8      0.0     0.0     0.0     0.0      0.0      0.0
(Inc.) / Dec. in Prepaids and Other                   (0.0)     0.0     0.0     0.0     0.0      0.0      0.0
Inc. / (Dec.) in Payables                              0.5      0.0     0.0     0.0     0.0      0.0      0.0
Inc. / (Dec.) in Deferred Revenues / Deposits          0.0      0.0     0.0     0.0     0.0      0.0      0.0
                                                     -----     ----    ----    ----    ----     ----     ----
Net Cash Provided by Operating Activities            $ 1.3    ($0.4)  $ 0.9   $ 3.1   $ 1.3    $ 1.4    $ 1.5

Capital Expenditures:

  Reforestation                                       (0.3)    (0.3)   (0.1)   (0.1)   (0.1)    (0.1)    (0.1)
  Roads                                               (0.1)    (0.1)   (0.1)   (0.1)   (0.1)    (0.1)    (0.1)
  Other                                               (0.0)     0.0     0.0     0.0     0.0      0.0      0.0
                                                     -----     ----    ----    ----    ----     ----     ----
  Total CapEx                                         (0.4)    (0.4)   (0.2)   (0.1)   (0.1)    (0.1)    (0.1)
Timber (Payment for asset transfers, incl. Camp 9)   (30.0)     0.0     0.0     0.0     0.0      0.0      0.0
                                                     -----     ----    ----    ----    ----     ----     ----
Net Cash Used by Investing Activities                (30.4)    (0.4)   (0.2)   (0.1)   (0.1)    (0.1)    (0.1)

Distributions                                          0.0      0.0     0.0     0.0     0.0      0.0      0.0
Preferred Interest                                    (1.0)    (2.0)   (2.1)   (2.2)   (2.3)    (2.4)    (2.5)
Draw-down (Repayment) on the Revolver                  0.0      0.0     0.0     0.0     0.0      0.0      0.0
Increase/(Decrease) of Long Term Debt                 17.2      0.0     0.0     0.0     0.0      0.0      0.0
Change in Preferred Interest                          19.0      2.0     2.1     2.2     2.3      2.4      2.5
                                                     -----     ----    ----    ----    ----     ----     ----
Net Cash Used by Financing Activities                 35.2      0.0     0.0     0.0     0.0      0.0      0.0

Beginning Case Balance                                 0.4      6.6     5.9     6.6     9.6     10.8     12.1

Net Increase (Decrease) in Cash
   and Cash Equivalents                                6.2     (0.7)    0.8     3.0     1.2      1.3      1.4

Ending Cash Balance                                    6.6      5.9     6.6     9.6    10.8     12.1     13.4